   As filed with the Securities and Exchange Commission on February 11, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                --------------

                              AOL TIME WARNER INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                --------------
       Delaware                      7370                   13-4099534
   (State or other            (Primary Standard          (I.R.S. Employer
   jurisdiction of                Industrial          Identification Number)
   Incorporation or          Classification Code
    organization)                  Number)
                              75 Rockefeller Plaza
                            New York, New York 10019
                                 (212) 484-8000
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                                --------------
                                Gerald M. Levin
                            Chief Executive Officer
                              AOL Time Warner Inc.
                              75 Rockefeller Plaza
                            New York, New York 10019
                                 (212) 484-8000
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                --------------

                                   Copies to:

     Paul T. Cappuccio, Esq.    Jonathan L. Kravetz, Esq.   Richard I. Beattie, Esq.    Christopher P. Bogart, Esq.
     Sheila A. Clark, Esq.      Peter S. Lawrence, Esq.     Philip T. Ruegger III, Esq. Spencer B. Hays, Esq.
     Brenda C. Karickhoff, Esq. Michael L. Fantozzi, Esq.   Simpson Thacher             Thomas W. McEnerney, Esq.
     America Online, Inc.       Mintz, Levin, Cohn, Ferris, & Bartlett                  Time Warner Inc.
     22000 AOL Way              Glovsky and Popeo, P.C.     425 Lexington Avenue        75 Rockefeller Plaza
     Dulles, VA 20166           One Financial Center        New York, NY 10017          New York, NY 10019
     (703) 265-1000             Boston, MA 02111            (212) 455-2000              (212) 484-8000
                                (617) 542-6000
     Robert A. Kindler, Esq.
     Faiza J. Saeed, Esq.
     Cravath, Swaine & Moore
     Worldwide Plaza
     825 Eighth Avenue
     New York, NY 10019
     (212) 474-1000

                                --------------
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                                  Proposed
                                               Amount to           Maximum        Aggregate
            Title of each Class                    be          Offering Price      Offering          Amount of
       of Securities to be Registered        Registered (1)       Per Share       Price (2)     Registration Fee (2)
--------------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value per share..... 4,115,782,406(3)
Series LMCN-V common stock, $0.01 par value
 per share..................................   171,185,826
Series E preferred stock, $0.10 par value
 per share..................................     3,127,612     Not Applicable  $233,748,192,088    $61,709,522.71
Series F preferred stock, $0.10 par value
 per share..................................        15,766
Series I preferred stock, $0.10 par value
 per share..................................       700,000
Series J preferred stock, $0.10 par value
 per share..................................     1,608,708
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of each class or series of capital stock expected to be issued in connection with the transactions described herein.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f). The registration fee was calculated as follows:
  (i) with respect to the common stock, in accordance with Rule 457(f)(1), based on the average of the high and low sale prices for shares of common stock of each of America Online, Inc. and Time Warner Inc. on the New York Stock Exchange on February 7, 2000:
    (a) America Online common stock, 2,319,173,885 shares, multiplied by average price, $56.9375; plus
    (b) Time Warner common stock, 1,197,739,014 shares, multiplied by average price, $83.4688; and
  (ii) with respect to the series LMCN-V common stock and each of the series preferred stock, in accordance with Rule 457(f)(2), based on the book value per share on December 31, 1999 for the Time Warner series LMCN-V common stock and for each of the Time Warner series E, series F, series I and series J preferred stock:
    (a) Time Warner series LMCN-V Common Stock, 171,185,826 shares, multiplied by book value per share, $6.90; plus
    (b) Time Warner series E preferred stock, 3,127,612 shares, multiplied by book value per share, $100.00; plus
    (c) Time Warner series F preferred stock, 15,766 shares, multiplied by book value per share, $100.00; plus
    (d) Time Warner series I preferred stock, 700,000 shares, multiplied by book value per share, $100.00; plus
    (e) Time Warner series J preferred stock, 1,608,708 shares, multiplied by book value per share, $100.00.
(3) Plus (i) an indeterminate number of shares of series LMC common stock as may be issued to holders of series LMCN-V common stock upon conversion or exchange of their shares and (ii) an indeterminate number of shares of common stock as may be issued to holders of series LMC common stock, series LMCN-V common stock and preferred stock upon conversion or exchange of their shares.

                                --------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO]                                                                    [LOGO]
        To the stockholders of America Online, Inc. and Time Warner Inc.

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

   America Online and Time Warner have agreed to combine in a merger of equals. The new corporation will be named AOL Time Warner Inc. We are proposing the merger because we believe the combined strengths of our two companies will enable us to build the world's preeminent, fully integrated media and communications company. We believe that the merger will benefit the stockholders of both companies and we ask for your support in voting for the merger proposals at our special meetings.

   When the merger is completed:

  . America Online common stockholders will receive one share of AOL Time Warner common stock for each share they own;

  . Time Warner common stockholders will receive 1.5 shares of AOL Time Warner common stock for each share they own;

  . Time Warner series LMCN-V common stockholders will receive 1.5 shares of substantially identical AOL Time Warner series LMCN-V common stock for each share they own; and

  . Time Warner preferred stockholders will receive one share of a corresponding series of substantially identical AOL Time Warner preferred stock for each share of each series of Time Warner preferred stock they own, with appropriate adjustment to the voting rights and conversion ratio for each series.

   AOL Time Warner intends to apply to list its common stock on the New York Stock Exchange under the symbol "AOL."

   The boards of directors of both America Online and Time Warner have approved the merger and recommend that their respective stockholders vote FOR the merger proposals as described in the attached materials. Information about the merger is contained in this joint proxy statement-prospectus. We urge you to read this material, including the section describing risk factors relating to the merger that begins on page 23.

   The dates, times and places of the meetings are as follows:

For America Online stockholders:             For Time Warner stockholders:

   Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card or voting instructions or you may be able to submit your proxy or voting instructions by telephone or the Internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

   We strongly support this combination of our companies and join with our boards of directors in enthusiastically recommending that you vote in favor of the merger.

           Stephen M. Case                           Gerald M. Levin
Chairman and Chief Executive Officer      Chairman and Chief Executive Officer
        America Online, Inc.                        Time Warner Inc.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   This joint proxy statement-prospectus is dated [   ], 2000, and is first
being mailed to stockholders of America Online and Time Warner on or about
[   ], 2000.

                             ADDITIONAL INFORMATION

   This joint proxy statement-prospectus incorporates important business and financial information about America Online and Time Warner from other documents that are not included in or delivered with the joint proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement-prospectus by requesting them in writing or by telephone or over the Internet from the appropriate company at one of the following addresses:

     America Online, Inc.                        Time Warner Inc.
     Investor Relations                          Investor Relations
     22000 AOL Way                               75 Rockefeller Plaza
     Dulles, Virginia 20166                      New York, New York 10019
     (703) 265-2741                              (212) 484-6971
     email: AOL IR@aol.com                       email: investrequest@twi.com

   If you would like to request any documents, please do so by [     ], 2000 in
order to receive them before the special meetings.

   See "Where You Can Find More Information" that begins on page 127.

                             [AMERICA ONLINE LOGO]

                              AMERICA ONLINE, INC.
                                 22000 AOL Way
                             Dulles, Virginia 20166

            Notice of Special Meeting of America Online Stockholders
                                  [   ], 2000
                             [    ] at [ ]:00 A.M.

To the stockholders of America Online, Inc.:

   Notice is hereby given that a special meeting of stockholders of America
Online, Inc. will be held on [   ], 2000 at [ ]:00 a.m., local time, at
[               ] for the following purposes:

  1. To consider and vote upon a proposal to adopt a merger agreement between America Online and Time Warner pursuant to which America Online and Time Warner will each become a wholly owned subsidiary of a new holding company that will be named AOL Time Warner Inc. and each share of America Online common stock will be automatically converted into one share of AOL Time Warner common stock.

  2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

   These items of business are described in the attached joint proxy statement-prospectus. Holders of record of America Online common stock at the close of business on [ ], 2000, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

   Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card or you may be able to submit your proxy or voting instructions by telephone or the Internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

                                         By order of the board of directors of
                                         America Online, Inc.

                                         Sheila A. Clark
                                         Corporate Secretary

Dulles, Virginia
[      ], 2000

                               [TIME WARNER LOGO]

                                TIME WARNER INC.
                              75 Rockefeller Plaza
                               New York, NY 10019

             Notice of Special Meeting of Time Warner Stockholders
                                 [      ], 2000
                             [      ] at [   ] A.M.

To the stockholders of Time Warner Inc.:

   We will hold a special meeting of the stockholders of Time Warner Inc. on
[   ], 2000, at [  ] a.m., local time, at [            ], for the following
purposes:

  1. To consider and vote upon a proposal to adopt a merger agreement between America Online and Time Warner pursuant to which America Online and Time Warner will each become a wholly owned subsidiary of a new holding company that will be named AOL Time Warner Inc. and:

    . each share of Time Warner common stock will be automatically converted into 1.5 shares of AOL Time Warner common stock;

    . each share of Time Warner series LMCN-V common stock will be automatically converted into 1.5 shares of AOL Time Warner series LMCN-V common stock having terms substantially identical to those of the Time Warner series LMCN-V common stock; and

    . each share of each series of Time Warner preferred stock will be automatically converted into one share of a corresponding series of AOL Time Warner preferred stock having terms substantially identical to those of that series of Time Warner preferred stock, with appropriate adjustment to the voting rights and conversion ratio for each series.

  2. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

   These items of business are described in the attached joint proxy statement-prospectus. Holders of record of Time Warner common stock and Time Warner
preferred stock at the close of business on [    ], 2000, the record date, are
entitled to vote at the special meeting and any adjournments or postponements of the special meeting.

   Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card or you may be able to submit your proxy or voting instructions by telephone or the Internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank on how to vote, it will have the same effect as voting against the merger. You may not appoint more than three persons to act as your proxy.

   Under Delaware law, holders of the Time Warner series common stock and Time Warner preferred stock who submit a written demand for appraisal of their shares and who comply with the applicable statutory procedures under Delaware law (including, in the case of Time Warner preferred stockholders, not voting in favor of adoption of the merger agreement) will be entitled to appraisal rights and to receive payment in cash for the fair market value of their shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in the accompanying joint proxy statement-prospectus under the caption "The Merger-Appraisal Rights." In addition, the text of the applicable provisions of Delaware law is attached as Annex I to this joint proxy statement-prospectus.

                                          By Order of the Board of Directors,

                                          Christopher P. Bogart
                                          Secretary

New York, New York
[      ]  , 2000

                                 TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY OF THE JOINT PROXY STATEMENT-PROSPECTUS...........................   4
 The Companies............................................................   4
 The Structure of the Merger..............................................   7
 Recommendation of the Boards of Directors and Opinions of Financial
  Advisors................................................................   9
 Stockholder Approvals....................................................   9
 The Special Meetings.....................................................  10
 Board of Directors and Management Following the Merger...................  10
 Interests of Directors and Executive Officers in the Merger..............  10
 Treatment of Stock Options and Restricted Stock..........................  11
 Tax Consequences.........................................................  11
 Overview of the Merger Agreement.........................................  11
 Stock Option Agreements..................................................  13
 Voting Agreement.........................................................  13
 Market Price Information.................................................  13
 Selected Historical and Pro Forma Financial Data.........................  14
 Selected Historical Financial Data.......................................  14
 Ratio of Earnings to Combined Fixed Charges and Preferred Dividends......  15
 Time Warner Entertainment Group Selected Historical Financial Data.......  19
 Selected Unaudited Pro Forma Consolidated Financial Data.................  21
 Unaudited Comparative Per Share Information..............................  22
RISK FACTORS..............................................................  23
 The value of the shares of AOL Time Warner stock that you receive may be less than the value of your shares of America Online stock or Time
  Warner stock............................................................  23
 The combination of America Online and Time Warner to form an integrated media and communications company creates a new business model that the marketplace may have difficulty valuing.................................  23
 AOL Time Warner may fail to realize the anticipated benefits of the merger..................................................................  23

                                                                           Page
                                                                           ----
 Directors of America Online and Time Warner have potential conflicts of interest in recommending that you vote in favor of adoption of the merger agreement........................................................  24
 AOL Time Warner may be subject to adverse regulatory conditions .........  24
THE SPECIAL MEETINGS......................................................  25
 Joint Proxy Statement-Prospectus.........................................  25
 Date, Time and Place of the Special Meetings.............................  25
 Purpose of the Special Meetings..........................................  25
 Stockholder Record Date for the Special Meetings.........................  25
 Vote Required for Adoption of the Merger Agreement.......................  26
 Proxies..................................................................  27
 Voting Electronically or by Telephone....................................  27
 Solicitation of Proxies..................................................  28
THE MERGER................................................................  29
 Background of the Merger.................................................  29
 America Online's Reasons for the Merger..................................  31
 Time Warner's Reasons for the Merger.....................................  34
 Recommendation of America Online's Board of Directors....................  39
 Opinion of America Online's Financial Advisor............................  39
 Recommendation of Time Warner's Board of Directors.......................  47
 Opinion of Time Warner's Financial Advisor...............................  47
 Interests of Certain America Online Directors and Executive Officers in
  the Merger..............................................................  54
 Interests of Certain Time Warner Directors and Executive Officers in the
  Merger..................................................................  55
 Completion and Effectiveness of the Merger...............................  56
 Structure of the Merger and Conversion of America Online and Time Warner
  Stock...................................................................  56
 Exchange of Stock Certificates for AOL Time Warner Stock Certificates....  57
 Treatment of America Online and Time Warner Stock Options and Other
  Equity Based Awards.....................................................  58

                                                                          Page
                                                                          ----
 Effect of the Merger on Outstanding America Online Convertible Notes....  58
 Material United States Federal Income Tax Consequences of the Merger....  59
 Accounting Treatment of the Merger......................................  61
 Regulatory Matters......................................................  61
 Restrictions on Sales of Shares by Affiliates of America Online and Time
  Warner.................................................................  62
 New York Stock Exchange Listing of AOL Time Warner Common Stock to be
  Issued in the Merger...................................................  63
 Appraisal Rights........................................................  63
 Delisting and Deregistration of America Online and Time Warner Common
  Stock after the Merger.................................................  64
 Stockholder Lawsuits Challenging the Merger.............................  64
 The Merger Agreement....................................................  64
 AOL Time Warner Charter and By-laws.....................................  74
 Stock Option Agreements.................................................  74
 Voting Agreement........................................................  78
PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS....................  79
DESCRIPTION OF AOL TIME WARNER CAPITAL STOCK.............................  90
 Authorized Capital Stock................................................  90
 AOL Time Warner Common Stock............................................  91
 AOL Time Warner Series Common Stock.....................................  91
 Series LMCN-V Common Stock..............................................  94
 AOL Time Warner Preferred Stock.........................................  96
 Transfer Agent.......................................................... 103
 Anti-Takeover Considerations............................................ 103
COMPARISON OF RIGHTS OF AOL TIME WARNER STOCKHOLDERS, AMERICA ONLINE
 STOCKHOLDERS AND TIME WARNER STOCKHOLDERS............................... 104

                                                                            Page
                                                                            ----
 Capitalization............................................................ 104
 Voting Rights............................................................. 105
 Number and Election of Directors.......................................... 106
 Vacancies on the Board of Directors and Removal of Directors.............. 107
 Amendments to the Certificate of Incorporation............................ 107
 Amendments to Bylaws...................................................... 109
 Action by Written Consent................................................. 109
 Ability to Call Special Meetings.......................................... 110
 Notice of Stockholder Action.............................................. 110
 Limitation of Personal Liability of Directors and Officers................ 112
 Indemnification of Directors
  and Officers............................................................. 113
 Stockholders Rights Plans................................................. 115
 State Anti-Takeover Statutes.............................................. 119
 Fair Price Provisions..................................................... 119
MANAGEMENT OF AOL TIME WARNER AFTER THE MERGER............................. 122
 Board of Directors of AOL Time Warner..................................... 122
 Committees of the AOL Time Warner Board of Directors...................... 123
 Compensation of Directors................................................. 124
 Executive Officers of AOL Time Warner..................................... 124
 Compensation of Executive Officers........................................ 124
 Integration Committee..................................................... 124
BUSINESS RELATIONSHIPS BETWEEN AMERICA ONLINE AND
 TIME WARNER............................................................... 125
LEGAL MATTERS.............................................................. 126
EXPERTS.................................................................... 126
OTHER MATTERS.............................................................. 126
WHERE YOU CAN FIND MORE INFORMATION........................................ 127
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION........................... 129

ANNEX A--Agreement and Plan of Merger
ANNEX B--America Online Stock Option Agreement
ANNEX C--Time Warner Stock Option Agreement
ANNEX D--Voting Agreement
ANNEX E--Opinion of Salomon Smith Barney Inc.
ANNEX F--Opinion of Morgan Stanley & Co. Incorporated
ANNEX G--Restated Certificate of Incorporation of AOL Time Warner
ANNEX H--Restated By-laws of AOL Time Warner
ANNEX I--Section 262 of the Delaware General Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are America Online and Time Warner proposing the merger?

A: We are proposing the merger because we believe the combined strengths of our two companies will enable us to build the world's preeminent, fully integrated media and communications company. The merger will combine Time Warner's broad array of media, entertainment and news brands and its technologically advanced broadband delivery systems with America Online's extensive Internet franchises, technology and infrastructure to create a new company capable of enhancing consumers' access to the broadest selection of high-quality content and interactive services. By combining the leading interactive services and media companies, AOL Time Warner will create the potential for stronger operating and financial results than either company could achieve on its own.

Q: What will I receive in the merger?

A: Stockholders of America Online and Time Warner will receive the following in the merger:

  . America Online common stockholders will receive one share of AOL Time Warner common stock for each share they own;

  . Time Warner common stockholders will receive 1.5 shares of AOL Time Warner common stock for each share they own;

  . Time Warner series LMCN-V common stockholders will receive 1.5 shares of substantially identical AOL Time Warner series LMCN-V common stock for each share they own; and

  . Time Warner preferred stockholders will receive one share of a corresponding series of substantially identical AOL Time Warner preferred stock for each share of each series of Time Warner preferred stock they own, with appropriate adjustment to the voting rights and conversion ratio for each series.

Q: What stockholder approvals are needed?

A: For America Online, the affirmative vote of the holders of a majority of the outstanding shares of America Online's common stock is required to adopt the merger agreement.

   For Time Warner, the affirmative vote of a majority of the voting power of the outstanding shares of Time Warner's common stock and preferred stock, voting together as one group, is required to adopt the merger agreement.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement-prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope, or, if available, by submitting your proxy or voting instructions by telephone or through the Internet, as soon as possible so that your shares may be represented at your special meeting.

Q: What if I don't vote?

A: . If you fail to respond, it will have the same effect as a vote against the merger.

   . If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

   . If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of America Online or Time Warner, as appropriate, before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the special meeting and vote in person. If you submit your proxy or voting instructions electronically through the Internet or by telephone, you can change your vote by submitting a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your stock certificates for shares of AOL Time Warner. Please do not send in your stock certificates with your proxy.

Q: Who is the exchange agent for the merger?

A: [      ] is the exchange agent.

Q: Where will my shares of AOL Time Warner common stock be listed?

A: We intend to apply to list the AOL Time Warner common stock on the New York
   Stock Exchange under the symbol "AOL."

Q: Will I receive dividends on my AOL Time Warner shares?

A: AOL Time Warner does not currently intend to pay dividends on its common stock. AOL Time Warner will pay dividends on each series of its preferred stock in accordance with their terms.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the fall of 2000.

Q: Who can help answer my questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement-prospectus or the enclosed proxy card or voting instructions, you should contact:

  .  if you are an America Online stockholder:

     America Online, Inc.
     Investor Relations
     22000 AOL Way
     Dulles, VA 20166
     Telephone: (703) 265-2741
     e-mail: AOL IR@aol.com

  .  if you are a Time Warner stockholder:

     Time Warner Inc.
     Investor Relations
     75 Rockefeller Plaza
     New York, New York 10019
     Telephone: (212) 484-6971
     e-mail: investrequest@twi.com

                    [AMERICA ONLINE LOGO] [TIME WARNER LOGO]

                SUMMARY OF THE JOINT PROXY STATEMENT-PROSPECTUS

   This summary highlights selected information in the joint proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this joint proxy statement-prospectus, including the merger agreement, the stock option agreements and the voting agreement, which are attached as Annexes A, B, C and D, respectively. In addition, we incorporate by reference important business and financial information about America Online and Time Warner into this joint proxy statement-prospectus. You may obtain the information incorporated by reference into this joint proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 127 of this joint proxy statement-prospectus.

The Companies

America Online, Inc.
22000 AOL Way
Dulles, Virginia 20166-9323
(703) 265-1000
http://www.aol.com

   Founded in 1985, America Online is the world's leader in interactive services, Web brands, Internet technologies and electronic commerce services.

   America Online has two major lines of businesses organized into four product groups:

  . the Interactive Online Services business, comprised of the Interactive Services Group, the Interactive Properties Group and the AOL
     International Group; and

  .  the Enterprise Solutions business, comprised of the Netscape Enterprise
     Group.

   The product groups are described below.

The Interactive Services Group develops and operates branded interactive services, including:

  . the AOL service, a worldwide Internet online service with more than 21 million members;

  . the CompuServe service, a worldwide Internet online service with more than 2.5 million members;

  . the Netscape Netcenter, an Internet portal with more than 25 million registered users;

  .  the AOL.com Internet portal; and

  . the Netscape Communicator client software, including the Netscape Navigator browser.

   The Interactive Properties Group is built around branded properties that operate across multiple services and platforms, such as:

  . Digital City, Inc., the No. 1 branded local content network and community guide on the AOL service and the Internet;

  . ICQ, the world's leading communications portal that provides instant communications and chat technology;

  . MovieFone, Inc., the nation's No. 1 movie guide and ticketing service provided through an interactive telephone service and on the AOL service and the Internet; and

  .  Internet music brands Spinner.com, Winamp and SHOUTcast.

   The AOL International Group oversees the AOL and CompuServe services outside the United States, as well as the Netscape Online service in the United Kingdom.

   The Netscape Enterprise Group focuses on providing businesses with a range of software products, technical support, consulting and training services. These products and services enable businesses and users to share information, manage networks and facilitate electronic commerce.

   America Online also has a strategic alliance with Sun Microsystems, Inc., a leader in network computing products and services, to accelerate the growth of electronic commerce. Through the alliance, the two companies develop and market to business enterprises, client software and network application and server software for electronic commerce, extended communities and connectivity, including software based in part on the Netscape Enterprise Group code base, on Sun code and technology and on certain America Online services features.

   Recent Developments. On December 21, 1999, America Online and MapQuest.com, Inc. entered into a merger agreement pursuant to which MapQuest, a leader in online destination information solutions, will become a wholly owned subsidiary of America Online. The merger is subject to customary conditions, including regulatory consents and MapQuest stockholder approval, and is expected to be completed prior to the merger of America Online and Time Warner.

   America Online has been named as a defendant in several putative class action lawsuits. These lawsuits contend that consumers and competing Internet service providers have been injured because of the default selection features in AOL 5.0. These cases are at a preliminary stage, but America Online does not believe they have merit and intends to contest them vigorously.

Time Warner Inc.
75 Rockefeller Plaza
New York, New York 10019
(212) 484-8000
http://www.timewarner.com

   Time Warner is the world's leading media and entertainment company. Time Warner's principal business objective is to create and distribute branded information and entertainment throughout the world. Time Warner classifies its business interests into the following fundamental areas:

  . cable networks, consisting principally of interests in cable television programming, including WTBS Superstation, TNT, Cartoon Network, CNN News Group and Home Box Office;

  . publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing, including Time, People, Sports Illustrated, Warner Books and Time Life Inc.;

  . music, consisting principally of interests in recorded music and music publishing, including Warner Music Group and its labels Atlantic, Elektra, Rhino, Sire, Warner Bros. Records and Warner Music
     International;

  . filmed entertainment, consisting principally of interests in filmed entertainment, television production and television broadcasting, including Warner Bros., New Line Cinema and the WB Network;

  . cable, consisting principally of interests in cable television systems, including Time Warner Cable; and

  . digital media, consisting principally of interests in Internet-related and digital media businesses.

   Time Warner is a holding company that derives its operating income and cash flow from its investments in its subsidiaries, including Time Warner Entertainment Company, L.P., or "TWE," a limited partnership that owns a majority of Time Warner's interests in filmed entertainment and cable television systems and a portion of its interests in cable networks. Time Warner owns general and limited partnership interests in TWE consisting of 74.49% of the pro rata priority capital and residual equity capital, and 100% of the junior priority capital. The remaining 25.51% limited partnership interests in the pro rata priority capital and residual equity capital of TWE are held by a subsidiary of MediaOne Group, Inc. A significant portion of TWE's cable television systems are held by the Time Warner Entertainment-Advance/Newhouse Partnership, of which TWE is the managing partner and owns a 65% interest.

   Recent Developments. On January 24, 2000, Time Warner and EMI Group plc announced that they had signed definitive agreements to combine their recorded music and music publishing businesses into a global joint venture. The new company, Warner EMI Music, will be one of the world's leading music companies, with broad domestic and international holdings. The global joint venture will be owned equally by Time Warner and EMI Group. The eleven-member Warner EMI Music board of directors, controlled by Time Warner, will consist of six Time Warner designees and five EMI designees. The transaction is subject to certain conditions, including regulatory consents and EMI Group shareholder approval, and is expected to be completed by the end of 2000.

AOL Time Warner Inc.
75 Rockefeller Plaza
New York, New York 10019
(212) 484-8000
http://www.aoltimewarner.com

   AOL Time Warner is a newly formed corporation that has not, to date, conducted any activities other than those incident to its formation, the matters contemplated by the merger agreement and the preparation of this joint proxy statement-prospectus. Upon completion of the merger, America Online and Time Warner will each become a wholly owned subsidiary of AOL Time Warner. The business of AOL Time Warner will be the combined businesses currently conducted by America Online and Time Warner.

The Structure of the Merger (see page 56)

   To accomplish the combination of their businesses, America Online and Time Warner jointly formed a new company, AOL Time Warner, with two subsidiaries, America Online Merger Sub Inc. and Time Warner Merger Sub Inc. At the time the merger is completed:

  . America Online Merger Sub will be merged into America Online, and America Online will be the surviving corporation; and

  . Time Warner Merger Sub will be merged into Time Warner, and Time Warner will be the surviving corporation.

As a result, America Online and Time Warner will each become a wholly owned subsidiary of AOL Time Warner.

   The organization of the companies before and after the merger is illustrated below:
                                 [FLOW CHART]

                               BEFORE THE MERGER

                                        Holders of Time Warner:
      Holders of                          . Common Stock
    America Online                        . Series LMCN-V Common Stock
    Common Stock                          . Series E, F, I and J
                                            Preferred Stock

    America Online                             Time Warner

                                AOL Time Warner

                 America Online             Time Warner
                   Merger Sub                Merger Sub

                               AFTER THE MERGER

 Former Holders of   Former Holders of Former Holders of    Former Holders of
 Time Warner Series   America Online       Time Warner        of Time Warner
LMCN-
V Common Stock    Common Stock       Common Stock      Series E, F, I and J
    1 to 1.5             1 to 1            1 to 1.5       Preferred Stock 1 to 1
 conversion ratio    conversion ratio   conversion ratio      conversion ratio

AOL Time Warner Series           AOL Time Warner             AOL Time Warner
 LCMN-V Common Stock              Common Stock             Series E, F, I and J
                                                             Preferred Stock

                                AOL Time Warner

  America Online                                        Time Warner

Recommendation of the Boards of Directors and Opinions of Financial Advisors (see page 39)

   To America Online Stockholders: The America Online board of directors believes that the merger is fair to you and in your best interest and, with one member absent, unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement.

   To Time Warner Stockholders: The Time Warner board of directors believes that the merger is fair to you and in your best interest and unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement.

   Opinion of America Online's Financial Advisor. In deciding to approve the merger, the America Online board of directors considered the opinion of its financial advisor, Salomon Smith Barney Inc., that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the ratio to exchange Time Warner common stock for AOL Time Warner common stock is fair, from a financial point of view, to America Online. The full text of this opinion is attached as Annex E to this joint proxy statement-prospectus. America Online urges its stockholders to read the opinion of Salomon Smith Barney in its entirety.

   Opinion of Time Warner's Financial Advisor. In deciding to approve the merger, the Time Warner board of directors considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the ratio to exchange Time Warner common stock and series common stock for AOL Time Warner common stock and series common stock is fair, from a financial point of view, to the holders of Time Warner common stock and series common stock. The full text of this opinion is attached as Annex F to this joint proxy statement-prospectus. Time Warner urges its stockholders to read the opinion of Morgan Stanley in its entirety.

Stockholder Approvals (see page 26)

   Approval of America Online's Stockholders. The affirmative vote of the holders of a majority of the shares of America Online common stock outstanding as of the record date is required to adopt the merger agreement. As of the record date, America Online directors and executive officers and their affiliates owned approximately [ ]% of the outstanding shares.

   Approval of Time Warner's Stockholders. The affirmative vote of the holders of a majority of the voting power of the shares of Time Warner common stock and Time Warner preferred stock outstanding as of the record date, voting together as one group, is required to adopt the merger agreement. Time Warner common stockholders are entitled to one vote per share, and the Time Warner preferred stockholders are entitled to four votes per share. The holders of the Time Warner series LMCN-V common stock are not entitled to vote on the merger proposal. As of the record date, Time Warner directors and executive officers
and their affiliates (including R.E. Turner) owned approximately [   ] shares
of Time Warner common stock, which represented approximately [ ]% of the voting power of Time Warner capital stock entitled to vote at the Time Warner special meeting. Mr. Turner and his affiliates who are parties to the voting agreement with America Online have agreed to vote substantially all their shares of Time Warner common stock (which represent approximately [ ]% of the voting power of Time Warner capital stock entitled to vote at the Time Warner special meeting) in favor of the adoption of the merger agreement.

   Procedures for Voting Your Shares. Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. You may vote your shares by signing your proxy card and mailing it in the enclosed return envelope, or you may be able to submit your proxy or voting instructions by telephone or by the Internet. If you are a holder of record, you may vote in person at the special meeting. If you do not include instructions on how to vote your properly executed proxy card, your shares will be voted FOR adoption of the merger agreement. If your shares are held in an account at a brokerage firm or bank, your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. If you do not vote, it will have the same effect as voting against the merger.

   Procedure for Changing Your Vote. You can change your vote at any time before your proxy is voted at the special meeting of your company's stockholders. You can do this in one of three ways. First, you can send a written notice stating that you are revoking your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy for America Online shares to the Corporate Secretary of America Online at the address on page 27 and for Time Warner shares to the Corporate Secretary of Time Warner at the address on page 27. If your shares are held in an account at a brokerage firm or bank, you should contact your broker to change your vote. Third, if you are a holder of record, you can attend the special meeting of your company's stockholders and vote in person. To revoke a proxy previously submitted electronically through the Internet or by telephone, you may simply submit a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy will be revoked.

   Appraisal Rights. Under Delaware law, America Online stockholders and Time Warner common stockholders are not entitled to appraisal rights in connection with the merger. However, holders of the Time Warner series LMCN-V common stock and Time Warner preferred stock who submit a written demand for appraisal of their shares and who comply with the other applicable statutory procedures under Delaware law (including, in the case of Time Warner preferred stockholders, not voting in favor of adoption of the merger agreement) will be entitled to appraisal rights and to receive payment in cash for the fair market value of their shares as determined by the Delaware Chancery Court. For a more complete description of these appraisal rights, see "The Merger--Appraisal Rights."

The Special Meetings (see page 25)

   Special Meeting of America Online's Stockholders. The America Online special
meeting will be held at [   ] on [   ], 2000, starting at [  ] a.m., local
time.

   Special Meeting of Time Warner's Stockholders. The Time Warner special
meeting will be held at [   ] on [   ], 2000, starting at [   ] a.m., local
time.

Board of Directors and Management Following the Merger (see page 122)

   We have agreed that, initially, half of the 16 directors of AOL Time Warner will be selected by America Online, and half will be selected by Time Warner. We are required to maintain this equal membership for one year after the merger is completed.

   Stephen M. Case, Chairman and Chief Executive Officer of America Online, will become Chairman of the Board of AOL Time Warner. Gerald M. Levin, Chairman and Chief Executive Officer of Time Warner, will become Chief Executive Officer of AOL Time Warner. R. E. Turner, Vice Chairman of Time Warner, will become Vice Chairman of AOL Time Warner. Richard D. Parsons, President of Time Warner and Robert W. Pittman, President and Chief Operating Officer of America Online, will be Co-Chief Operating Officers of AOL Time Warner. J. Michael Kelly, Senior Vice President and Chief Financial Officer of America Online, will become Chief Financial Officer and Executive Vice President of AOL Time Warner. Messrs. Case, Levin, Turner, Parsons and Pittman will be members of the AOL Time Warner board of directors.

Interests of Directors and Executive Officers in the Merger (see page 54)

   Some of the directors and executive officers of America Online and Time Warner have interests in the merger that are different from, or are in addition to, the interests of their company's stockholders.

Treatment of Stock Options and Restricted Stock (see page 58)

   America Online. When the merger is completed, each outstanding America Online employee stock option will be converted into an option to purchase shares of AOL Time Warner common stock at an exercise price per share equal to the exercise price per share of America Online common stock subject to the option before the conversion. In addition, each outstanding restricted share of America Online common stock will be converted into one restricted share of AOL Time Warner common stock. As a result of the completion of the merger, substantially all America Online employee stock options and shares of restricted stock outstanding on January 10, 2000, by their terms, will vest and become exercisable or free of restrictions, as the case may be, upon the earliest to occur of (1) their normal vesting date, (2) the first anniversary of the completion of the merger and (3) the employee's termination without cause or constructive termination.

   Time Warner. When the merger is completed, each outstanding Time Warner stock option will be converted into an option to purchase the number of shares of AOL Time Warner common stock that is equal to the product of 1.5 multiplied by the number of shares of Time Warner common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Time Warner common stock subject to the option before the conversion divided by 1.5. In addition, each outstanding restricted share of Time Warner common stock will be converted into the number of restricted shares of AOL Time Warner common stock that is equal to the product of 1.5 multiplied by the shares of Time Warner common stock subject to the award. Each Time Warner stock option outstanding on January 9, 2000, by its terms, accelerated and became fully vested, and each share of restricted Time Warner common stock outstanding on that date, by its terms, became fully vested and free of restrictions.

Tax Consequences (see page 59)

   We have structured the merger so that America Online, Time Warner and their respective stockholders who exchange their shares for shares of AOL Time Warner capital stock will not recognize gain or loss for United States federal income tax purposes in connection with the merger, except for taxes payable because of cash received by Time Warner stockholders instead of fractional shares.

Overview of the Merger Agreement (see page 64)

   Conditions to the Completion of the Merger. Each of America Online's and Time Warner's obligation to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:

  . the merger agreement must be adopted by both the America Online and Time Warner stockholders;

  . no law, injunction or order preventing the completion of the merger may be in effect;

  . the applicable waiting period under U.S. antitrust laws must expire or be terminated;

  . we must obtain other regulatory approvals from domestic and foreign governmental entities;

  . the shares of AOL Time Warner common stock to be issued in the merger must have been approved for listing on the New York Stock Exchange;

  . we must have complied with our respective covenants in the merger agreement;

  . our respective representations and warranties in the merger agreement must be true and correct; and

  . we must each receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free exchange or reorganization.

   Termination of the Merger Agreement. America Online and Time Warner can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if:

  . the merger is not completed on or before May 31, 2001, so long as the failure to complete the merger is not the result of the failure by that company to fulfill any of its obligations under the merger agreement;

  .  government actions do not permit the completion of the merger;

  . either company's stockholders do not vote to adopt the merger agreement at a duly held meeting of that company's stockholders;

  . the board of directors or officers of the other company fail to take required actions as described on page 70; or

  . the other company breaches its representations, warranties or covenants in the merger agreement in a material way.

   Termination Fees. The merger agreement provides that in several circumstances, America Online or Time Warner may be required to pay termination fees to the other party as described on pages 70 and 71.

   "No Solicitation" Provisions. The merger agreement contains detailed provisions prohibiting America Online and Time Warner from seeking an alternative transaction. These "no solicitation" provisions prohibit America Online and Time Warner, as well as their officers, directors, subsidiaries and representatives, from taking any action to solicit an acquisition proposal as described on page 66. The merger agreement does not, however, prohibit either party or its respective board of directors from considering, and potentially recommending, an unsolicited bona fide written superior proposal from a third party as described on pages 67 and 68.

   Regulatory Matters. Under U.S. antitrust laws, we may not complete the merger until we have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the merger and filed the necessary report forms, and until a required waiting period has ended. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission.

   To complete the merger, we must also obtain the approval of the Federal Communications Commission, and a number of state and local authorities. The Federal Communications Commission and these state and local authorities have not completed their reviews of the merger.

   In addition, both America Online and Time Warner are required to make filings with or obtain approvals from the European Commission and other international regulatory authorities in connection with the merger, including regulatory authorities in Brazil, Canada and South Africa.

   We cannot assure you that we will obtain all regulatory approvals to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied.

   Accounting Treatment. We intend to account for the merger under the purchase method of accounting for business combinations.

   Completion and Effectiveness of the Merger. We will complete the merger when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when we file certificates of merger with the State of Delaware. We expect to complete the merger during the fall of 2000.

Stock Option Agreements (see page 74)

   Each of America Online and Time Warner has granted the other company an option to purchase up to 19.9% of its outstanding shares. An option becomes exercisable if the grantee becomes entitled to receive the larger of the two termination fees payable by the grantor of the option under the merger agreement as described on page 75. The grantee's profit under its stock option agreement is capped at the amount of the larger of the two termination fees payable by the grantor under the merger agreement.

Voting Agreement (see page 78)

   America Online has entered into a voting agreement with Mr. Turner and his affiliates who are parties to the agreement pursuant to which these Time Warner stockholders have agreed to vote substantially all their shares of Time Warner common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders owned shares representing approximately [ ]% of the voting power of Time Warner capital stock entitled to vote at the Time Warner special meeting.

Market Price Information

   Shares of each of America Online and Time Warner common stock are traded on the New York Stock Exchange. On January 7, 2000, the last trading day before the public announcement of the merger, America Online common stock closed at $73.75 per share and Time Warner common stock closed at $64.75 per share. Based on the Time Warner common stock exchange ratio, 1.5, the pro forma equivalent per share value of the Time Warner common stock on January 7, 2000 was equal to approximately $110.63 per share.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

   The following tables present (1) selected historical financial data of America Online, (2) selected historical financial data of Time Warner and (3) selected unaudited pro forma consolidated financial data of AOL Time Warner, which reflect the merger.

                                 AMERICA ONLINE

                       Selected Historical Financial Data

   The selected historical financial data of America Online have been derived from the audited historical consolidated financial statements and related notes of America Online for each of the years in the five-year period ended June 30, 1999 and the unaudited consolidated financial statements for the three months ended September 30, 1999 and 1998, and have been adjusted to reflect the two-for-one common stock split in November 1999. The historical data are only a summary, and you should read them in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports of America Online which have been incorporated by reference into this joint proxy statement-prospectus.

                            Three Months
                               Ended
                           September 30,         Year Ended June 30,
                           -------------- ------------------------------------
                            1999    1998   1999   1998    1997    1996   1995
                           ------- ------ ------ ------  ------  ------ ------
                                 (in millions, except per share data)
Statement of Operations
 Data:
  Revenues................ $ 1,467   $999 $4,777 $3,091  $2,197  $1,323 $  425
  Business segment
   operating income
   (loss)(1)..............     286     91    529    (63)   (446)     86    (34)
  Interest and other,
   net....................      37      5    638     30      10       5      3
  Net income (loss).......     184     76    762    (74)   (485)     35    (55)
  Net income (loss) per
   share
    Basic................. $  0.08 $ 0.04 $ 0.37 $(0.04) $(0.29) $ 0.02 $(0.05)
    Diluted............... $  0.07 $ 0.03 $ 0.30 $(0.04) $(0.29) $ 0.02 $(0.05)
  Average common shares:
    Basic.................   2,221  1,993  2,081  1,850   1,676   1,501  1,175
    Diluted...............   2,575  2,398  2,555  1,850   1,676   1,889  1,175

--------
(1) Business segment operating income (loss) reflects income (loss) from operations adjusted to exclude corporate related expenses.

                                                              June 30,
                                      September 30, ----------------------------
                                          1999      1999  1998  1997  1996  1995
                                      ------------- ----- ----- ----- ----- ----
                                                           (in millions)
Balance Sheet Data:
  Cash and equivalents...............    $1,330     $ 887 $ 677 $ 191 $ 177 $63
  Total assets.......................     6,502     5,348 2,874 1,501 1,271 459
  Debt due within one year...........        18         6     2     2     3   3
  Long-term debt.....................       346       358   372    52    22  21
  Stockholders' equity...............     3,849     3,033   996   610   707 242

   Significant Events Affecting America Online's Operating Trends. The comparability of America Online's operating results is affected by a number of significant and nonrecurring items recognized in some periods. In fiscal 1999, America Online incurred special charges of $95 million related to mergers and a restructuring, $25 million in transition costs and a net gain of $567 million related to the sale of investments in Excite, Inc. In fiscal 1998, America Online incurred special charges of $94 million for acquired in-process research and development, $17 million related to settlements and $75 million related to a merger and restructuring. In fiscal 1997, America Online incurred special charges of $385 million related to the write-off of previously capitalized deferred subscriber acquisition costs, $49 million related to a restructuring, $24 million for contract terminations, $24 million for a legal settlement and $9 million related to acquired in-process research and development. In fiscal 1996, America Online incurred special charges of $17 million for acquired in-process research and development, $8 million in merger related costs and $8 million for the settlement of a class action lawsuit. In fiscal 1995, America Online incurred special charges of $2 million for merger related costs and $50 million for acquired in-process research and development.

   To assess meaningfully underlying operating trends from period to period, America Online's management believes that the results of operations for each period should be analyzed after excluding the effects of these significant nonrecurring items. The following summary adjusts America Online's historical operating results to exclude the impact of these unusual items. However, unusual items may occur in any period. Accordingly, investors and other financial statement users should consider the types of events and transactions for which adjustments have been made.

                                       Three Months
                                           Ended
                                       September 30,    Year Ended June 30,
                                       -------------  ------------------------
                                        1999   1998   1999 1998 1997 1996 1995
                                       -------------  ---- ---- ---- ---- ----
                                                   (in millions)
Business segment operating income..... $   286   $91  $649 $123 $45  $111 $18
Earnings before interest, taxes,
 depreciation and amortization
 (EBITDA) (1).........................     342   134   866  265  95   131  22

--------
(1) EBITDA is defined as net income plus: (a) provision/(benefit) for income taxes, (b) interest, (c) depreciation and amortization and (d) special items. For the fiscal years ended on or before June 30, 1997, EBITDA does not add back the amortization of subscriber acquisition costs. America Online considers EBITDA to be an important indicator of the operational strength and performance of its business, including its ability to provide cash flows to service its debt and fund capital expenditures. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of America Online's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, this definition of EBITDA may not be comparable to similarly titled measures reported by other companies.

      Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

   The following table sets forth the ratio of earnings to combined fixed charges and preferred dividends for the three months ended September 30, 1999 and for each of the last five fiscal years.

                               Three Months Ended   Year Ended June 30,
                                 September 30,    ---------------------------
                                      1999        1999  1998  1997 1996  1995
                               ------------------ ----  ----  ---- ----  ----
Ratio of earnings to combined
 fixed charges and
 preferred dividends..........        7.14x       7.72x 0.25x --   5.06x --

   For purposes of computing the ratio of earnings to combined fixed charges and preferred dividends, earnings represent earnings from continuing operations before income taxes plus interest expense on indebtedness, amortization of debt discount and the portion of rent expense deemed representative of an interest factor. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discount and the portion of rent expense deemed representative of an interest factor. For the years ended June 30, 1997 and 1995, the deficiency of earnings to combined fixed charges and preferred dividends totaled $420 million and $36 million, respectively.

                                  TIME WARNER

                       Selected Historical Financial Data

   The selected historical financial data of Time Warner have been derived from the audited historical consolidated financial statements and related notes of Time Warner for each of the years in the five-year period ended December 31, 1998 and the unaudited consolidated financial statements for the nine months ended September 30, 1999 and 1998. The historical data are only a summary, and you should read them in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports of Time Warner which have been incorporated by reference into this joint proxy statement-prospectus.

   The selected historical financial data for the nine months ended September 30, 1999 reflect the consolidation of TWE and its related companies, retroactive to the beginning of 1999. We refer to TWE and its related companies as the "entertainment group." The selected historical financial data for all prior periods have not been changed. However, in order to enhance comparability, pro forma financial information for 1998 reflecting the consolidation of the entertainment group has been presented.

   The selected historical financial data for 1998 reflect (a) the transfer of cable television systems (or interests therein) serving approximately 650,000 subscribers that were formerly owned by subsidiaries of Time Warner to the TWE-Advance Newhouse Partnership, subject to approximately $1 billion of debt, in exchange for common and preferred interests in the partnership, as well as related transactions, which we refer to as the "TWE-A/N Transfers" and (b) the redemption of Time Warner's series M preferred stock at an aggregate cost of approximately $2.1 billion, using proceeds from the issuance of lower-cost debt.

   The selected historical financial data for 1996 reflect (a) the use of approximately $1.55 billion of net proceeds from the issuance of Time Warner's series M preferred stock to reduce outstanding indebtedness and (b) the acquisitions of Turner Broadcasting System, Inc. and Cablevision Industries Corporation and related companies, resulting in (i) the issuance of an aggregate 6.3 million shares of Time Warner preferred stock having a total liquidation preference of $633 million and 365.4 million shares of Time Warner common stock and (ii) the assumption or incurrence of approximately $4.8 billion of indebtedness.

   The selected historical financial information for 1995 reflect (a) Time Warner's acquisitions of KBLCOM Incorporated and Summit Communications Group, Inc. and (b) the exchange by Toshiba Corporation and ITOCHU Corporation of their direct and indirect interests in TWE, resulting in (i) the issuance of an aggregate 29.3 million shares of Time Warner preferred stock having a total liquidation preference of $2.926 billion and 5.2 million shares of Time Warner common stock and (ii) the assumption or incurrence of approximately $1.3 billion of indebtedness.

   Per common share amounts and average common shares have been restated to give effect to the two-for-one common stock split that occurred on December 15, 1998.

Statement of Operations Data:

                               Nine Months Ended
                                 September 30,                             Years Ended December 31,
                         ------------------------------ ---------------------------------------------------------------
                                     1998                1998
                            1999      Pro       1998      Pro       1998       1997       1996       1995       1994
                         Historical  Forma   Historical  Forma   Historical Historical Historical Historical Historical
                         ---------- -------  ---------- -------  ---------- ---------- ---------- ---------- ----------
                                                   (in millions, except per share amounts)
Revenues...............   $19,345   $18,977   $10,387   $26,244   $14,582    $13,294    $10,064     $8,067    $ 7,396
Business segment
 operating income......     3,931     2,093       869     3,132     1,496      1,271        966        697        713
Equity in pretax income
 of entertainment
 group.................       --        --        437       --        356        686        290        256        176
Interest and other,
 net...................    (1,387)   (1,410)     (877)   (2,122)   (1,180)    (1,044)    (1,174)      (877)      (724)
Income (loss) before
 extraordinary item....     1,112        78        78       168       168        301       (156)      (124)       (91)
Net income (loss)......     1,100        78        78       168       168        246       (191)      (166)       (91)
Net income (loss)
 applicable to common
 shares (after
 preferred dividends)..     1,055      (158)     (158)     (372)     (372)       (73)      (448)      (218)      (104)
Net income (loss) per
 share of common stock:
 Basic.................   $  0.84   $ (0.13)  $ (0.13)  $ (0.31)  $ (0.31)   $ (0.06)   $ (0.52)    $(0.28)   $ (0.14)
 Diluted...............   $  0.81   $ (0.13)  $ (0.13)  $ (0.31)  $ (0.31)   $ (0.06)   $ (0.52)    $(0.28)   $ (0.14)
Dividends..............   $ 0.135   $ 0.135   $ 0.135   $  0.18   $  0.18    $  0.18    $  0.18     $ 0.18    $ 0.175
Average common shares:
 Basic.................   1,260.5   1,184.0   1,184.0   1,194.7   1,194.7    1,135.4      862.4      767.6      757.8
 Diluted...............   1,400.4   1,184.0   1,184.0   1,194.7   1,194.7    1,135.4      862.4      767.6      757.8
EBITDA(1)..............   $ 5,784   $ 4,077   $ 1,753   $ 5,767   $ 2,674    $ 2,565    $ 1,954     $1,256    $ 1,150

--------
(1) EBITDA consists of business segment operating income (loss) before depreciation and amortization. Time Warner considers EBITDA to be an important indicator of the operational strength and performance of its businesses, including the ability to provide cash flows to service debt and fund capital expenditures. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of the performance of Time Warner, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, this definition of EBITDA may not be comparable to similarly titled measures reported by other companies.

   Significant Events Affecting Time Warner's Operating Trends. The comparability of Time Warner's operating results is affected by a number of significant and nonrecurring items recognized in some periods. For the nine months ended September 30, 1999, these items included (a) net pretax gains of approximately $1.248 billion relating to the sale or exchange of cable television systems and investments, (b) a net pretax gain of approximately $215 million from the early termination of a long-term video distribution agreement,
(c) a pretax gain of approximately $115 million relating to the initial public offering of a 20% interest in Time Warner Telecom, Inc. and (d) an extraordinary loss of approximately $12 million on the retirement of debt. For the full year 1998, significant and nonrecurring items included (a) net pretax gains of approximately $108 million relating to the sale or exchange of cable television systems and investments, (b) a pretax charge of approximately $210 million principally to reduce the carrying value of an interest in Primestar, Inc. and (c) a one-time increase in preferred dividend requirements of approximately $234 million relating to the premium paid in connection with Time Warner's redemption of its series M preferred stock. For 1997, significant and nonrecurring items included (a) net pretax gains of approximately $212 million relating to the sale or exchange of cable television systems and investments,
(b) a pretax gain of approximately $200 million relating to the disposal of an interest in Hasbro, Inc. and the related redemption of certain mandatorily redeemable preferred securities of a subsidiary, (c) a pretax gain of approximately $250 million relating to the sale of an interest in E! Entertainment Television, Inc. and (d) an extraordinary loss of approximately $55 million on the retirement of debt. For 1996, significant and nonrecurring items included an extraordinary loss of approximately $35 million on the retirement of debt. For 1995, significant and nonrecurring items included (a) pretax losses of approximately $85 million relating to certain businesses and joint ventures owned by Time Warner's music division that were either restructured or closed and (b) an extraordinary loss of approximately $42 million on the retirement of debt.

   To assess meaningfully underlying operating trends from period to period, Time Warner's management believes that the results of operations for each period should be analyzed after excluding the effects of these significant nonrecurring items. The following summary adjusts Time Warner's historical operating results to exclude the impact of these unusual items. However, unusual items may occur in any period. Accordingly, investors and other financial statement users individually should consider the types of events and transactions for which adjustments have been made.

                              Nine Months Ended
                                September 30,                           Years Ended December 31,
                         ---------------------------- -------------------------------------------------------------
                                     1998              1998
                            1999     Pro      1998     Pro      1998       1997       1996       1995       1994
                         Historical Forma  Historical Forma  Historical Historical Historical Historical Historical
                         ---------- ------ ---------- ------ ---------- ---------- ---------- ---------- ----------
                                                  (in millions, except per share amounts)
Business segment
 operating income.......   $2,468   $2,003   $ 869    $3,024   $1,478     $1,259     $ 966      $ 782      $ 713
EBITDA..................    4,321    3,987   1,753     5,659    2,656      2,553     1,954      1,341      1,150

Balance Sheet Data:

                                                                  December 31,
                          September 30, ----------------------------------------------------------------
                              1999        1998       1998       1997       1996       1995       1994
                           Historical   Pro Forma Historical Historical Historical Historical Historical
                          ------------- --------- ---------- ---------- ---------- ---------- ----------
                                                          (in millions)
Cash and equivalents....     $   645     $   529   $   442    $   645    $   514    $ 1,185    $   282
Total assets............      48,432      47,951    31,640     34,163     35,064     22,132     16,716
Debt due within one
 year...................          26          25        19          8         11         34        355
Long-term debt and other
 obligations(/1/).......      19,617      19,190    12,395     12,941     14,150     10,856      8,839
Series M preferred
 stock..................         --          --        --       1,857      1,672        --         --
Shareholders' equity:
 Preferred stock
  liquidation
  preference............         840       2,260     2,260      3,539      3,559      2,994        140
 Equity applicable to
  common stock..........       7,946       6,592     6,592      5,817      5,943        673      1,008
 Total shareholders'
  equity................       8,786       8,852     8,852      9,356      9,502      3,667      1,148
 Total capitalization...      28,429      28,067    21,266     24,162     25,335     14,557     10,342

--------
(1) Long-term debt and other obligations include borrowings against future stock option proceeds and mandatorily redeemable preferred securities of subsidiaries.

                        TIME WARNER ENTERTAINMENT GROUP

                       Selected Historical Financial Data

   Since 1993, the entertainment group had not been consolidated by Time Warner for financial reporting purposes because a subsidiary of MediaOne Group, which is a limited partner of TWE, had rights that allowed it to participate in the management of TWE's businesses. However, in August 1999, MediaOne's management rights over TWE terminated. As a result, retroactive to the beginning of 1999, the entertainment group has been consolidated by Time Warner.

   The selected financial data of the entertainment group have been derived from and should be read in conjunction with the Time Warner selected financial information previously presented, the consolidated financial statements and other financial data of TWE contained in Time Warner's Annual Report on Form 10-K for the year ended December 31, 1998 and with the unaudited consolidated condensed financial statements and other financial information of TWE contained in Time Warner's Quarterly Report on Form 10-Q for the quarter ended
September 30, 1999. The historical financial information is only a summary and you should read it in conjunction with the historical financial statements of Time Warner and TWE, which have been incorporated by reference in this joint proxy statement-prospectus.

   The selected historical financial data for 1998 reflect (a) the TWE-A/N Transfers effective as of January 1, 1998, (b) the transfer of Time Warner Cable's direct broadcast satellite operations to Primestar, Inc. effective as of April 1, 1998, (c) the formation of the Road Runner joint venture to operate and expand Time Warner Cable's and MediaOne's existing high-speed online businesses, effective as of June 30, 1998, (d) the reorganization of Time Warner Cable's business telephony operations into a separate entity now named Time Warner Telecom Inc., effective as of July 1, 1998 and (e) the formation of a joint venture in Texas that owns cable television systems serving approximately 1.1 million subscribers, effective as of December 31, 1998. The selected historical financial data for 1995 reflects (a) formation of the TWE-Advance Newhouse Partnership, effective as of April 1, 1995, (b) the consolidation of Paragon Communications, effective as of July 6, 1995 and (c) the deconsolidation of Six Flags Entertainment Corporation resulting from the disposition by TWE of a 51% interest in Six Flags, effective as of June 23, 1995.

Statement of Operations Data:

                         Nine Months Ended
                           September 30,           Years Ended December 31,
                         ------------------  -----------------------------------------
                           1999      1998     1998     1997     1996     1995    1994
                         --------  --------  -------  -------  -------  ------  ------
                                              (in millions)
Revenues................ $  9,468  $  8,987  $12,256  $11,328  $10,861  $9,629  $8,509
Business segment
 operating income.......    2,726     1,294    1,724    1,461    1,090     992     852
Interest and other,
 net....................     (577)     (550)    (965)    (357)    (524)   (539)   (616)
Income before
 extraordinary item.....    1,640       437      331      642      220     170     136
Net income..............    1,640       437      331      619      220     146     136
EBITDA(1)...............    3,724     2,379    3,160    2,847    2,334   2,052   1,811

--------
(1) EBITDA consists of business segment operating income (loss) before depreciation and amortization. Time Warner considers EBITDA to be an important indicator of the operational strength and performance of its businesses, including the ability to provide cash flows to service debt and fund capital expenditures. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of the performance of Time Warner, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, this definition of EBITDA may not be comparable to similarly titled measures reported by other companies.

  Significant Events Affecting the Time Warner Entertainment Group's Operating Trends. The comparability of the entertainment group's operating results is affected by certain significant and nonrecurring items recognized in certain periods. For 1999, these items included (a) net pretax gains of approximately $1.118 billion relating to the sale or exchange of cable television systems and investments and (b) a net pretax gain of approximately $215 million from the early termination of a long-term video distribution agreement. For 1998, significant and nonrecurring items included (a) net pretax gains of approximately $90 million relating to the sale or exchange of cable television systems and investments and (b) a pretax charge of approximately $210 million principally to reduce the carrying value of an interest in Primestar. For 1997, significant and nonrecurring items included (a) net pretax gains of approximately $200 million relating to the sale or exchange of cable television systems and investments, (b) a pretax gain of approximately $250 million relating to the sale of an interest in E! Entertainment Television, Inc. and
(c) an extraordinary loss of approximately $23 million on the retirement of debt. For 1995, significant and nonrecurring items included an extraordinary loss of approximately $24 million on the retirement of debt.

   To assess meaningfully underlying operating trends from period to period, Time Warner's management believes that the results of operations for each period should be analyzed after excluding the effects of these significant nonrecurring items. The following summary adjusts the entertainment group's historical operating results to exclude the impact of these unusual items. However, unusual items may occur in any period. Accordingly, investors and other financial statement users individually should consider the types of events and transactions for which adjustments have been made.

                            Nine Months Ended
                              September 30,       Years Ended December 31,
                            ----------------- --------------------------------
                              1999     1998    1998   1997   1996  1995  1994
                            -------- -------- ------ ------ ------ ----- -----
                                              (in millions)
Business segment operating
 income.................... $  1,393 $  1,204 $1,634 $1,261 $1,090 $ 992 $ 852
EBITDA.....................    2,391    2,289  3,070  2,647  2,334 2,052 1,811



Balance Sheet Data:

                           September 30,               December 31,
                          --------------- ---------------------------------------
                           1999    1998    1998    1997    1996    1995    1994
                          ------- ------- ------- ------- ------- ------- -------
                                               (in millions)
Cash and equivalents....  $   235 $   125 $    87 $   322 $   216 $   209 $ 1,071
Total assets............   23,228  22,417  22,241  20,739  20,027  18,960  18,992
Debt due within one
 year...................        6       7       6       8       7      47      32
Long-term debt and other
 obligations(1).........    6,725   7,656   6,795   6,223   5,676   6,137   7,160
Time Warner General
 Partners' Senior
 Capital................      --      591     603   1,118   1,543   1,426   1,663
Partners' capital.......    6,342   5,854   5,210   6,430   6,681   6,576   6,491

--------
(1) Long-term debt and other obligations include preferred stock of a subsidiary.

                                AOL TIME WARNER

            Selected Unaudited Pro Forma Consolidated Financial Data

   The selected unaudited pro forma consolidated financial data of AOL Time Warner have been derived from the unaudited pro forma consolidated condensed financial statements included elsewhere in this joint proxy statement-prospectus. Because America Online and Time Warner have different fiscal years, and the combined company will adopt the calendar year-end of Time Warner, pro forma operating results are presented on two different bases: (1) a June 30 fiscal-year basis, which is consistent with America Online's historical fiscal year-end and (2) a December 31 calendar-year basis, which is consistent with both Time Warner's historical fiscal year-end and that of AOL Time Warner going forward. Management believes that it is meaningful to present pro forma financial information based on the calendar year-end of the combined company to facilitate an analysis of the pro forma effects of the merger.

                               Three Months    Year     Nine Months      Year
                                   Ended      Ended        Ended        Ended
                               September 30, June 30,  September 30, December 31,
                                   1999        1999        1999          1998
                               ------------- --------  ------------- ------------
                                    (in millions, except per share amounts)
Statement of Operations Data:
 Revenues....................    $  8,190    $31,259      $23,442      $30,091
  Amortization of goodwill
   and other intangible
   assets....................      (2,115)    (8,457)      (6,326)      (8,480)
  Business segment operating
   loss......................        (203)    (2,142)        (812)      (3,799)
  Interest and other, net....        (453)    (1,479)        (733)      (2,081)
  Loss before extraordinary
   item......................        (831)    (3,959)      (2,320)      (5,294)
  Loss before extraordinary
   item per basic
   and diluted share.........    $  (0.20)   $ (1.11)     $ (0.58)     $ (1.56)
  Average common shares......       4,154      3,928        4,057        3,744
  EBITDA(1)(2) ..............    $  2,293    $ 7,778      $ 6,606      $ 6,180

--------
(1)  EBITDA consists of business segment operating income (loss) before depreciation and amortization. AOL Time Warner considers EBITDA to be an important indicator of the operational strength and performance of its businesses, including the ability to provide cash flows to service debt and fund capital expenditures. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of the performance of AOL Time Warner, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, this definition of EBITDA may not be comparable to similarly titled measures reported by other companies.

(2) EBITDA includes a number of significant and nonrecurring items. The aggregate effect of those items for each period, as well as the adjusted
     EBITDA excluding such amounts, is as follows:

 Increase (decrease) in
  EBITDA.....................    $    477    $   890      $ 1,345      $   (39)
                                 ========    =======      =======      =======
 Adjusted EBITDA.............    $  1,816    $ 6,888      $ 5,261      $ 6,219
                                 ========    =======      =======      =======



   See "Selected Historical Financial Data" elsewhere herein for further reference.



                               September 30,
                                   1999
                               -------------
                               (in millions)
Balance Sheet Data:
  Cash and equivalents.......    $  1,975
  Total assets...............     230,399
  Long-term debt and other
   obligations(3)............      19,963
  Shareholders' equity.......     152,824

--------
(3) Includes $1.230 billion of borrowings against future stock option proceeds and $575 million of mandatorily redeemable preferred securities of subsidiaries.

                  UNAUDITED COMPARATIVE PER SHARE INFORMATION

   We present below per common share data regarding the income, cash dividends declared and book value of America Online and Time Warner on both historical and unaudited pro forma consolidated bases and on a per share equivalent unaudited pro forma basis for Time Warner. We have derived the unaudited pro forma consolidated per share information from the unaudited pro forma consolidated condensed financial statements presented elsewhere in this joint proxy statement-prospectus. Because America Online and Time Warner have different fiscal years, and the combined company will adopt the calendar year-end of Time Warner, pro forma per share data are presented on two different bases: (1) a June 30 fiscal-year basis, which is consistent with America Online's historical fiscal year-end and (2) a December 31 calendar-year basis, which is consistent with both Time Warner's historical fiscal year-end and that of AOL Time Warner going forward. Management believes that it is meaningful to present pro forma financial information based on the calendar year-end of the combined company to facilitate an analysis of the pro forma effects of the merger. You should read the information below in conjunction with the financial statements and accompanying notes of America Online and Time Warner that are incorporated by reference in this joint proxy statement-prospectus and with the unaudited pro forma consolidated information included under "Pro Forma Consolidated Condensed Financial Statements."

                                                              As of and for the
                         As of and for the  As of and for the Nine Months Ended As of and for the
                         Three Months Ended  Year Ended June    September 30,      Year Ended
                         September 30, 1999     30, 1999            1999        December 31, 1998
                         ------------------ ----------------- ----------------- -----------------
America Online
 Historical:
 Net income per common
  share:
  Basic.................       $ 0.08            $ 0.37               --                --
  Diluted...............         0.07              0.30               --                --
 Cash dividends declared
  per common share......          --                --                --                --
 Book value per common
  share.................         1.72              1.38               --                --
Time Warner Historical:
 Income (loss) per
  common share before
  extraordinary item:
  Basic.................          --                --             $ 0.85            $(0.31)
  Diluted...............          --                --               0.82             (0.31)
 Cash dividends declared
  per common share......          --                --              0.135              0.18
 Book value per common
  share.................          --                --               6.18              5.35
AOL Time Warner--Pro
 Forma Combined:
 Loss per common share
  before extraordinary
  item..................       $(0.20)           $(1.11)           $(0.58)           $(1.56)
 Cash dividends declared
  per common share(1)...          --                --                --                --
 Book value per common
  share.................        36.50               --              36.50               --
Time Warner Per Share
 Equivalent Pro Forma:
 Loss per common share
  before extraordinary
  item..................       $(0.30)           $(1.67)           $(0.87)           $(2.34)
 Cash dividends declared
  per common share(1)...          --                --                --                --
 Book value per common
  share.................        54.75               --              54.75               --

--------
(1) AOL Time Warner does not currently intend to pay dividends on its common stock.

   The Time Warner per share equivalent pro forma data are calculated by multiplying the AOL Time Warner per share amounts by 1.5, the exchange ratio to AOL Time Warner common stock. The America Online per share equivalents remain unchanged, as the exchange ratio to AOL Time Warner common stock is one to one.

                                  RISK FACTORS

   In addition to the other information contained in or incorporated by reference into this joint proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

The value of the shares of AOL Time Warner stock that you receive may be less than the value of your shares of America Online stock or Time Warner stock.

   Upon completion of the merger, all shares of America Online common stock and Time Warner common stock will be automatically converted into shares of AOL Time Warner common stock. Similarly, all shares of Time Warner LMCN-V series common stock will be automatically converted into shares of LMCN-V series common stock of AOL Time Warner and all shares of Time Warner preferred stock will be automatically converted into shares of a corresponding series of AOL Time Warner preferred stock. The ratios on which the shares will be converted are fixed, and there will be no adjustment for changes in the market price of either America Online common stock or Time Warner common stock. Neither party is permitted to "walk away" from the merger or resolicit the vote of its stockholders solely because of changes in the market price of either party's common stock. America Online common stock has historically experienced significant volatility. Stock price changes may result from a variety of factors that are beyond the control of America Online and Time Warner, including changes in their businesses, operations and prospects, regulatory considerations and general market and economic conditions.

   The market value of the shares of AOL Time Warner stock that will be received in exchange for shares of America Online common stock and shares of Time Warner stock in the merger will not be known at the time stockholders of America Online and stockholders of Time Warner vote on the adoption of the merger agreement, because the shares of AOL Time Warner common stock will not trade publicly until the completion of the merger. Shares of America Online common stock and shares of Time Warner common stock may have a greater market value than the shares of AOL Time Warner common stock for which they are exchanged.

The combination of America Online and Time Warner to form an integrated media and communications company creates a new business model that the marketplace may have difficulty valuing.

   The market value of shares of common stock generally reflects a "multiple" of selected measures of financial performance, such as operating profits or earnings per share. The market price of shares of common stock of Internet companies, such as America Online, typically reflects a higher multiple of the underlying measures of financial performance than does the market price of shares of common stock of media companies, such as Time Warner. The multiple for shares of AOL Time Warner common stock may be similar to the multiple for shares of America Online common stock, or it may be similar to the multiple for shares of Time Warner common stock, or it may reflect a "blending" of the two. AOL Time Warner will be the first global, fully integrated media and communications company, and financial analysts and investors may have difficulty identifying and applying measures of financial performance that reflect the value of the combined company. As a result, shares of AOL Time Warner common stock may not achieve a valuation in the public trading market that fully reflects the true value of the combined company, including its synergies and benefits.

AOL Time Warner may fail to realize the anticipated benefits of the merger.

   The success of the merger will depend, in part, on the ability of AOL Time Warner to realize the anticipated growth opportunities and synergies from combining the businesses of America Online with the businesses of Time Warner. To realize the anticipated benefits of this combination, members of the management team of AOL Time Warner must develop strategies and implement a business plan that will:

  . effectively combine Time Warner's media, entertainment and news brands and its broadband delivery systems with America Online's interactive services, technology and infrastructure;

  . successfully use the anticipated opportunities for cross-promotion and sales of the products and services of Time Warner and America Online and for increasing revenues from advertising and e-commerce;

  . effectively and efficiently integrate the policies, procedures and operations of America Online and Time Warner;

  . successfully retain and attract key employees of the combined company, including operating management and key technical personnel, during a period of transition and in light of the competitive employment market; and

  . while integrating the combined company's operations, maintain adequate focus on the core businesses of AOL Time Warner in order to take advantage of competitive opportunities and to respond to competitive challenges.

   If members of the management team of AOL Time Warner are not able to develop strategies and implement a business plan that achieves these objectives, the anticipated benefits of the merger may not be realized. In particular, anticipated growth in revenue, earnings before interest, taxes and amortization, or "EBITA," earnings before interest, taxes, depreciation and amortization, or "EBITDA," and cash flow may not be realized, which would have an adverse impact on AOL Time Warner and the market price of shares of AOL Time Warner common stock.

Directors of America Online and Time Warner have potential conflicts of interest in recommending that you vote in favor of adoption of the merger agreement.

   A number of directors of America Online and a number of directors of Time Warner who recommend that you vote in favor of the adoption of the merger agreement have employment or severance agreements or benefit arrangements that provide them with interests in the merger that differ from yours. Following completion of the merger, Stephen M. Case, Chairman and Chief Executive Officer of America Online, will serve as Chairman of the Board of AOL Time Warner, and Robert W. Pittman, President and Chief Operating Officer of America Online, will serve as Co-Chief Operating Officer of AOL Time Warner. In addition, Gerald M. Levin, Chairman and Chief Executive Officer of Time Warner, will serve as Chief Executive Officer of AOL Time Warner, Richard D. Parsons, President of Time Warner, will serve as Co-Chief Operating Officer of AOL Time Warner and R.E. Turner, Vice Chairman of Time Warner will serve as Vice Chairman of AOL Time Warner.

   The receipt of compensation or other benefits in the merger (including the vesting of stock options and restricted stock), or the continuation of indemnification arrangements for current directors of America Online and Time Warner following completion of the merger, may influence these directors in making their recommendation that you vote in favor of the adoption of the merger agreement.

AOL Time Warner may be subject to adverse regulatory conditions.

   Before the merger may be completed, various approvals must be obtained from or notifications submitted to, among others, competition authorities in the United States and abroad, the Federal Communications Commission, and numerous state and local authorities. Many of these governmental entities from whom approvals are required may attempt to condition their approval of the merger, or of the transfer to the combined company of licenses and other entitlements, on the imposition of certain regulatory conditions that may have the effect of imposing additional costs on AOL Time Warner or of limiting AOL Time Warner's revenues. In addition, the regulatory environment in which AOL Time Warner's businesses will operate is complex and subject to change, and adverse changes in that environment could have either of these adverse effects.

                              THE SPECIAL MEETINGS

Joint Proxy Statement-Prospectus

   This joint proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by each of America Online's and Time Warner's board of directors in connection with the proposed merger.

   This joint proxy statement-prospectus is first being furnished to
stockholders of America Online and Time Warner on or about [     ], 2000.

Date, Time and Place of the Special Meetings

   The special meetings are scheduled to be held as follows:

    For America Online stockholders:          For Time Warner stockholders:


             [      ], 2000                          [      ], 2000
         [  ] a.m., local time                    [  ] a.m., local time


         [__________]                                  [__________]

Purpose of the Special Meetings

   The special meetings are being held so that stockholders of each of America Online and Time Warner may consider and vote upon a proposal to adopt a merger agreement between America Online and Time Warner pursuant to which America Online and Time Warner will each become a wholly owned subsidiary of AOL Time Warner, and to transact any other business that properly comes before the special meetings or any adjournment or postponement of the special meetings. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

   If the stockholders of America Online and Time Warner adopt the merger agreement, upon completion of the merger:

  . each outstanding share of America Online common stock will be automatically converted into one share of AOL Time Warner common stock;

  . each outstanding share of Time Warner common stock will be automatically converted into 1.5 shares of AOL Time Warner common stock;

  . each outstanding share of Time Warner series LMCN-V common stock will be automatically converted into 1.5 shares of AOL Time Warner series LMCN-V common stock having terms substantially identical to those of the Time Warner series LMCN-V common stock; and

  . each outstanding share of each series of Time Warner preferred stock will be automatically converted into one share of a corresponding series of AOL Time Warner preferred stock having terms substantially identical to those of that series of Time Warner preferred stock, except that the voting rights and conversion ratio of the AOL Time Warner preferred stock will be adjusted to reflect the 1.5 conversion ratio between shares of Time Warner common stock and shares of AOL Time Warner common stock.

Stockholder Record Date for the Special Meetings

   America Online. America Online's board of directors has fixed the close of
business on [     ], 2000 as the record date for determination of America
Online stockholders entitled to notice of and to vote at the special meeting.
On the record date, there were [   ] shares of America Online common stock
outstanding, held by approximately [   ] holders of record.

   Time Warner. Time Warner's board of directors has fixed the close of
business on [   ], 2000 as the record date for determination of Time Warner stockholders entitled to notice of and to vote at the Time Warner special meeting. On the record date, there were:

  . [ ] shares of Time Warner common stock outstanding, held by approximately [ ] holders of record;

  . [ ] shares of Time Warner series E preferred stock outstanding, held by [ ] holders of record;

  . [ ] shares of Time Warner series F preferred stock outstanding, held by [ ] holders of record;

  . [ ] shares of Time Warner series I preferred stock outstanding, held by [ ] holders of record; and

  . [ ] shares of Time Warner series J preferred stock outstanding, held by [ ] holders of record.

Vote Required for Adoption of the Merger Agreement

   America Online. A majority of the outstanding shares of America Online common stock must be represented, either in person or by proxy, to constitute a quorum at the America Online special meeting. The affirmative vote of the holders of a majority of the outstanding shares of America Online's common stock outstanding as of the record date is required to adopt the merger agreement.

   As of the record date, America Online directors and executive officers and
their affiliates owned approximately [   ]% of the outstanding shares of
America Online common stock.

   Time Warner. A majority of the votes entitled to be cast at the Time Warner special meeting must be represented, either in person or by proxy, to constitute a quorum at the Time Warner special meeting. The affirmative vote of the holders of a majority of the voting power of shares of Time Warner common stock, Time Warner series E preferred stock, Time Warner series F preferred stock, Time Warner series I preferred stock and Time Warner series J preferred stock outstanding as of the record date, voting together as one group, is required to adopt the merger agreement. At the Time Warner special meeting:

  . each share of Time Warner common stock is entitled to one vote on all matters properly submitted to the Time Warner stockholders; and

  . each share of Time Warner series E preferred stock, Time Warner series F preferred stock, Time Warner series I preferred stock and Time Warner series J preferred stock is entitled to four votes on all matters properly submitted to the Time Warner stockholders.

   The holders of the Time Warner series LMCN-V common stock are not entitled to vote on the merger proposal.

   As of the record date, Time Warner directors and executive officers and their affiliates (including Mr. Turner) owned approximately [ ]% of the voting power of Time Warner capital stock entitled to vote at the Time Warner special meeting. Mr. Turner and his affiliates who are parties to the voting agreement with America Online have agreed to vote substantially all their shares of Time Warner common stock (which represent approximately [ ]% of the voting power of Time Warner capital stock entitled to vote at the Time Warner special meeting) in favor of the adoption of the merger agreement.

Proxies

   All shares of America Online common stock represented by properly executed proxies or voting instructions received before or at the America Online special meeting and all shares of Time Warner common stock and preferred stock represented by properly executed proxies or voting instructions received before or at the Time Warner special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card or voting instructions, the shares will be voted FOR adoption of the merger agreement. You are urged to mark the box on the proxy card to indicate how to vote your shares. A Time Warner stockholder of record may not appoint more than three persons to act as his or her proxy at the Time Warner special meeting.

   If a properly executed proxy card or voting instruction is returned and the stockholder has abstained from voting on adoption of the merger agreement, the America Online common stock or Time Warner common stock or preferred stock represented by the proxy or voting instructions will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

   Because adoption of the merger agreement requires, in the case of America Online, the affirmative vote of at least a majority of the shares of America Online's common stock outstanding on the record date and, in the case of Time Warner, the affirmative vote of the holders of a majority of the voting power of the shares of Time Warner common stock and Time Warner preferred stock outstanding on the record date, voting together as one group, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

   Neither America Online nor Time Warner expects that any matter other than adoption of the merger agreement will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

   A stockholder may revoke his or her proxy at any time before it is voted by:

  . notifying in writing the Corporate Secretary of America Online, Inc. at 22000 AOL Way, Dulles, Virginia 20166, if you are an America Online stockholder, or the Secretary of Time Warner Inc. at 75 Rockefeller Plaza, New York, New York 10019, if you are a Time Warner stockholder;

  .  granting a subsequently dated proxy; or

  . appearing in person and voting at the special meeting if you are a holder of record.

   Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Voting Electronically or by Telephone

   Instead of submitting your vote by mail on the enclosed proxy card or voting instructions, many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in your company's stock records in your name or in the name of a brokerage firm or bank. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

   The Internet and telephone procedures for submitting your proxy or voting instructions are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. We have been advised by counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

Solicitation of Proxies

   America Online and Time Warner will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement-prospectus. America Online has retained Corporate Investor Communications,
Inc., at an estimated cost of $[   ] plus reimbursement of expenses, to assist
in the solicitation of proxies. Time Warner has retained D.F. King & Co., at an
estimated cost of $[   ] plus reimbursement of expenses, to assist in the
solicitation of proxies. America Online, Time Warner and their respective proxy solicitors will also request banks, brokers and other intermediaries holding shares of America Online or Time Warner common stock beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

   You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

   This section of the joint proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement, the stock option agreements and the voting agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire joint proxy statement-prospectus and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement-prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 127 of this joint proxy statement-prospectus.

Background of the Merger

   In September 1999, Stephen M. Case, Chairman and Chief Executive Officer of America Online, and Gerald M. Levin, Chairman and Chief Executive Officer of Time Warner, participated in a meeting of media and technology executives at the Global Business Dialogue on E-Commerce in Paris. Later in September, Messrs. Case and Levin participated in a number of meetings at the Fortune Global Forum and related events, which took place in Shanghai and Beijing. During the time they spent together at these conferences, Messrs. Case and Levin discussed a variety of topics related to their businesses. They did not, however, discuss the possibility of combining their businesses.

   In mid-October, Mr. Case spoke with Mr. Levin to suggest that they consider a business combination involving America Online and Time Warner. Mr. Case proposed that the combination be accomplished through a stock-for-stock merger of equals. In addition, Mr. Case proposed that he would serve as chairman of the combined company and that Mr. Levin would serve as chief executive officer of the combined company. On October 25, 1999, Messrs. Case and Levin had another conversation to discuss further these matters.

   On November 1, 1999, Messrs. Case and Levin met for dinner and continued their discussion about a possible business combination, elaborating on the mutual strategic benefits of a merger of equals and discussing the structure and implementation of a business combination. That discussion included a reaffirmation of the fundamental principles of the business combination first outlined in the mid-October conversation, and ended with a mutual intention to pursue discussions further.

   In conjunction with the initial discussions, the companies began consulting with various financial and legal advisors about issues raised in the discussions among their executives. America Online retained Salomon Smith Barney as its financial advisor and Simpson Thacher & Bartlett and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as its legal counsel. Time Warner retained Morgan Stanley as its financial advisor and Cravath, Swaine & Moore as its legal counsel. Working with these advisors, America Online and Time Warner began conducting their due diligence investigations using publicly available materials and began analyses of a possible combination. These consultations continued throughout the remaining merger discussions.

  Following the November 1, 1999 dinner meeting between Messrs. Case and Levin, Kenneth J. Novack, Vice Chairman of America Online, and Miles Gilburne, then the Senior Vice President, Corporate Development of America Online, had several telephone conversations with Richard J. Bressler, Chairman and Chief Executive Officer of Time Warner Digital Media, to discuss the structure and implementation of a stock-for-stock merger of America Online and Time Warner. Over the next two months, Messrs. Novack and Bressler had periodic telephone conversations to discuss the proposed combination.

   On November 9, 1999, Messrs. Novack, Gilburne and Bressler met to continue to discuss the strategic rationale for a merger, the appropriate exchange ratio and the governance and management structure of the resulting entity. The discussions remained at a general level, and no agreement regarding the specific terms of a possible stock-for-stock merger was reached.

   Following the November 9, 1999 meeting, Messrs. Novack and Bressler engaged in numerous telephone discussions concerning a potential merger, culminating in another meeting among Messrs. Novack, Gilburne and Bressler in New York on November 16, 1999. During that meeting, there were again discussions, but no agreement, about an appropriate exchange ratio and a governance and management structure for the merged entity.

   On November 17, 1999, Mr. Case met with R. E. Turner, the Vice Chairman of Time Warner, to discuss the potential merger and its strategic rationale. Later in the day, Messrs. Case and Levin met and discussed possible exchange ratios, but they concluded the meeting at an impasse. The parties determined at this point to discontinue discussions about a possible combination.

   Mr. Novack and Mr. Bressler spoke by telephone on or about December 8, 1999, concerning the companies' relative market performance and the possibility of holding a meeting the following week to renew discussions. On December 10, 1999, America Online and Time Warner entered into a confidentiality agreement which contained customary standstill provisions. On December 13, 1999, Mr. Novack and a representative of Salomon Smith Barney met with Mr. Bressler and a representative of Morgan Stanley in New York to discuss possible structures for a transaction and pricing terms, including exchange ratios and whether a collar would be used. The meeting concluded without agreement.

   On the morning of December 23, 1999, Mr. Novack, and J. Michael Kelly, Chief Financial Officer of America Online, and a representative of Salomon Smith Barney met in Boston with Richard D. Parsons, President of Time Warner, Mr. Bressler and a representative of Morgan Stanley to continue discussions regarding a possible transaction. The exchange ratio for a possible merger was again discussed, but the parties' positions were not materially different than before, although alternative structures were discussed. The meeting concluded with no agreement on terms of a possible combination and no additional meetings or discussions were scheduled.

   On January 5, 2000, Mr. Bressler and Mr. Novack renewed contact in a telephone conversation. On January 6, 2000, Mr. Novack telephoned Mr. Bressler to invite Mr. Levin and him to meet at Mr. Case's home in Virginia that evening. The four met that evening for approximately five hours to discuss the principal terms of a transaction. Messrs. Case and Levin agreed to fix the ratio for exchanging shares of common stock of Time Warner for shares of common stock of the combined company at 1.5 to 1, and they agreed in principle on other principal terms of the merger, subject to the approval of each company's board of directors and negotiation of definitive agreements.

   Beginning on January 7, 2000, America Online, Time Warner and their respective advisors intensified due diligence activities, communications coordination and preparation of definitive documentation. On January 8 and 9, 2000, representatives of America Online, Time Warner and their respective advisors met to conduct due diligence, negotiate the merger agreement and related agreements, and plan and prepare for the announcement of the merger. These activities continued throughout the weekend, with negotiations on the merger agreement continuing through the evening of January 9, 2000.

   On January 9, 2000, the board of directors of Time Warner met beginning at 2:00 p.m. at the offices of Cravath, Swaine & Moore to consider the proposed transaction. At this meeting, Mr. Levin and other members of management reviewed the transaction with the board, including the strategic reasons for the proposed transaction, the principal terms of the proposed transaction, a financial review of the proposed transaction, a review of America Online's financial condition and business operations and the results of Time Warner's due diligence review.

   Time Warner's internal legal counsel and representatives of Cravath, Swaine & Moore discussed the board's fiduciary duties in considering a strategic business combination and further discussed the terms of the merger agreement and related documents. Representatives of Morgan Stanley presented to Time Warner's board of directors a summary of its analyses on the strategic rationale for and financial analyses related to the proposed transaction. In addition, Morgan Stanley delivered its opinion that the ratio for exchanging shares of Time Warner common stock and series common stock for shares of common stock and series common stock of

AOL Time Warner pursuant to the merger agreement was fair, from a financial point of view, to holders of Time Warner's common stock and series common stock. Upon completing its deliberations, the board of directors of Time Warner unanimously approved the merger agreement and the related agreements and the transactions contemplated by those agreements, declared them advisable and resolved to recommend that Time Warner's stockholders adopt the merger agreement.

   Also on January 9, 2000, the board of directors of America Online met beginning at 5:00 p.m. at the offices of Simpson Thacher & Bartlett to consider the proposed transaction. Dr. Thomas Middelhoff, Chairman and Chief Executive Officer of Bertelsmann, AG, chose not to participate in the meeting. At this meeting, Mr. Case and other members of management reviewed the transaction with the board, including the strategic reasons for the proposed transaction, the principal terms of the proposed transaction, a financial review of the proposed transaction, a review of Time Warner's financial condition and business operations and the results of America Online's due diligence review.

   America Online's internal legal counsel and representatives of Simpson Thacher & Bartlett discussed the board's fiduciary duties in considering a strategic business combination and further discussed the terms of the merger agreement and related documents. Representatives of Salomon Smith Barney presented to America Online's board of directors a summary of its analyses on the strategic rationale for and financial analyses related to the proposed transaction. In addition, Salomon Smith Barney delivered its opinion that the ratio for exchanging shares of Time Warner common stock for shares of common stock of AOL Time Warner contemplated by the merger agreement was fair, from a financial point of view, to America Online. Upon completing its deliberations, the board of directors of America Online, by action of those present at the meeting, unanimously approved the merger agreement and related agreements and the transactions contemplated by those agreements, declared them advisable and resolved to recommend that America Online's stockholders adopt the merger agreement.

   At the conclusion of the respective board meetings, the boards of directors of America Online and Time Warner had a brief telephone conference call.

   After negotiation of the final terms of the merger agreement and related agreements, representatives of America Online and representatives of Time Warner executed the agreements. In addition, Mr. Turner and certain of his affiliates entered into a voting agreement with America Online pursuant to which they agreed to vote substantially all of their shares of common stock of Time Warner in favor of adoption of the merger agreement.

   On the morning of January 10, 2000, America Online and Time Warner issued a joint press release announcing the proposed merger of America Online and Time Warner.

America Online's Reasons for the Merger

   America Online's merger with Time Warner will create the world's first fully integrated Internet-powered media and communications company. America Online's board of directors believes that AOL Time Warner will be uniquely positioned to expand the interactive medium's penetration into consumers' everyday lives-- creating major new opportunities to deliver value to stockholders. By combining the leading interactive services and media companies, AOL Time Warner will advance the strategic goals of America Online and Time Warner and will provide the potential for stronger operating and financial results than either company could achieve on its own.

   America Online's Internet resources will drive the digital transformation of Time Warner's divisions, and Time Warner's resources will advance the development of next-generation broadband and AOL Anywhere services, as well as build subscription and advertising and e-commerce growth throughout America Online's brands and products. With leading global brands, cost-efficient infrastructure, technological expertise and a shared vision for the Internet age, the two companies' complementary assets will act as catalysts to accelerate the growth of both subscription and advertising/e-commerce revenues, while also creating new business opportunities.

   America Online's success has been guided by the principle that mass market consumers seek convenience, ease-of-use and trusted brands in their Internet experience. AOL Time Warner will have an unmatched ability to provide these through a full range of interactive services delivered across current and emerging platforms. The combined company will be able to lead the next wave of Internet growth as interactivity extends beyond the personal computer to the television, wireless telephone and personal organizers, as well as other Internet-enabled devices--allowing consumers to access the Internet from anywhere and at anytime, and making the interactive experience even more convenient and valuable to them.

   America Online's board of directors believes that AOL Time Warner will be the Internet company most capable of covering so many aspects and so many hours of consumers' lives daily, thereby becoming increasingly integral and valuable to mass market consumers.

   America Online's board of directors believes the following are key specific reasons that the merger will be beneficial to America Online and in the best interest of its stockholders:

   Create a Portfolio of World-Class Consumer Brands and Advance Multiple-Brand Strategy. The board of directors of America Online believes that combining with Time Warner will dramatically advance America Online's multiple-brand strategy. Time Warner's leading global consumer brands cover the full spectrum of media entertainment and information--reaching from broadcast and cable television to film, music, publishing and the Internet. Together with America Online's family of premier interactive brands, the combined company will have a valuable portfolio of brands to deliver to consumers over multiple platforms.

   Grow E-Commerce and Advertising Opportunities and Accelerate Multiple Revenue Stream Strategy. The board of directors of America Online believes the merger will advance America Online's strategy of multiple revenue streams by combining with Time Warner, which has grown its revenues across three major areas that reinforce America Online's: subscriptions, advertising and e-commerce and content. Putting together Time Warner's content properties with America Online's Internet and e-commerce infrastructure, AOL Time Warner will be able to create and distribute e-commerce products and services based on film, cable, broadcast, music, publishing and media properties. Recent successful collaborations to promote "Austin Powers: The Spy Who Shagged Me" with AOL MovieFone and on "You've Got Mail" with Warner Bros. are small examples of what can be achieved in cross-promotion. The merger also will expand the opportunities for advertising across platforms and brands, including interactive properties, publishing, cable and broadcast television.

   Advance AOL Anywhere Strategy to Extend and Enhance Communication and Convenience through Next- Generation Technology. The board of directors of America Online believes that combining with Time Warner will advance America Online's utilization of technology to extend and enhance its AOL Anywhere strategy to expand Internet communication, interactivity and convenience to devices beyond the personal computer. Time Warner's cable systems will expand the broadband delivery systems for America Online's interactive services and act as a catalyst for the development of AOL Plus--America Online's next generation multi-media/interactive services to personal computers. The combination also will further America Online's AOL Anywhere strategy of extending its interactive brands with their hallmark convenience and ease-of-use to new devices through television, wireless telephone and personal organizers as well as other companion devices. The merger also will provide a communications platform that gives AOL Time Warner the capability to offer instant messaging products and local telephony over cable systems.

   Create Substantial Operating Synergies and New Business Opportunities. The board of directors of America Online believes that the combined company will benefit from substantial operating synergies as well as major new business opportunities. The following are representative potential cost synergies and revenue growth opportunities from the combination with Time Warner:

  . revenue opportunities and synergies in areas such as advertising by providing companies "one-stop" shopping for their online as well as print and broadcast media advertising campaigns;

  . increased subscriber growth through cross promotion and marketing opportunities between Time Warner's brands and content and America Online's brands and interactive services;

  . efficiency in marketing across different platforms and distribution systems, including cable, publishing and interactive services;

  . cost synergies in areas such as technology and network infrastructure, direct mail and interactive marketing, use of "evergreen" billing systems, sales forces and other corporate services; and

  . cost efficiencies in launching and operating interactive extensions of Time Warner brands.

   In all, management estimated for the board of directors of America Online that total EBITDA synergies would be approximately $1 billion in the first full year of operations, producing an EBITDA growth rate of approximately 30% in that first year. It is anticipated that the combined company will have a revenue base in excess of $40 billion and EBITDA of approximately $11 billion, including synergies, in the first full year.

   The board of directors also took note of the fact that the merger is with a long-time business partner of America Online with a proven history of successful collaborations, including cross-promotion and marketing activities between the two companies. Both companies also have management teams with demonstrated ability to manage the integration process of major business combinations.

   Information and Factors Considered by the America Online Board of Directors. In connection with its approval of the merger and recommendation that stockholders approve the merger, the board of directors of America Online consulted with its legal advisors, including its General Counsel and representatives of Simpson Thacher & Bartlett, outside counsel on the transaction, regarding the duties of the members of the board, as well as with members of management and its financial advisor. The America Online board also considered the following material information and factors in reaching its determination to approve the merger agreement:

  .  the reasons described under "--America Online's Reasons for the Merger;"

  . the exchange ratios being used in the merger and the resulting continuing 55% ownership interest in AOL Time Warner by America Online's stockholders and the history of the negotiations between America Online and Time Warner;

  . presentations by senior members of America Online's management regarding the strategic advantages of combining with Time Warner, operational aspects of the transaction, and the results of management's operational and legal due diligence review;

  . historical information concerning America Online's and Time Warner's respective businesses, financial performance and condition, operations, technology, management, competitive position, and stock performance;

  . America Online management's view as to the financial condition, results of operations and businesses of America Online and Time Warner before and after giving effect to the merger based on management's due diligence and publicly available earnings estimates;

  . the strategic fit of America Online and Time Warner, including the belief that the merger has the potential to enhance stockholder value through the numerous growth opportunities and synergies resulting from combining the two companies' complementary strengths and assets, including additional opportunities for e-commerce, growth in subscribers, cross-promotions, and operating efficiencies;

  . the opportunities and alternatives available to America Online if the merger were not to be undertaken, including pursuing an acquisition of or business combination or joint venture with entities other than Time Warner and the conclusion that a combination with Time Warner is expected to yield greater benefits and is more feasible than the alternatives;

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

  . the analyses and presentation of Salomon Smith Barney on the financial aspects of the proposed merger, and their written opinion to the effect that, as of January 9, 2000, and based on and subject to the various considerations set forth in its opinion, the exchange ratio of AOL Time Warner common stock for shares of Time Warner common stock was fair from a financial point of view to America Online;

  . the terms and conditions of the merger agreement, stock option agreements and voting agreement, including the fact that the exchange ratios are fixed, the agreement of R.E. Turner and certain of his affiliates to vote in favor of the merger, the limitations on the interim business operations of each of America Online and Time Warner, the conditions to consummation of the merger, the right of the parties to the merger agreement, under certain circumstances, to respond to, evaluate and negotiate with respect to other business combination proposals, the circumstances under which the merger agreement could be terminated and the size and impact of termination fees associated with a termination; the grant of reciprocal options to purchase shares of common stock by each company, as well as the advice of America Online's financial and legal advisors that these provisions were reasonable in the context of the transaction;

  . the corporate governance arrangements established for the transaction, including the board composition, designation of key senior management and the establishment of an integration committee, which are designed to promote the continuity of management from each company and smooth integration of the businesses;

  . the fact that the merger likely will be completed, including the likelihood that the merger will receive the necessary regulatory approvals;

  . the expected tax treatment of the merger for U.S. federal income tax purposes;

  . the accounting treatment of transaction as a "purchase" transaction, including the goodwill that will be recorded on the financial statements of AOL Time Warner; and

  . the interests of the officers and directors of America Online and Time Warner in the merger, including the matters described under "--Interests of Certain America Online Directors and Executive Officers in the Merger," and the impact of the merger on America Online's stockholders, customers and employees.

   The America Online board also considered the potential adverse consequences of other factors on the proposed merger, including:

  . the challenges of combining the businesses, assets and workforces of two major companies and the risks of not achieving the expected operating efficiencies or growth;

  . the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

  .  the risk that the merger will not be consummated.

   This discussion of the information and factors considered by the America Online board is not intended to be exhaustive, but includes the material factors considered. The America Online board did not assign particular weight or rank to the factors it considered in approving the merger. In considering the factors described above, individual members of the America Online board may have given different weight to various ones. The America Online board considered all these factors as a whole, and overall considered them to be favorable to and to support its determination.

Time Warner's Reasons for the Merger

   The board of directors of Time Warner believes that the combination of Time Warner and America Online will create a preeminent global company that, for the first time, will fully integrate traditional and new media and communications businesses and technologies. The combined company, AOL Time Warner, will be uniquely positioned to deliver branded information, entertainment and communications services across rapidly converging media platforms and to take full advantage of the emergence of the Internet and the ongoing digital revolution.

   In reaching the conclusion that the combination of Time Warner and America Online is in the best interests of Time Warner and its stockholders, the board of directors of Time Warner consulted with senior members of Time Warner's management team regarding the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by management. In addition, the board of directors of Time Warner consulted with representatives of Morgan Stanley, financial advisor to Time Warner, regarding selected financial aspects of America Online's business and future prospects and challenges facing Internet businesses in general and America Online in particular, as well as the fairness, from a financial point of view, to Time Warner's holders of common stock and series common stock of the proposed ratio for exchanging shares of Time Warner common stock or series common stock for shares of AOL Time Warner common stock or series common stock. The board of directors of Time Warner also consulted with Time Warner's internal counsel and with representatives of Cravath, Swaine & Moore, outside counsel to Time Warner, regarding the duties of the members of the board of directors, legal due diligence matters and the terms of the merger agreement and related agreements. In considering the information provided by senior members of Time Warner's management team, representatives of Morgan Stanley and representatives of Cravath, Swaine & Moore, in analyzing the terms of the merger agreement, and in coming to its endorsement of the merger, the board of directors of Time Warner considered a variety of factors, a number of which are summarized below.

   Strategic Advantages. The board of directors of Time Warner reviewed presentations from senior members of Time Warner's management team regarding the strategic advantages of the combination of Time Warner and America Online. The Time Warner board of directors considered management's view that the combination of Time Warner's world-class media brands, subscriber bases and technologically advanced broadband delivery systems with America Online's renowned consumer online brands, subscriber base and extensive Internet infrastructure and expertise will provide AOL Time Warner with strengths and synergies in all its businesses. The Time Warner board considered management's view that AOL Time Warner's multiple brands, vast array of content, extensive infrastructure and strong distribution capabilities will provide it with a greater capacity to capitalize on and propel the convergence of media, entertainment and communications than Time Warner (or America Online) alone. The Time Warner board of directors also considered the strategic benefits of combining Time Warner's broadband infrastructure with America Online's established success in managing consumer migration online. The Time Warner board of directors also noted that this strategic combination would accelerate the digital transformation of Time Warner by infusing all of Time Warner's businesses with a heightened digital focus.

   Potential for Growth. The board of directors of Time Warner considered the view of senior members of Time Warner's management team that the combination of Time Warner and America Online is expected to strengthen the ability of these companies to generate growth in revenue, earnings before interest, taxes and amortization, or "EBITA," earnings before interest, taxes, depreciation and amortization, or "EBITDA," and cash flow. In particular, the Time Warner board of directors considered management's view that:

  . America Online's extensive Internet infrastructure is expected to provide a new and expanding distribution medium for Time Warner's popular brands, thereby giving its content businesses increased access to the consumer; and

  . Time Warner's advanced broadband delivery systems are expected to provide an important distribution platform for America Online's interactive services, which is expected to result in incremental subscriber growth.

   In addition, the Time Warner board noted management's view that:

  . in the music business, AOL Time Warner will bring together Time Warner's prestigious labels and roster of established and new artists with America Online's established e-commerce capabilities, and

  . in the publishing business, cross-marketing opportunities between Time Warner's prominent brands and America Online's interactive services are expected to provide new opportunities for subscriber growth.

   Finally, the Time Warner board considered management's view that AOL Time Warner will have enhanced advertising and revenue potential due to its ability to offer promotional packages that include both traditional and online components.

   Strengthened International Position. The board of directors of Time Warner considered the view of senior members of Time Warner's management team that the combination of Time Warner's strong international presence with America Online's global interactive services, will further strengthen the combined company's position in the international marketplace.

   Increased Benefits for Consumers. The board of directors of Time Warner reviewed the potential for the combination of Time Warner and America Online to provide increased benefits for consumers. The Time Warner board of directors considered the view of senior members of Time Warner's management team that, through the combination of Time Warner's programming capabilities with America Online's Internet capabilities, AOL Time Warner is expected to be able to provide consumers with enhanced access to a broad selection of high quality content and interactive services. The Time Warner board of directors also considered management's view that, through the cooperative efforts of employees with creative and journalistic talents and employees with technological expertise, AOL Time Warner is expected to offer new and innovative products and services that are particularly suited to interactive media.

   America Online's Business and Technology Infrastructure. In evaluating the combination of Time Warner and America Online, the board of directors of Time Warner considered information and analyses regarding the financial condition and results of operations of America Online. The Time Warner board of directors also considered information regarding America Online's Internet capacity and capabilities. Finally, the Time Warner board of directors considered information regarding prospects of and challenges facing Internet businesses in general and America Online in particular, including the view that the future of the Internet will be determined by companies that are able to take advantage of the distribution channels created by the Internet through providing compelling entertainment and informational content.

   Expected Impact of the Combination. The board of directors of Time Warner noted that the combination of Time Warner and America Online is expected to strengthen the financial condition of both Time Warner and America Online. The Time Warner board of directors also noted that the combination of Time Warner and America Online would be accounted for as a purchase transaction.

   Opinion of Morgan Stanley. The board of directors of Time Warner reviewed a detailed presentation by representatives of Morgan Stanley regarding the financial aspects of the proposed combination of Time Warner and America Online, including the ratio of exchanging shares of Time Warner common stock and series common stock for shares of AOL Time Warner common stock and series common stock. The board of directors of Time Warner considered the opinion of Morgan Stanley that the ratio for exchanging shares of Time Warner common stock or series common stock for shares of AOL Time Warner common stock or series common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of common stock and series common stock of Time Warner.

   Ratio of Exchanging Shares of Time Warner Common Stock for Shares of AOL Time Warner Common Stock. The board of directors of Time Warner considered the fact that the proposed ratio of exchanging shares of common stock of Time Warner for shares of common stock of AOL Time Warner would provide Time Warner's stockholders with a substantial premium as compared to Time Warner's and America Online's stock market prices at the time of execution of the merger agreement.

   The board of directors of Time Warner considered the fact that the value of the consideration to be received by holders of Time Warner's common stock could change depending upon the performance of

America Online's common stock between the time of the execution of the merger agreement and the time of the completion of the merger. The Time Warner board of directors also considered the fact that the merger agreement does not contain any provisions that limit the effect of declines in the market price of common stock of America Online prior to the completion of the merger on the value of the consideration to be received by holders of common stock of Time Warner in the merger. The Time Warner board of directors considered the absence of these provisions to be acceptable in the context of a "merger of equals" and noted that, while the absence of these provisions exposes Time Warner stockholders to some market risk, the risk is mitigated by the fact that holders of Time Warner's common stock will participate in any appreciation in the value of America Online's common stock between the time of the execution of the merger agreement and the time of the completion of the merger and the fact that any protection against declines in the market price of America Online's common stock would likely be coupled with a cap on the benefit Time Warner's stockholders would enjoy as a result of increases in the market price of America Online's common stock.

   Continuing Equity Interest of Time Warner Stockholders in AOL Time
Warner. The board of directors of Time Warner considered the fact that, by providing for the exchange of shares of common stock of Time Warner for shares of common stock of AOL Time Warner, the merger agreement provides for holders of Time Warner's common stock to participate in the value that may be generated by the combination of Time Warner and America Online through their continued equity participation in AOL Time Warner, while realizing through the exchange of shares a premium (based on stock market prices at the time of execution of the merger agreement) for their Time Warner shares and while obtaining tax-free treatment. The Time Warner board of directors also noted that the proposed ratio of exchanging shares of Time Warner common stock for shares of AOL Time Warner common stock would result in holders of Time Warner's common stock receiving a significant equity stake in AOL Time Warner, equal to approximately 45% of the outstanding common stock of AOL Time Warner after completion of the merger.

   Corporate Governance Arrangements. The board of directors of Time Warner noted that the merger agreement is structured as a "merger of equals" and provides that the board of directors of AOL Time Warner will initially consist of sixteen individuals, eight of whom will be designated by America Online and eight of whom will be designated by Time Warner. In addition, the Time Warner board of directors noted that the merger agreement provides that Stephen M. Case, the Chairman of the Board and Chief Executive Officer of America Online, will initially serve as Chairman of the Board of AOL Time Warner, and Gerald M. Levin, the Chairman and Chief Executive Officer of Time Warner will initially serve as Chief Executive Officer of AOL Time Warner. The Time Warner board of directors also noted that the affirmative vote of 75% of the members of the board of directors of AOL Time Warner will be required to change the size of the board of directors and that, until December 31, 2003, the affirmative vote of 75% of the members of the board of directors of AOL Time Warner will be required to remove the chairman or chief executive officer. The Time Warner board of directors concluded that these arrangements would reasonably assure the continuity of the management of AOL Time Warner following completion of the merger and allow a strong management team drawn from both Time Warner and America Online to work together to integrate the two companies.

   Alternatives to the Merger. The board of directors of Time Warner considered information presented by senior members of Time Warner's management team that, in seeking a digital transformation of Time Warner, they had explored alternatives to the proposed combination of Time Warner and America Online, including the internal development of an Internet distribution infrastructure and growth through acquisitions. The Time Warner board of directors also considered the view of senior members of Time Warner's management team that the combination of Time Warner with America Online provides Time Warner with an extensive Internet distribution infrastructure in a relatively brief period of time and cost-effective manner. In addition, the Time Warner board of directors considered management's view that the combination of Time Warner and America Online accelerates Time Warner's Internet distribution plan by several years and provides significant cost savings with greater distribution capabilities, opportunities for cross-marketing products and potential to offer consumers new and innovative products than would other potential avenues for exploiting the potential of the Internet.

   Integration of Time Warner and America Online. The board of directors of Time Warner considered the fact that the combination of the businesses of Time Warner and America Online would be challenging, and the success of the combination is not certain. The Time Warner board of directors noted, however, that the management teams of Time Warner and America Online have a shared vision of the potential created by the combination of traditional and new media. The Time Warner board of directors further noted that the businesses of both Time Warner and America Online are based, in part, on the acquisition and retention of subscribers. In addition, the Time Warner board of directors noted that both management teams share a consumer and marketing focus, a new media interactive service orientation and a sense of social commitment and responsibility. The Time Warner board of directors then noted that these similarities in experiences and views are likely to facilitate the efforts of the management teams of Time Warner and America Online to integrate their businesses effectively and efficiently.

   Conditions, Termination Provisions, Termination Fee. The board of directors of Time Warner reviewed the conditions to the completion of the merger and the circumstances under which Time Warner or America Online would have the right to terminate the merger agreement. In addition, the Time Warner board of directors reviewed the provisions of the merger agreement that prohibit each of Time Warner and America Online from soliciting any proposal or offer regarding any acquisition of Time Warner or America Online, as the case may be. The board of directors of Time Warner also reviewed the provisions of the merger agreement that require the board of directors of each of Time Warner and America Online to recommend adoption of the merger agreement by the stockholders of Time Warner or America Online, as the case may be, and prohibit the board of directors of each of Time Warner and America Online from withdrawing or modifying its recommendation unless, subject to specified conditions, it has received an unsolicited acquisition proposal which would, if completed, result in a transaction that is more favorable to its stockholders than the merger and which is reasonably capable of being completed. The Time Warner board of directors also reviewed the various amounts that might be payable in the event the merger agreement is terminated under specified circumstances. The Time Warner board of directors noted that while these provisions could have an impact on a third party considering an unsolicited acquisition proposal for Time Warner, the provisions were reasonably necessary to protect both Time Warner's and America Online's interests in the context of the proposed merger. In addition, the Time Warner board of directors found reasonable the views of its legal and financial advisors that the fees were within the range of fees payable in comparable transactions and would not be expected to preclude an unsolicited acquisition proposal for Time Warner.

   Option Agreements and Voting Agreement. The board of directors of Time Warner also considered the terms of the option agreements to be entered into by Time Warner and America Online in connection with the merger agreement and their potential impact on a third party considering an unsolicited acquisition proposal for Time Warner. The Time Warner board of directors noted that America Online had specified that an agreement to enter into the option agreements was a condition to entering into the merger agreement. The Time Warner board of directors also noted that the option agreements would have largely an accounting impact on the structure of an unsolicited acquisition proposal for Time Warner, and it found reasonable the views of its legal and financial advisors that the agreements would not be expected to preclude an unsolicited acquisition proposal for Time Warner. In addition, the Time Warner board of directors considered the terms of the voting agreement to be entered into by Mr. Turner in connection with the merger agreement. The Time Warner board of directors noted that, under the voting agreement, Mr. Turner would agree to vote substantially all of his shares of common stock of Time Warner, representing approximately 9% of the outstanding shares, in favor of adoption of the merger agreement.

   Regulatory Matters. In addition to considering the various conditions that must be satisfied prior to the completion of the merger, the board of directors of Time Warner specifically considered the various regulatory filings and approvals that would be necessary to complete the merger, including filings with the Antitrust Division of the Department of Justice and Federal Trade Commission, the approval of the Federal Communications Commission and the approval of numerous state and local authorities and foreign regulators. The Time Warner board of directors noted the view of members of senior management of Time Warner that the various regulatory filings were expected to be timely made and that the various regulatory approvals were expected to be granted in due course.

   This summary of the factors considered by the board of directors of Time Warner in evaluating the merits of the combination of Time Warner and America Online is not intended to be exhaustive but is believed to include all material factors considered by the Time Warner board of directors. Due to the wide variety of the factors that the Time Warner board of directors considered in evaluating the merits of the combination of Time Warner and America Online, the Time Warner board of directors did not find it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors considered in its evaluation. In addition, the Time Warner board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, should be regarded as favorable or unfavorable; instead the Time Warner board of directors analyzed all of the factors as a whole and determined that, overall, the factors support its conclusion that the combination of Time Warner and America Online is in the best interests of Time Warner and its stockholders. Individual members of the Time Warner board of directors may have considered some factors to be more important than other factors and may have considered some factors, or aspects of some factors, to be favorable while other members considered them to be unfavorable.

Recommendation of America Online's Board Of Directors

   The America Online board of directors believes that the merger is fair to America Online's stockholders and in their best interest, and recommends the adoption of the merger agreement.

   In considering the recommendation of the America Online board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of America Online have interests in the merger that are different from, or are in addition to, the interests of America Online stockholders. Please see the section entitled "Interests of Certain America Online Directors and Executive Officers in the Merger" that begins on page 54 of this joint proxy statement-prospectus.

Opinion of America Online's Financial Advisor

   America Online retained Salomon Smith Barney to act as its financial advisor in connection with a possible business combination transaction with Time Warner. In connection with its engagement, America Online instructed Salomon Smith Barney to evaluate the fairness, from a financial point of view, of the Time Warner common stock exchange ratio to America Online. At the January 9, 2000 meeting of the board of directors of America Online, Salomon Smith Barney delivered its written opinion to the board of directors of America Online to the effect that, as of the date of such opinion and based upon the various qualifications and assumptions set forth therein, the exchange ratio of 1.5 shares of AOL Time Warner common stock for each share of Time Warner common stock is fair, from a financial point of view, to America Online.

   The full text of Salomon Smith Barney's opinion dated January 9, 2000 is attached as Annex E to this joint proxy statement-prospectus. We urge you to read this opinion in its entirety for assumptions made, procedures followed, matters considered and limits of the review by Salomon Smith Barney in arriving at its opinion. The summary of the opinion of Salomon Smith Barney is qualified in its entirety by reference to the full text of Salomon Smith Barney's opinion.

   Salomon Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the Time Warner common stock exchange ratio to America Online and is not intended and does not constitute a recommendation to any stockholder of America Online as to how such stockholder should vote at the America Online special meeting. No limitations were imposed by America Online upon Salomon Smith Barney with respect to the investigations made or procedures followed by it in rendering its opinion. Although Salomon Smith Barney evaluated the financial terms of the merger and participated in discussions concerning the determination of the Time Warner common stock exchange ratio, Salomon Smith Barney was not asked to and did not recommend this exchange ratio, which was the result of arm's length negotiations between America Online and Time Warner.

   In connection with rendering its opinion, Salomon Smith Barney, among other things:

  .  reviewed a draft of the merger agreement;

  . held discussions separately with certain senior officers and other representatives and advisors of America Online and Time Warner concerning the business, operations and prospects of America Online and Time Warner, respectively;

  . examined publicly available business and financial information relating to America Online and Time Warner as well as certain estimates and other data for America Online and Time Warner prepared by Salomon Smith Barney's and Morgan Stanley's research analysts;

  . examined information relating to some of the strategic implications and operational benefits anticipated from the merger; and

  . evaluated the potential pro forma financial impact of the merger on America Online.

   In addition, Salomon Smith Barney conducted other analyses and examinations and considered other financial, economic and market criteria as it deemed appropriate.

   In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with it. Salomon Smith Barney relied on estimates prepared by Salomon Smith Barney's research analysts, based on Salomon Smith Barney's own independent evaluation of this information and indications by the management of America Online that the estimates regarding America Online were reasonably consistent with their own and indications by the management of Time Warner that estimates regarding Time Warner prepared by Morgan Stanley's research analysts were reasonably consistent with their own. Salomon Smith Barney determined that its research analysts' estimates regarding Time Warner were generally consistent with Morgan Stanley's research analysts' estimates regarding Time Warner, which was acknowledged by the managements of America Online and Time Warner. With respect to the anticipated strategic, financial and operational benefits of the merger, Salomon Smith Barney assumed that the information provided was reasonably prepared on bases reflecting the best currently available estimates and judgments as to the strategic implications and operational benefits anticipated to result from the merger. Salomon Smith Barney assumed that the merger agreement would be substantially the same as the draft which Salomon Smith Barney reviewed. Salomon Smith Barney further assumed, with the consent of America Online, that the merger will be treated as a tax-free "reorganization" for federal income tax purposes.

   Salomon Smith Barney did not express any opinion as to what the value of AOL Time Warner common stock actually will be when issued pursuant to the merger or the price at which the AOL Time Warner common stock will trade subsequent to the merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of America Online or Time Warner nor did Salomon Smith Barney make any physical inspection of the properties or assets of America Online or Time Warner. Salomon Smith Barney was not requested to consider, and Salomon Smith Barney's opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for America Online or the effect of any other transaction in which America Online might engage.

   Salomon Smith Barney's opinion was necessarily based on the information made available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of its opinion.

   In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses. The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the preparation of its opinion. These analyses were presented to the board of directors of America Online at its meeting on January 9, 2000. The following summary of the material financial analyses contains information in tabular format. In order fully to understand the financial analyses used by Salomon Smith Barney, the tables must be read in conjunction with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   Historical Stock Price Performance. Salomon Smith Barney reviewed the relationship between movements of the America Online common stock, the Time Warner common stock and the Standard & Poor's 400 Composite Index for the period from and including January 7, 1999 through January 7, 2000, the average closing prices for the Time Warner common stock and the America Online common stock over various periods during the 3-year period ended January 7, 2000 and the trading volume and price history of the America Outline common stock and the Time Warner common stock for the period from and including January 7, 1999 through January 7, 2000.

   Implied Historical Exchange Ratio Analysis. Salomon Smith Barney reviewed the implied historical exchange ratio between the America Online common stock and the Time Warner common stock determined by dividing the average and the volume weighted average, respectively, prices per share of Time Warner common stock by the average and the volume weighted average, respectively, prices per share of America Online Common Stock over various periods during the three-year period ended January 7, 2000. This review indicated the following implied historical exchange ratios:

                                                     Implied Exchange Ratios
                                                 -------------------------------
   Period ending                                   Average     Volume Weighted
   January 7, 2000                               Share Price Average Share Price
   ---------------                               ----------- -------------------
   1 Week.......................................    0.896x          0.888x
   1 Month......................................    0.824           0.806
   3 Months.....................................    0.883           0.887
   6 Months.....................................    1.064           1.083
   1 Year.......................................    1.139           1.159
   3 Years......................................    1.926           1.595

   Implied Exchange Ratio Analysis. Salomon Smith Barney derived a range of values for Time Warner and America Online by utilizing a sum-of-the-parts valuation analysis which separately values distinct assets and businesses of a company by applying various valuation methodologies to those assets and businesses and uses the derived valuations to arrive at a range of values for the consolidated entity. Salomon Smith Barney then used the derived valuation ranges to determine the implied exchange ratios. The following are the three principal valuation methodologies used by Salomon Smith Barney in this analysis:

  . Public Market Valuation Analysis. A public market analysis reviews a business' operating performance and outlook relative to a group of publicly traded peer companies to determine an implied unaffected market trading valuation range.

  . Private Market Valuation Analysis. A private market analysis provides a valuation range based upon financial information of companies involved in selected recent business combination transactions or in business combination transactions that have been publicly announced and which are in the same or similar industries as the business being valued.

  . Discounted Cash Flow Analysis. A discounted cash flow analysis derives the intrinsic value of a business based on the net present value of the future free cash flow anticipated to be generated by the assets of the business.

   Salomon Smith Barney considered the values derived for various Time Warner businesses from the public and private market valuations and the discounted cash flow analyses under two scenarios. In the "100% Synergies" scenario, Salomon Smith Barney included merger-related revenue enhancements and cost savings (commonly referred to as "synergies") provided by the management of America Online as well as tax savings estimated to be achieved through the application by the combined company of existing and expected net operating losses of America Online over five years. The synergies were discussed with America Online and Time Warner managements, although Time Warner did not participate in the quantification of the synergies. In the "No Synergies" scenario, Salomon Smith Barney did not give effect to any synergies or to any tax savings that may be achieved from the application of the net operating losses. Salomon Smith Barney considered the values derived for various America Online businesses from public market valuations and discounted cash flow analyses. Salomon Smith Barney used the values calculated in its analyses to derive a range of implied exchange ratios for each valuation methodology. These implied exchange ratios are set forth in the table below.

                                              Implied Exchange Ratios
                                         ------------------------------------
                                         "No Synergies"    "100% Synergies"
                                            Scenario           Scenario
                                         ----------------  ------------------
         Valuation Methodology             Low     High      Low       High
         ---------------------           -------  -------  --------  --------
Time Warner public market valuation to
 America Online public market
 valuation..............................   0.511x   1.792x    0.667x    2.260x
Time Warner discounted cash flow to
 America Online discounted cash flow....   0.666x   1.535x    0.865x    1.952x
Time Warner discounted cash flow to
 America Online public market
 valuation..............................   0.524x   1.719x    0.680x    2.187x
Time Warner private market valuation to
 America Online public market
 valuation..............................   0.612x   2.032x    0.612x    2.032x

   The low implied exchange ratios in these ranges were determined by dividing the low Time Warner share value that had been calculated using the indicated valuation methodology by the high America Online share value that had been calculated using the indicated valuation methodology. Similarly, the high implied exchange ratios in these ranges were determined by dividing the high Time Warner share value that had been calculated using the indicated valuation methodology range by the low America Online share value that had been calculated using the indicated valuation methodology.

 Time Warner Valuation

   Salomon Smith Barney derived a valuation for Time Warner by performing financial analysis with respect to the following consolidated and non-consolidated assets and businesses of Time Warner:

  .  cable systems business;

  .  cable networks business;

  .  filmed entertainment business;

  .  publishing business;

  .  music business;

  .  WB network business; and

  .  non-consolidated investments of Time Warner, including:

    .  equity interest in the Road Runner joint venture;

    .  equity interest in cable joint ventures;

    .  equity interest in Time Warner Telecom Inc.;

    .  Comedy Central and Court TV business;

    .  Internet assets; and

    .  equity interests in other businesses.

   Minority Interest. Part of Time Warner's cable, cable networks and filmed entertainment businesses is held by TWE. In connection with deriving the public and private market and discounted cash flow valuations of Time Warner's interest in TWE, Salomon Smith Barney excluded the equity values in TWE of the other partners of TWE. Salomon Smith Barney derived an implied value for TWE using the same sum-of-the parts valuation methodology as for Time Warner but applied a 20% minority discount to reflect the other partners' minority interests.

   Public Market Analysis of Time Warner. Salomon Smith Barney reviewed and compared various actual and forecasted financial, operating and stock market information of the individual Time Warner businesses listed below (collectively referred to as the "Time Warner businesses" and, together with the WB network business, the "Time Warner consolidated businesses") with that of various publicly traded companies in corresponding industries, which companies Salomon Smith Barney believed are comparable in relevant respects to the applicable Time Warner business:

  .  cable systems;

  .  cable networks;

  .  filmed entertainment;

  .  publishing; and

  .  music.

   Salomon Smith Barney calculated various financial multiples for each of the Time Warner businesses and for each of the applicable groups of comparable companies including, in certain cases, firm value to historical EBITDA and to estimated 2001 EBITDA. Salomon Smith Barney then calculated, among other things, a range of estimated 2001 EBITDA multiples, as summarized in the table below. Salomon Smith Barney utilized the multiples of the applicable comparable companies for purposes of calculating the implied value of the Time Warner businesses. The multiple ranges for the comparable companies that Salomon Smith Barney deemed relevant to this analysis are summarized below.

                                                                 Public Market
                                                                 2001E EBITDA
                                                                   Multiples
                                                                 ---------------
Business                                                          Low     High
--------                                                         ------  -------
Cable systems...................................................   16.0x   19.0x
Cable networks..................................................   19.0    21.0
Filmed entertainment............................................   16.0    19.0
Publishing......................................................   14.0    16.0
Music...........................................................   12.0    14.0

   None of the comparable companies used in the public market valuation analyses summarized above is identical to the applicable Time Warner business. Accordingly, an examination of the results of the comparable companies used in this analysis necessarily involved complex considerations of the businesses and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values or the acquisition values of these companies. In addition, Salomon Smith Barney performed its analyses using published analyst reports for forecasted financial and operating information, including EBITDA estimates for the comparable companies. Actual results may vary from such estimates and the variations may be material. Salomon Smith Barney takes no responsibility for any of the published analyst reports.

   Private Market Valuation Analysis of Time Warner. Salomon Smith Barney reviewed and analyzed certain financial, operating and stock market information relating to comparable selected transactions in the cable systems, cable networks, diversified media, filmed entertainment, publishing and music industries. To the extent that the relevant information was publicly available, Salomon Smith Barney calculated the multiples of firm value to estimated 2001 EBITDA represented by the transaction prices of the subject companies in the cable systems industry and the multiples of firm value to last twelve month revenue and firm value to last twelve month EBITDA represented by the transaction prices of the subject companies in the other industries described below. Using this information and other factors relevant in the valuation of the Time Warner businesses, Salomon Smith Barney determined an estimated 2001 EBITDA multiple range for each of the Time Warner businesses and calculated an implied value of the Time Warner businesses utilizing those multiples. The multiple ranges for the selected transactions that Salomon Smith Barney deemed relevant to this analysis are summarized below.

                                                               EPrivate Market
                                                                2001E EBITDA
                                                                  Multiples
                                                               -----------------
Business                                                         Low     High
--------                                                       -------  --------
Cable systems.................................................    20.0x    22.0x
Cable networks................................................    22.0     24.0
Filmed entertainment..........................................    16.0     18.0
Publishing....................................................    14.0     16.0
Music.........................................................    14.0     16.0

   No transaction used in the private market valuation analysis described above is identical to the merger and none of the constituent companies are identical to the respective Time Warner business being analyzed. Accordingly, any analysis of the selected comparison transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the value of the given Time Warner business versus the values of the transactions to which that business was being compared.

   WB Network. Salomon Smith Barney calculated the implied firm value of approximately $1.0 billion for the WB Network using published analyst reports. This implied firm value was included by Salomon Smith Barney in its public and private market valuations which derived the aggregate implied firm value of Time Warner.

   Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis of the various Time Warner consolidated businesses to estimate ranges of intrinsic values for each of the Time Warner consolidated businesses. Salomon Smith Barney applied a terminal value multiple ranges to the forecasted EBITDA in calendar 2004 for each of the Time Warner consolidated businesses. The ranges of terminal value multiples used for each of the Time Warner consolidated businesses are set forth in the table below. The unlevered free cash flows of each of the Time Warner consolidated businesses were then discounted to present value using various discount rates. The ranges of discount rates and multiples used for each of the Time Warner consolidated businesses are set forth in the table below.

Consolidated Business                             Discount Rates Terminal Values
---------------------                             -------------- ---------------
Cable systems....................................   10.0%-12.0%    16.0x-18.0x
Cable networks...................................  10.0  -12.0     19.0 -21.0
Filmed entertainment.............................  11.0  -13.0     16.5 -18.5
Publishing.......................................  10.0  -12.0     14.0 -16.0
Music............................................  11.0  -13.0     13.0 -15.0
WB television Network............................  10.0  -12.0     19.0 -21.0

   Time Warner Non-Consolidated Assets. Salomon Smith Barney reviewed and compared various actual and forecasted financial, operating and stock market information, as applicable, with respect to Time Warner's non-consolidated investments identified below. For Time Warner's investments in publicly traded companies, such as Primestar and Time Warner Telecom, Salomon Smith Barney derived the implied firm value using the current market trading prices of those companies' securities. With respect to other non-consolidated investments, including the unconsolidated cable and Road Runner joint ventures, Salomon Smith Barney performed applicable analyses using subscriber multiples and other subscriber information to derive an implied firm value. For the remaining non-consolidated investments, Salomon Smith Barney calculated the implied firm value using forecasted EBITDA and published analyst reports.

   The aggregate implied firm value for Time Warner's non-consolidated investments was included by Salomon Smith Barney in its public and private market valuations and its discounted cash flow analyses in order to derive the aggregate implied firm value ranges for Time Warner.

   Net Operating Losses. Based on management estimates of aggregate existing and expected net operating losses of the combined company, assuming that these net operating losses could be used without limitation through fiscal 2005, and based upon a 35% federal tax rate and an 11% discount rate, Salomon Smith Barney derived an implied present value of approximately $1.5 billion for the tax savings estimated to be achieved from these net operating losses.

   Synergies. Salomon Smith Barney considered the value of the net synergies related to the merger provided by the management of America Online. The synergies were discussed with America Online and Time Warner managements, although Time Warner did not participate in the quantification of the synergies. The net synergies are estimated to increase EBITDA by $1 billion in fiscal 2001. The estimates of synergies are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. In addition, the actual synergies realized in the merger may vary materially from the estimates used in Salomon Smith Barney's analysis.

 America Online Valuation

   Public Market Analysis of America Online. Salomon Smith Barney reviewed and compared various actual and forecasted financial, operating and stock market information of the individual America Online businesses listed below (collectively referred to as the "America Online businesses") with that of various publicly traded companies in corresponding industries, which companies Salomon Smith Barney believed are comparable in relevant respects to the applicable America Online business:

  .  internet access;

  .  online portals (advertising/e-commerce); and

  .  enterprise solutions.

   Salomon Smith Barney calculated various financial multiples for the America Online businesses and for each of the applicable groups of comparable companies including firm value to historical revenues and to estimated forward revenues. Salomon Smith Barney then calculated, among other things, a range of estimated Year 2000 revenue multiples, as summarized in the table below. For purposes of calculating the implied value of the America Online businesses, Salomon Smith Barney utilized these multiples. The multiple ranges for the comparable companies that Salomon Smith Barney deemed relevant to this analysis are summarized below.


                                                                Public Market
                                                                    2000E
Business                                                      Revenue Multiples
--------                                                      -----------------
                                                                Low      High
                                                              -------- ---------
Internet access..............................................     6.0x      8.0x
Online portals (advertising/e-commerce)......................    44.0x    171.0x
Enterprise solutions.........................................    13.0x     15.0x

   None of the comparable companies used in the public market valuation analyses summarized above is identical to the applicable America Online business. Accordingly, an examination of the results of the comparable companies used in this analysis necessarily involved complex considerations of the businesses and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values or the acquisition values of these companies. In addition, Salomon Smith Barney performed its analyses using published analyst reports for forecasted financial and operating information, including EBITDA estimates for the comparable companies. Actual results may vary from such estimates and the variations may be material. Salomon Smith Barney takes no responsibility for any of the published analyst reports.

   Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis of America Online to estimate a range of intrinsic values of America Online. Salomon Smith Barney applied a terminal value multiple range of 40.0x to 80.0x to America Online's forecasted EBITDA for calendar 2004. The unlevered free cash flows were then discounted to present value using various discount rates ranging from of 14.0% to 16.0%.

   Contribution Analysis. Salomon Smith Barney performed an exchange ratio analysis comparing the relative contributions of Time Warner and America Online to the combined company. The following table displays each company's relative contribution to the combined company's actual 1998 and estimated 1999, 2000 and 2001 revenues, EBITDA and net income, as well as the combined company's market fully-diluted equity value as of January 7, 2000 and derived implied exchange ratios from such relative contributions.

                                          % Contribution
                                    -------------------------- Implied Exchange
                          Period    America Online Time Warner      Ratio
                       ------------ -------------- ----------- ----------------
Revenues..............    1998A          11.2%        88.8%          12.6x
                          1999E          17.1         82.9            7.7
                          2000E          20.4         79.6            6.2
                          2001E          24.0         76.0            5.0
EBITDA................    1998A           9.0%        91.0%          16.0x
                          1999E          15.3         84.7            8.9
                          2000E          21.7         78.3            5.7
                          2001E          29.0         71.0            3.9
Net Income............    1998A            NM           NM             NM
                          1999E          45.4%        54.6%           2.2x
                          2000E          55.3         44.7            1.5
                          2001E          57.5         42.5            1.4
At Market............. Equity Value      67.6%        32.4%           0.9x

   Pro Forma Earnings Per Share Impact to America Online. Salomon Smith Barney reviewed certain pro forma financial effects of the merger on the estimated earnings per share of America Online common stock. Using First Call estimates, Salomon Smith Barney compared the earnings per share of America Online common stock, on a stand-alone basis assuming the merger was not consummated to the estimated earnings per share of America Online common stock following consummation of the merger on a pro forma basis. Salomon Smith Barney's analysis gave effect to the issuance of shares of AOL Time Warner common stock to America Online and Time Warner stockholders pursuant to the merger agreement and gave effect to the net estimated synergies. Based on such analysis, Salomon Smith Barney determined that the merger would be: (a) dilutive to, or result in a decrease in, the earnings per share of America Online common stock on a pro forma basis by approximately 404.7% in calendar 2000 and approximately 267.0% in calendar 2001 using First Call GAAP earnings per share estimates and (b) accretive to, or result in an increase in, the earnings per share of America Online common stock on a pro forma basis by approximately 63.6% in calendar 2000 and approximately 48.5% in calendar 2001 using cash earnings per share estimates which are based on the First Call GAAP earnings per share estimates and adding goodwill amortization per share.

   Other Analyses. Salomon Smith Barney conducted such other analyses as it deemed necessary, including reviewing selected investment research reports on, and earnings estimates for, America Online and Time Warner.

   Salomon Smith Barney is an internationally recognized investment banking firm and was engaged as financial advisor to America Online in connection with the merger because of its experience and expertise and its familiarity with America Online. As part of its investment banking business, Salomon Smith Barney is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

   Pursuant to the terms of an engagement letter dated January 9, 2000, America Online agreed to pay Salomon Smith Barney financial advisory fees. Additionally, America Online has agreed to reimburse Salomon Smith Barney for reasonable out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of America Online and Time Warner for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

   Salomon Smith Barney has in the past provided investment banking services to America Online unrelated to the merger, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with America Online or Time Warner.

Recommendation of Time Warner's Board of Directors

   The Time Warner board of directors believes that the merger is fair to Time Warner's stockholders and in their best interest, and recommends the adoption of the merger agreement.

   In considering the recommendation of the Time Warner board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Time Warner have interests in the merger that are different from, or are in addition to, the interests of Time Warner stockholders. Please see the section entitled "Interests of Certain Time Warner Directors and Executive Officers in the Merger" that begins on page 55 of this joint proxy statement-prospectus.

Opinion of Time Warner's Financial Advisor

   Time Warner retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger. The Time Warner board of directors selected Morgan Stanley to act as Time Warner's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Time Warner. At the meeting of the Time Warner board on January 9, 2000, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of January 9, 2000, and subject to and based on the considerations in its opinion, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the holders of Time Warner common stock and series common stock.

   The full text of Morgan Stanley's opinion, dated as of January 9, 2000, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley is attached as Annex F to this joint proxy statement-prospectus. We urge you to read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of Time Warner, addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of Time Warner common stock and series common stock, and does not address any other aspect of the merger or constitute a recommendation to any Time Warner stockholder as to how to vote at the special meeting. This summary is qualified in its entirety by reference to the full text of the opinion.

   In connection with rendering its opinion, Morgan Stanley, among other things:

  . reviewed certain publicly available financial statements and other information of America Online and Time Warner;

  . discussed the past and current operations and financial condition and the prospects of America Online and Time Warner with senior executives of America Online and Time Warner, respectively;

  . discussed with senior executives of America Online and Time Warner certain strategic, financial and operational benefits they anticipate from the merger;

  . reviewed the reported prices and trading activity for America Online's common stock and Time Warner's common stock;

  . compared the financial performance of America Online and Time Warner and the prices and trading activity of America Online's common stock and Time Warner's common stock with those of other comparable publicly traded companies and their securities;

  . reviewed the financial terms, to the extent publicly available, of precedent transactions that Morgan Stanley deemed relevant;

  . participated in discussions and negotiations among representatives of America Online and Time Warner and their financial and legal advisors;

  . reviewed the draft of the merger agreement, the draft of the voting agreement to be entered into between America Online and Mr. Turner and his affiliates and the draft of the stock option agreements to be entered into between America Online and Time Warner, each substantially in the form of the draft dated January 9, 2000, and related documents; and

  . performed other analyses and considered other factors as Morgan Stanley deemed appropriate.

   Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Morgan Stanley did not receive financial forecasts for America Online or Time Warner and instead relied on the publicly available estimates of selected analysts, including those at Morgan Stanley, who report on America Online and Time Warner. With respect to the anticipated strategic, financial and operational benefits of the merger, including assumptions regarding America Online's and Time Warner's existing and future products and technologies, Morgan Stanley assumed that the information provided has been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the future financial and operational performance of America Online and Time Warner. Morgan Stanley did not make and did not assume responsibility for making any independent valuation or appraisal of the assets or liabilities of Time Warner or America Online, nor was Morgan Stanley furnished with any appraisals of those assets and liabilities. Morgan Stanley assumed that the executed versions of the merger agreement, the voting agreement and the stock option agreements would not differ in any material respect from the last drafts of these agreements reviewed by Morgan Stanley. Morgan Stanley assumed that the merger will be completed in accordance with the terms provided in the merger agreement without material modification or waiver and that the merger will be a tax-free reorganization or exchange under the Internal Revenue Code of 1986. The opinion of Morgan Stanley is necessarily based on financial, economic, market and other conditions as in effect on, the information made available to Morgan Stanley as of, and the financial condition of Time Warner and America Online on, January 9, 2000.

   The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   Historical Share Price Performance. Morgan Stanley reviewed the price performance and trading volumes of the common stock of each of Time Warner and America Online from January 7, 1999 through January 7, 2000. The table below shows the twelve-month high and low closing prices during that period, compared with a closing price on January 7, 2000 of $64.75 per share for the Time Warner common stock and $73.75 per share for the America Online common stock:

                                                 January 7, 1999 January 7, 1999
                                                     through         through
                                                 January 7, 2000 January 7, 2000
                                                      High             Low
                                                 --------------- ---------------
   Time Warner..................................     $78.25          $58.50
   America Online...............................     $93.81          $35.11


   Morgan Stanley then compared the price performance of the Time Warner common stock from January 7, 1999 through January 7, 2000 with that of the S&P 500 Index and of a group of selected media and entertainment companies and the price performance of the America Online common stock over the same period with that of the Nasdaq Composite Index and of a group of selected Internet companies.

   The group of selected media and entertainment companies included CBS Corporation, Comcast Corporation, Viacom, Inc., News Corp. Ltd., Cablevision Systems Corporation, Cox Communications Inc., The Seagram Company Ltd., The Walt Disney Company and Fox Corporation. The group of selected Internet companies included CNET, Inc., Yahoo! Inc., Lycos, Inc., eBay Inc., Excite, Inc. and Amazon.com, Inc. Morgan Stanley selected CNET, Excite, Lycos and Yahoo! because they are publicly traded companies with Internet portal operations that, for purposes of this analysis, may be considered similar to those of America Online. Morgan Stanley also selected Amazon.com and eBay because they are publicly traded companies that are leaders in e-commerce retail and because their leading positions in this market may be considered, for purposes of this analysis, similar to America Online. None of the companies utilized in this analysis as a comparison is identical to Time Warner or America Online.

   This analysis showed that the closing market prices during the period from January 7, 1999 through January 7, 2000 appreciated as follows:

                                                                    Appreciation
                                                                    ------------
   Time Warner.....................................................      6.3%
   S&P 500 Index...................................................     13.5%
   Group of selected media and entertainment companies:
     Mean..........................................................     43.1%
                                                                    Appreciation
                                                                    ------------
   America Online..................................................     97.5%
   Nasdaq Composite Index..........................................     66.9%
   Group of selected Internet companies:
     Mean..........................................................    104.2%

   Comparable Companies Analysis. Morgan Stanley calculated aggregate value (i.e., equity value adjusted for capital structure) to EBITDA multiples for Time Warner for fiscal years 1999 through 2001 based on publicly available Morgan Stanley research estimates. Morgan Stanley then compared the EBITDA multiples obtained for Time Warner with multiples obtained for a group of selected media and entertainment companies. Morgan Stanley calculated aggregate value to revenue multiples for America Online for fiscal years 1999 through 2001 based on publicly available Morgan Stanley research estimates. Morgan Stanley then compared the revenue multiples obtained for America Online with multiples obtained for a group of selected Internet companies.

   The group of selected media and entertainment companies included Cablevision Systems Corporation, The Walt Disney Company, Fox Corporation, News Corp. Ltd., The Seagram Company Ltd. and the combined Viacom/CBS Corporation entity. Morgan Stanley selected these companies because they are publicly traded companies with media and entertainment operations that for purposes of this analysis may be considered similar to those of Time Warner.

   The group of selected Internet companies included Excite, Inc., Lycos, Inc., Yahoo! Inc., Amazon.com, Inc. and eBay Inc. Morgan Stanley selected Excite, Lycos and Yahoo! because they are publicly traded companies with Internet portal operations that, for purposes of this analysis, may be considered similar to those of America Online. Morgan Stanley also selected Amazon.com and eBay because they are publicly traded leaders in e-commerce retail which, because of their leading positions in this market, may be considered for purposes of this analysis similar to America Online.

   The analysis showed the following multiples:

                                                                   Estimated
                                                                   Aggregate
                                                                 Value/EBITDA
                                                               -----------------
                                                               1999  2000  2001
                                                               ----- ----- -----
   Time Warner................................................ 19.4x 17.5x 15.4x
   Group of selected media and entertainment companies:
     Mean..................................................... 18.7x 15.8x 13.8x
     Median................................................... 16.2x 14.7x 12.8x
                                                                   Estimated
                                                                   Aggregate
                                                                 Value/Revenue
                                                               -----------------
                                                               1999  2000  2001
                                                               ----- ----- -----
   America Online............................................. 33.6x 25.8x 21.1x
   Excite, Lycos, Yahoo:
     Mean..................................................... 89.9x 57.6x 40.1x
     Median................................................... 38.8x 24.0x 16.8x
   Amazon.com, eBay:
     Mean..................................................... 48.5x 29.5x 20.3x
     Median................................................... 48.5x 29.5x 20.3x

   Securities Research Analysts' Future Price Targets Analysis. Morgan Stanley reviewed the 12-month price targets for the shares of common stock of each of Time Warner and America Online as projected by analysts from various financial institutions in recent reports. These targets reflected each analyst's estimate of the future public market trading price of Time Warner common stock and America Online common stock at the end of the particular period considered for each estimate. Morgan Stanley then arrived at the present value for these targets using an estimated equity discount rate of 12.7% for the Time Warner common stock and 18.5% for the America Online common stock.

   This analysis showed the following mean and median values for the Time Warner and America Online common stock:

                                                            12-Month Analysts'
                                                               Price Target
                                                           ---------------------
   Time Warner                                             Nominal Present Value
   -----------                                             ------- -------------
   Mean...................................................  $ 82        $74
   Median.................................................  $ 81        $73
                                                            12-Month Analysts'
                                                               Price Target
                                                           ---------------------
   America Online                                          Nominal Present Value
   --------------                                          ------- -------------
   Mean...................................................  $ 97        $84
   Median.................................................  $108        $94

   Morgan Stanley noted that the exchange ratio pursuant to the merger agreement implied a value of $110.625 for the common stock of Time Warner resulting from the merger, based on the trading price of the America Online common stock on January 7, 2000.

   Historical Exchange Ratio Analysis. Morgan Stanley reviewed the implied historical exchange ratios for the shares of common stock of each of Time Warner and America Online determined by dividing the price per share of Time Warner common stock by the price per share of America Online common stock over the three-year period from January 7, 1997 through January 7, 2000, and over the twelve-month period from January 7, 1999 through January 7, 2000. Morgan Stanley performed this analysis to compare the premium represented by the exchange ratio in the merger with the premium/(discount) represented by historical exchange ratios prevailing in the open market.

   This analysis indicated the following premiums/(discounts) represented by the average historical exchange ratios prevailing in the open market:

                                                           Premium/(Discount)
   Period Ending                                         Over Average Historical
   January 7, 2000                                           Exchange Ratio
   ---------------                                       -----------------------
   Last one month.......................................            81 %
   Last three months....................................            66 %
   Last six months......................................            34 %
   Last one year........................................            25 %
   Last 18 months.......................................           (16)%
   Last two years.......................................           (37)%
   Last three years.....................................           (61)%

   Morgan Stanley noted that the 1.5x exchange ratio in the merger agreement implied a 71% premium to the market ratio implied by the trading prices of the America Online and Time Warner common stock on January 7, 2000.

   Relative Contribution Analysis. Morgan Stanley compared pro forma contribution of each of Time Warner and America Online, based on publicly available Morgan Stanley research estimates, to the resultant combined company assuming completion of the merger. Morgan Stanley adjusted these statistics to reflect each company's respective capital structures and then compared them to the pro forma ownership by Time Warner stockholders of the common stock of the combined company of approximately 45%, implied by the exchange ratio.

   This analysis indicated the following equity contribution for Time Warner to the combined company on a pro forma basis:

                                                                Time Warner
                                                            Equity Contribution
                                                            -------------------
   Estimated Net Revenues:
     2000.................................................           79%
     2001.................................................           77%
   Estimated EBITDA:
     2000.................................................           79%
     2001.................................................           74%
   Estimated Net income (after preferred dividends):
     2000.................................................           46%
     2001.................................................           48%
   Market equity value (based on 1/7/00 closing prices and
    fully diluted shares using treasury method)...........           32%

   Pro Forma Merger Analysis. Morgan Stanley analyzed the pro forma effect of the merger on each of Time Warner's and America Online's actual and projected revenue and EBITDA for fiscal 1998 to fiscal 2001, based on publicly available Morgan Stanley research estimates, compared to the revenue and EBITDA growth rates of Time Warner and America Online on a standalone basis in each of the selected years.

   The analysis indicated that the merger would increase the revenue and EBITDA growth rates of Time Warner compared to the revenue and EBITDA growth rates of Time Warner on a standalone basis for the period selected as follows:

                                                               Estimated 1999-
                                                                2001 Compound
                                                              Annual Growth Rate
                                                              ------------------
   Revenue:
     Time Warner.............................................        10.1%
     America Online..........................................        26.2%
     Pro forma...............................................        13.0%
                                                               Estimated 1999-
                                                                2001 Compound
                                                              Annual Growth Rate
                                                              ------------------
   EBITDA:
     Time Warner.............................................        12.5%
     America Online..........................................        61.0%
     Pro forma...............................................        20.1%

   Premiums Paid in Selected Precedent Transactions Analysis. Morgan Stanley reviewed nine recent selected business combinations structured as mergers of equals and analyzed the premiums/discounts paid in these transactions over prevailing market prices before the announcement of these transactions. Morgan Stanley selected these transactions because they were structured as mergers of equals of large publicly-traded corporations and not because they involved companies engaged in industries that would be similar or related to those in which Time Warner or America Online operate.

   These transactions are: the Viacom, Inc./CBS Corporation transaction, the Vodafone PLC/AirTouch Communications, Inc. transaction, the British Petroleum Company/Amoco Corporation transaction, the Bell Atlantic Corporation/GTE Corporation transaction, the Norwest Corporation/Wells Fargo & Company transaction, the SBC Communications Inc./Ameritech Corporation transaction, the Daimler-Benz Aktiengesellschaft/Chrysler Corporation transaction, the NationsBank Corporation/Bank of America Corporation transaction and the Travelers Group Inc./Citicorp transaction.

   The table below provides the high and low premiums/discounts at 30 days and at one day before the announcement of these transactions, compared with the 71% premium to be received by the shareholders of Time Warner in the merger, based on the trading price for the America Online and Time Warner common stock as of January 7, 2000:

                                           Premium/(Discount) Premium/(Discount)
                                           to Stock Price at  to Stock Price at
                                                30 Days            One Day
                                           ------------------ ------------------
   Selected transactions:
     High.................................        72.1 %             70.4 %
     Low..................................        (4.5)%             (1.5)%

   No company or transaction utilized in the peer group comparison analysis is identical to Time Warner or America Online or the merger. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Time Warner or America Online, such as the impact of competition on the business of Time Warner, America Online, or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Time Warner, America Online or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using peer group data.

   In connection with the review of the merger by Time Warner's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Time Warner or America Online.

   In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Time Warner or America Online. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view to the holders of common stock and series common stock of Time Warner of the exchange ratio pursuant to the merger agreement and were conducted in connection with the delivery by Morgan Stanley of its opinion dated January 9, 2000 to the board of directors of Time Warner. Morgan Stanley's analyses do not purport to be appraisals or to reflect the prices at which shares of common stock or series common stock of Time Warner or America Online might actually trade. The exchange ratio in the merger was determined through arm's length negotiations between Time Warner and America Online and was approved by Time Warner's board of directors. Morgan Stanley did not recommend any specific exchange ratio to Time Warner or that any given exchange ratio constituted the only appropriate exchange ratio for the merger.

   Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Time Warner and America Online and have received fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities or indebtedness of Time Warner and America Online for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness.

   Time Warner has agreed to pay transaction fees to Morgan Stanley. Time Warner has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Interests of Certain America Online Directors and Executive Officers in the
Merger

   In considering the recommendation of the board of directors of America Online to vote for the proposal to adopt the merger agreement, stockholders of America Online should be aware that members of the America Online board of directors and members of America Online's management team have agreements or arrangements that provide them with interests in the merger that differ from those of America Online stockholders. The America Online board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to the stockholders of America Online that they vote for the proposal to adopt the merger agreement.

   Governance Structure and Management Positions. Pursuant to the terms of the merger agreement, upon completion of the merger:

  . the board of directors of AOL Time Warner will be initially comprised of sixteen individuals, eight of whom will be designated by America Online and eight of whom will be designated by Time Warner; and

  . each committee of the board of directors of AOL Time Warner will be initially comprised of two directors designated by America Online and two directors designated by Time Warner.

   The merger agreement also provides that, upon completion of the merger:

  . Stephen M. Case, Chairman and Chief Executive Officer of America Online, will serve as Chairman of the Board of AOL Time Warner, and until December 31, 2003, he cannot be removed from this position, except upon a 75% vote of the entire AOL Time Warner board of directors;

  . Robert W. Pittman, President and Chief Operating Officer of America Online, will serve as Co-Chief Operating Officer of AOL Time Warner; and

  . J. Michael Kelly, Senior Vice President and Chief Financial Officer of America Online, will serve as Executive Vice President and Chief Financial Officer of AOL Time Warner.

   The chairman of the board of AOL Time Warner will have supervisory responsibility over the functional areas of global public policy (particularly with respect to the Internet), technology policy and future innovation, venture-type investments and philanthropy, operating and discharging those responsibilities with the assistance of the following officers reporting directly to the chairman of the board: George Vradenburg, III, William J. Raduchel, Kenneth J. Novack, and Kenneth B. Lerer, and those officers may be appointed and removed only with the chairman of the board's approval or upon action of the board of directors of AOL Time Warner.

   America Online Employee Stock Options and Restricted Shares. As a result of the completion of the merger, substantially all America Online employee stock options and shares of restricted stock outstanding on

January 10, 2000, by their terms, will vest and become exercisable or free of restrictions, as the case may be, upon the earliest to occur of (1) their normal vesting date, (2) the first anniversary of the completion of the merger and (3) the employee's termination without cause or constructive termination.

   Pursuant to the terms of the merger agreement, each America Online employee stock option outstanding immediately prior to the completion of the merger will be converted, upon completion of the merger, into an option to acquire, on the same terms and conditions, the same number of shares of AOL Time Warner common stock at the same exercise price. Similarly, each restricted share of America Online common stock outstanding immediately prior to the completion of the merger will be converted, upon completion of the merger, into the same number of restricted shares of AOL Time Warner common stock.

   Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, AOL Time Warner will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of America Online and its subsidiaries, in all of their capacities:

  . to the same extent they were indemnified or had the right to advancement of expenses as of January 10, 2000, which is the date of the merger agreement, pursuant to America Online's restated certificate of incorporation, restated by-laws and indemnification agreements with any directors, officers and employees of America Online and its subsidiaries; and

  .  to the fullest extent permitted by law,

in each case for acts or omissions occurring at or prior to the completion of the merger.

   The merger agreement also provides that, upon completion of the merger, AOL Time Warner will cause to be maintained, for a period of six years after completion of the merger, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by America Online, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although AOL Time Warner will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by America Online for directors' and officers' liability insurance and fiduciary liability insurance.

Interests of Certain Time Warner Directors and Executive Officers in the Merger

   In considering the recommendation of the board of directors of Time Warner to vote for the proposal to adopt the merger agreement, stockholders of Time Warner should be aware that members of the Time Warner board of directors and members of Time Warner's management team have agreements or arrangements that provide them with interests in the merger that differ from those of Time Warner stockholders. The Time Warner board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to the stockholders of Time Warner that they vote for the proposal to adopt the merger agreement.

   Governance Structure and Management Positions. Pursuant to the terms of the merger agreement, upon completion of the merger:

  . the board of directors of AOL Time Warner will be comprised of sixteen individuals, eight of whom will be designated by America Online and eight of whom will be designated by Time Warner; and

  . each committee of the board of directors of AOL Time Warner will be comprised of two directors designated by America Online and two directors designated by Time Warner.

   Upon completion of the merger:

  . Gerald M. Levin, Chairman and Chief Executive Officer of Time Warner, will serve as Chief Executive Officer of AOL Time Warner, and until December 31, 2003, cannot be removed from this position, except upon a 75% vote of the entire AOL Time Warner board of directors;

  . R.E. Turner, Vice Chairman of Time Warner, will serve as Vice Chairman of AOL Time Warner; and

  . Richard D. Parsons, President of Time Warner, will serve as Co-Chief Operating Officer of AOL Time Warner.

   Time Warner Employee Stock Options and Restricted Shares. Upon approval by the board of directors of Time Warner of the merger agreement, on January 9, 2000, all then outstanding Time Warner employee stock options, by their terms, immediately vested and became exercisable, and all then outstanding restricted shares of Time Warner common stock, by their terms, immediately vested and became free of all restrictions.

   Pursuant to the terms of the merger agreement, each Time Warner employee stock option outstanding immediately prior to the completion of the merger will be converted, upon completion of the merger, into an option to acquire, on the same terms and conditions, the number of shares of AOL Time Warner common stock that is equal to the product of the number of shares of Time Warner common stock that could have been acquired upon exercise of the option immediately before completion of the merger multiplied by 1.5, rounded to the nearest whole share. The exercise price of these AOL Time Warner stock options will be the exercise price for the Time Warner stock option immediately before completion of the merger divided by 1.5.

   Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, AOL Time Warner will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Time Warner and its subsidiaries in all of their capacities:

  . to the same extent they were indemnified or had the right to advancement of expenses as of January 10, 2000, which is the date of the merger agreement, pursuant to Time Warner's restated certificate of incorporation, by-laws and indemnification agreements with any directors, officers and employees of Time Warner and its subsidiaries; and

  . to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the completion of the merger.

   The merger agreement also provides that, upon completion of the merger, AOL Time Warner will cause to be maintained, for a period of six years after completion of the merger, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Time Warner, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although AOL Time Warner will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Time Warner for directors' and officers' liability insurance and fiduciary liability insurance.

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement by the stockholders of America Online and Time Warner. The merger will become effective upon the filing of certificates of merger with the Secretary of State of the State of Delaware.

   We are working toward completing the merger as quickly as possible. We expect to complete the merger during the fall of 2000.

Structure of the Merger and Conversion of America Online and Time Warner Stock

   Structure. To accomplish the combination of their businesses, America Online and Time Warner jointly formed a new company, AOL Time Warner with two subsidiaries, America Online Merger Sub and Time Warner Merger Sub. At the time the merger is completed:

  . America Online Merger Sub will be merged into America Online, and America Online will be the surviving corporation; and

  . Time Warner Merger Sub will be merged into Time Warner, and Time Warner will be the surviving corporation.

As a result, America Online and Time Warner will each become a wholly owned subsidiary of AOL Time Warner.

   Conversion of America Online and Time Warner Stock. When the merger is completed:

  . America Online common stockholders will receive one share of AOL Time Warner common stock for each share they own;

  . Time Warner common stockholders will receive 1.5 shares of AOL Time Warner common stock for each share they own;

  . Time Warner series LMCN-V common stockholders will receive 1.5 shares of substantially identical AOL Time Warner series LMCN-V common stock for each share they own; and

  . Time Warner preferred stockholders will receive one share of a corresponding series of substantially identical AOL Time Warner preferred stock for each share of each series of Time Warner preferred stock they own.

   The voting rights and conversion ratio of each series of AOL Time Warner preferred stock will be adjusted as a result of the merger to reflect the 1.5 conversion ratio between shares of Time Warner common stock and shares of AOL Time Warner common stock. The voting rights and conversion ratio of the AOL Time Warner series LMCN-V common stock will not be adjusted.

   The number of shares of AOL Time Warner stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to the America Online common stock or Time Warner capital stock effected between the date of the merger agreement and the date of completion of the merger.

Exchange of Stock Certificates for AOL Time Warner Stock Certificates

   When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your America Online or Time Warner stock certificates in exchange for AOL Time Warner stock certificates. When you deliver your stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled and you will receive AOL Time Warner stock certificates representing the number of full shares of AOL Time Warner stock to which you are entitled under the merger agreement. Time Warner stockholders will receive payment in cash, without interest, in lieu of any fractional shares of AOL Time Warner common stock or series common stock which would have been otherwise issuable to them as a result of the merger.

You should not submit your America Online or Time Warner stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

   You are not entitled to receive any dividends or other distributions on AOL Time Warner common stock until the merger is completed and you have surrendered your America Online or Time Warner stock certificates in exchange for AOL Time Warner stock certificates.

   If there is any dividend or other distribution on AOL Time Warner stock with a record date after the date on which the merger is completed and a payment date prior to the date you surrender your America Online or Time Warner stock certificates in exchange for AOL Time Warner stock certificates, you will receive the dividend or distribution with respect to the whole shares of AOL Time Warner stock issued to you promptly after they are issued. If there is any dividend or other distribution on AOL Time Warner stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your

America Online or Time Warner stock certificates in exchange for AOL Time Warner stock certificates, you will receive the dividend or distribution with respect to the whole shares of AOL Time Warner stock issued to you promptly after the payment date.

   AOL Time Warner will only issue an AOL Time Warner stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered America Online or Time Warner stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Treatment of America Online and Time Warner Stock Options and Other Equity Based Awards

   When the merger is completed, each outstanding America Online employee stock option will be converted into an option to purchase shares of AOL Time Warner common stock at an exercise price per share equal to the exercise price per share of America Online common stock subject to the option before the conversion. In addition, each outstanding restricted share of America Online common stock will be converted into one restricted share of AOL Time Warner common stock. As a result of the completion of the merger, substantially all America Online employee stock options, and shares of restricted stock outstanding on January 10, 2000, by their terms, will vest and become exercisable or free of restrictions, as the case may be, upon the earliest to occur of (1) their normal vesting date, (2) the first anniversary of the completion of the merger and (3) the employee's termination without cause or constructive termination.

   Upon completion of the merger, each outstanding Time Warner stock option will be converted into an option to purchase the number of shares of AOL Time Warner common stock that is equal to the product of 1.5 multiplied by the number of shares of Time Warner common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Time Warner common stock subject to the option before the conversion divided by 1.5. In addition, each outstanding restricted share of Time Warner common stock will be converted into the number of restricted shares of AOL Time Warner common stock that is equal to the product of 1.5 multiplied by the shares of Time Warner common stock subject to the award. Each Time Warner stock option outstanding on January 9, 2000, by its terms, accelerated and became fully vested, and each share of restricted Time Warner common stock outstanding on that date immediately vested, becoming free of restrictions.

   The other terms of each America Online and Time Warner option and restricted shares, referred to above will continue to apply.

   AOL Time Warner will file a registration statement covering the issuance of the shares of AOL Time Warner common stock subject to each America Online and Time Warner option and restricted shares and will maintain the effectiveness of that registration statement for as long as any of the options or restricted shares remain outstanding.

Effect of the Merger on Outstanding America Online Convertible Notes

   As of December 31, 1999, America Online had outstanding two series of convertible subordinated notes: (1) $248,971,000 aggregate principal amount of 4% convertible subordinated notes due November 15, 2002, and (2) $2,267,533,000 aggregate principal amount at maturity of zero coupon convertible subordinated notes due 2019. On December 31, 1999, the underwriters exercised the overallotment option on the notes due in 2019. As a result, America Online sold additional notes with an aggregate principal amount at maturity of approximately $55.6 million.

   The convertible notes due in 2002 were issued under an indenture dated as of November 17, 1997 between America Online and State Street Bank and Trust Company, as trustee. The indenture provides that after consummation of the merger, the note holders will be entitled to convert their notes into the number of shares of AOL Time Warner common stock that they would have received in the merger if they had converted the notes into America Online common stock immediately prior to the merger. If the notes are outstanding at the time the merger is consummated, America Online and AOL Time Warner will enter into a supplemental indenture to implement this modification in the conversion right of the notes. The merger will not constitute a "change in control" as defined in the indenture, which would give the note holders the right to require America Online to repurchase the notes.

   The convertible notes due in 2019 were issued under an indenture dated as of December 6, 1999, as supplemented by a supplemental indenture dated the same date, between America Online and State Street Bank and Trust Company, as trustee. Upon consummation of the merger, AOL Time Warner will enter into a supplemental indenture providing that, subject to the terms and conditions of the indenture, each note will thereafter be convertible into the number of shares of AOL Time Warner common stock which the note holder would have received in the merger if the note holder had converted the note immediately prior to the merger.

Material United States Federal Income Tax Consequences of the Merger

   The following summary discusses the material U.S. federal income tax consequences of the merger to U.S. Holders of America Online and Time Warner stock.

   For purposes of this discussion, a U.S. Holder means:

  .  a citizen or resident of the United States;

  . a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

  . a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

  . an estate that is subject to U.S. federal income tax on its income regardless of its source.

   This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that America Online stockholders hold their America Online common stock and will hold their AOL Time Warner common stock, and that Time Warner stockholders hold their Time Warner capital stock and will hold their AOL Time Warner capital stock, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including:

  .  insurance companies;

  .  tax-exempt organizations;

  .  dealers in securities or foreign currency;

  .  banks or trusts;

  . persons that hold their America Online common stock or Time Warner capital stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction;

  .  persons that have a functional currency other than the U.S. dollar;

  .  investors in pass-through entities;

  . stockholders who acquired their America Online common stock or Time Warner capital stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

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  .  holders of options granted under any America Online or Time Warner benefit plan.

   Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

   None of America Online, Time Warner or AOL Time Warner has requested a ruling from the United States Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

   Simpson Thacher & Bartlett, counsel to America Online, has delivered its opinion to America Online and Cravath, Swaine & Moore, counsel to Time Warner, has delivered its opinion to Time Warner, each dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the exchange of America Online common stock or Time Warner capital stock for AOL Time Warner capital stock in the merger will constitute an exchange to which Section 351 of the Internal Revenue Code applies or a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or both. Any change in currently applicable law, which may or may not be retroactive, or failure of any factual representations or assumptions to be true, correct and complete in all material respects, could affect the continuing validity of the Simpson tax opinion and the Cravath tax opinion.

   Based on such tax opinions, the following tax consequences would arise:

  . no gain or loss will be recognized by AOL Time Warner, America Online, Time Warner, America Online Merger Sub or Time Warner Merger Sub in connection with the merger;

  . no gain or loss will be recognized by (i) U.S. Holders of America Online common stock on the exchange of their America Online common stock for AOL Time Warner common stock or (ii) U.S. Holders of Time Warner capital stock on the exchange of their Time Warner capital stock for AOL Time Warner capital stock (except with respect to cash received by U.S. Holders of Time Warner capital stock in lieu of fractional shares of AOL Time Warner capital stock);

  . (i) the aggregate adjusted basis of the AOL Time Warner common stock received in the merger by a U.S. Holder of America Online common stock will be equal to the aggregate adjusted basis of the U.S. Holder's America Online common stock exchanged for that AOL Time Warner common stock and (ii) the aggregate adjusted basis of the AOL Time Warner capital stock received in the merger by a U.S. Holder of Time Warner capital stock will be equal to the aggregate adjusted basis of the U.S. Holder's Time Warner capital stock exchanged for that AOL Time Warner capital stock (reduced by any amount allocable to the fractional share interests in AOL Time Warner capital stock for which cash is received); and

  . (i) the holding period of the AOL Time Warner common stock received in the merger by a U.S. Holder of America Online common stock will include the holding period of the U.S. Holder's America Online common stock exchanged for that AOL Time Warner common stock and (ii) the holding period of the AOL Time Warner capital stock received in the merger by a U.S. Holder of Time Warner capital stock will include the holding period of the U.S. Holder's Time Warner capital stock exchanged for that AOL Time Warner capital stock.

   Cash Instead of Fractional Shares. The receipt of cash instead of a fractional share of AOL Time Warner capital stock by a U.S. Holder of Time Warner capital stock will result in taxable gain or loss to such U.S. Holder for U.S. federal income tax purposes based upon the difference between the amount of cash received by such U.S. Holder and the U.S. Holder's adjusted tax basis in the fractional share as set forth above. The gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder's holding period is greater than 12 months as of the date of the merger. For non-corporate U.S. Holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

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   Appraisal Rights.  A Time Warner stockholder who exercises appraisal rights generally will recognize taxable capital gain or loss based upon the difference between the amount of cash received by such U.S. Holder and the U.S. Holder's tax basis in the shares of Time Warner capital stock exchanged.

   Backup Withholding. Certain non-corporate Time Warner stockholders may be subject to backup withholding at a 31% rate on cash payments received instead of fractional shares of AOL Time Warner capital stock. Backup withholding will not apply, however, to a Time Warner stockholder who:

  . furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Time Warner stockholders following the date of completion of the merger;

  . provides a certification of foreign status on Form W-8 or successor form; or

  .  is otherwise exempt from backup withholding.

   Reporting Requirements. A U.S. Holder of America Online common stock or Time Warner capital stock receiving AOL Time Warner capital stock as a result of the merger may be required to retain records related to such U.S. Holder's America Online common stock and Time Warner capital stock, as the case may be, and file with its federal income tax return, a statement setting forth facts relating to the merger.

   The summary of material U.S. federal income tax consequences is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state or local tax consequences of the merger. The summary does not address the tax consequences of any transaction other than the merger. Accordingly, each America Online and Time Warner stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger to the holder.

Accounting Treatment of the Merger

   We intend to account for the merger under the purchase method of accounting for business combinations. See "Pro Forma Consolidated Condensed Financial Statements."

Regulatory Matters

   We have summarized below the material regulatory requirements affecting the merger. Although we have not yet received the required approvals we discuss, we anticipate that we will receive regulatory approvals sufficient to complete the merger by the fall of 2000.

   Antitrust Considerations. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds, either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the

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applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

   Under Regulation (EEC) No. [4064/89] of the Council of the European Union, the merger may not be completed until the European Commission has granted its approval. America Online and Time Warner anticipate that the requisite notification will be filed with respect to the merger with the European Commission. In addition, America Online and Time Warner are required to make filings with or obtain approvals from other international regulatory authorities in connection with the merger including regulatory authorities in Brazil, Canada and South Africa.

   America Online and Time Warner are not aware of any other foreign governmental approvals or actions that are required to complete the merger. America Online and Time Warner conduct operations in a number of foreign countries, some of which have voluntary and/or post-merger notification systems. Should any other approval or action be required, America Online and Time Warner currently plan to seek the approval or take the action. Failure to obtain the approval or take the action is not anticipated to have a material effect on the merger or on AOL Time Warner.

   Federal Communications Commission. Pursuant to the Communications Act of 1934, the transfer of control of licenses issued by the Federal Communications Commission typically requires prior Federal Communications Commission approval. America Online and Time Warner each directly or indirectly hold Federal Communications Commission licenses and intend to obtain any necessary approvals from the Federal Communications Commission in connection with the mergers. On
or about [    ], 2000, America Online and Time Warner filed appropriate
applications with the Federal Communications Commission seeking approval for the transfer of control to AOL Time Warner of the applicable Federal Communications Commission licenses and authorizations.

   State and Local Governmental Authorities. Affiliates of Time Warner hold cable television franchises around the country for its cable television operations. A substantial number of these cable franchise agreements may require local governmental approval in connection with the merger, and a few states may impose similar requirements. Similarly, a few state and local approvals may be required in connection with the transfer of control of authorizations for telephone or telecommunications services provided by affiliates of Time Warner. Time Warner and AOL Time Warner submitted applications to appropriate state and local authorities where consents may be required. Other state and local authorities have been provided notification of the merger.

Restrictions on Sales of Shares by Affiliates of America Online and Time Warner

   The shares of AOL Time Warner common stock to be issued in connection with the merger or upon conversion of shares of AOL Time Warner series common stock or AOL Time Warner preferred stock issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of AOL Time Warner common stock issued to any person who is deemed to be an "affiliate" of either America Online or Time Warner at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either America Online or Time Warner and may include our executive officers and directors, as well as our significant stockholders. Affiliates may not sell their shares of AOL Time Warner common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  .  an exemption under paragraph (d) of Rule 145 under the Securities Act;
     or

  .  any other applicable exemption under the Securities Act.

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   AOL Time Warner's registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, does not cover the resale of shares of AOL Time Warner common stock to be received by our affiliates in the merger.

New York Stock Exchange Listing of AOL Time Warner Common Stock to be Issued in the Merger

   AOL Time Warner will use reasonable best efforts to cause the shares of AOL Time Warner common stock to be issued in connection with the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the merger.

Appraisal Rights

   The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of
Section 262 of the Delaware General Corporation Law, a copy of which is attached to this joint proxy statement-prospectus as annex I and is incorporated into this summary by reference.

   Under Delaware law, America Online stockholders and Time Warner common stockholders are not entitled to appraisal rights in connection with the merger. However, holders of Time Warner series common stock and preferred stock are entitled to appraisal rights under Delaware law.

   If the merger is approved by the required vote of Time Warner's stockholders, each holder of Time Warner series common stock and preferred stock who (1) files written notice with Time Warner of an intention to exercise rights to appraisal of his, her or its shares prior to the Time Warner special meeting, (2) in the case of a preferred stockholder, does not vote in favor of the merger and (3) follows the procedures set forth in Section 262, will be entitled to be paid for his or her Time Warner series common stock or preferred stock by the surviving corporation the fair value in cash of the shares of Time Warner series common stock or preferred stock, as the case may be. The fair market value of shares of Time Warner series common stock and preferred stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of Time Warner series common stock and preferred stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this joint proxy statement-prospectus as the "dissenting shares."

   Within ten days after the effective date of the merger, Time Warner, as the surviving corporation in the merger, must mail a notice to all stockholders who have complied with (1) and (2) above notifying such stockholders of the effective date of the merger. Within 120 days after the effective date, holders of Time Warner series common stock and preferred stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Notwithstanding the foregoing, within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from AOL Time Warner a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

   Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

   A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify

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the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

   If any holder of Time Warner series common stock or preferred stock who demands the appraisal and purchase of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses the right to the purchase, his or her shares will be converted into a right to receive a number of shares of AOL Time Warner series common stock or preferred stock, as the case may be, in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

  .  the merger is abandoned;

  . the dissenting stockholder fails to make a timely written demand for appraisal;

  .  the dissenting shares are voted in favor of the merger;

  . neither Time Warner nor the stockholder files a complaint or intervenes in a pending action within 120 days after mailing of the approval notice; or

  . the stockholder delivers to AOL Time Warner, as the surviving corporation, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares.

Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event a Time Warner stockholder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, Time Warner stockholders who are considering objecting to the merger should consult their own legal advisors.

Delisting and Deregistration of America Online and Time Warner Common Stock after the Merger

   When the merger is completed, America Online common stock and Time Warner common stock will each be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Stockholder Lawsuits Challenging the Merger

   Several complaints have been filed in the Delaware Court of Chancery or Supreme Court of New York naming as defendants one or more of (a) America Online, (b) the directors of America Online, (c) Time Warner and (d) the directors of Time Warner. The complaints purport to be filed on behalf of holders of America Online stock or Time Warner stock, as applicable, and allege breaches of fiduciary duty by the applicable company and its directors or aiding and abetting breaches of fiduciary duty by the other company and its directors in connection with the proposed merger of America Online and Time Warner. The plaintiffs in each case seek to enjoin completion of the merger and/or damages. Each of America Online and Time Warner intends to defend against these lawsuits vigorously.

The Merger Agreement

   The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement-prospectus. We urge you to read the full text of the merger agreement.

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   Conditions to the Merger.  Each of America Online's and Time Warner's
obligations to complete the merger are subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

  .  the adoption of the merger agreement by the affirmative vote of:

    . the holders of a majority of the voting power of the outstanding shares of Time Warner common stock and Time Warner preferred stock, voting together as one group; and

    . the holders of a majority of the outstanding shares of America Online common stock;

  . the absence of any law, order or injunction prohibiting completion of the merger;

  . the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

  . the approval of the merger by the European Commission and Canadian governmental entities;

  .  the final approval of the Federal Communications Commission;

  . the receipt of all approvals and consents of, and the completion of filings with, or notices to, any state or local cable franchising authorities or any state public service commissions necessary for completion of the merger, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as described below, on AOL Time Warner after the merger;

  . the approval for listing, by the New York Stock Exchange, of the shares of AOL Time Warner common stock to be issued, or to be reserved for issuance, in connection with the merger, subject to official notice of issuance; and

  . the declaration of effectiveness of the registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, by the Securities and Exchange Commission, and the absence of any stop order or threatened or pending proceedings seeking a stop order.

"Material Adverse Effect," when used in reference to any entity, means any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to:

  . the business, financial condition or results of operations of the entity and its subsidiaries, taken as a whole; or

  .  the ability of the entity to complete the merger.

   However, there will be no Material Adverse Effect to the extent that any event, change, circumstance or effect relates:

  .  to the economy or financial markets in general; or

  .  generally to the industries in which the entity operates.

   America Online's obligations to complete the merger relating to America Online are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

  . Time Warner's representations and warranties, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or Material Adverse Effect, must be true and correct as of the date of the merger agreement and as of the date of completion of the merger, except for:

    . representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of such date; and


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    .  any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Time Warner;

  .  Time Warner must have:

    . performed or complied with all agreements and covenants required to be performed by it under the merger agreement that are qualified as to materiality or Material Adverse Effect; and

    . performed or complied in all material respects with all other material agreements and covenants required to be performed by it under the merger agreement that are not so qualified;

  . America Online must have received from Simpson Thacher & Bartlett, a written opinion to the effect that for federal income tax purposes, each merger will constitute an exchange to which Section 351 of the Internal Revenue Code applies or a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or both; and

  . conditions for the benefit of Time Warner must have been satisfied or waived by Time Warner.

   Time Warner's obligations to complete the merger relating to Time Warner are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

  . America Online's representations and warranties, disregarding all qualifications and exceptions contained in the merger agreement relating to the materiality or Material Adverse Effect, must be true and correct as of the date of the merger agreement and as of the date of completion of the merger, except for:

    . representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of such date; and

    . any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on America Online;

  .  America Online must have:

    . performed or complied with all agreements and covenants required to be performed by it under the merger agreement that are qualified as to materiality or Material Adverse Effect; and

    . performed or complied in all material respects with all other material agreements and covenants required to be performed by it under the merger agreement that are not so qualified;

  . Time Warner must have received from Cravath, Swaine & Moore, a written opinion to the effect that for federal income tax purposes, each merger will constitute an exchange to which Section 351 of the Internal Revenue Code applies or a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or both; and

  . conditions for the benefit of America Online must have been satisfied or waived by America Online.

   No Other Transactions Involving America Online or Time Warner. The merger agreement contains detailed provisions prohibiting America Online and Time Warner from seeking an alternative transaction. Under these "no solicitation" provisions, each of America Online and Time Warner has agreed that neither it nor any of its subsidiaries, officers and directors, will, and that it will use reasonable best efforts to ensure that its and its subsidiaries' employees, agents and representatives, do not, directly or indirectly:

  . initiate, solicit, encourage or knowingly facilitate any inquires or the making of an Acquisition Proposal, as described below;

  . have any discussion with, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

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  .  approve or recommend, or propose publicly to approve or recommend, any
     Acquisition Proposal; or

  . approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

   "Acquisition Proposal" means, with respect to any entity, any proposal or offer with respect to, or a transaction to effect:

  . a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving that entity or any of its significant subsidiaries;

  . any purchase or sale of 20% or more of the consolidated assets of the entity, including stock of its subsidiaries, taken as a whole; or

  . any purchase or sale of, or tender or exchange offer for, the equity securities of that entity that, if completed, would result in any person beneficially owning securities representing 20% or more of the total voting power of that entity, or of the surviving parent entity in the transaction, or any of its significant subsidiaries.

   However, the merger agreement does not prevent each of America Online and Time Warner, or its board of directors from:

  . engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by that person, if and only to the extent that its board of directors concludes in good faith that there is a reasonable likelihood that the Acquisition Proposal could constitute a Superior Proposal; or

  . effecting a Change in Board Recommendation, as defined below, if and only to the extent that it has received an unsolicited bona fide written Acquisition Proposal from a third party and its board of directors concludes in good faith that the Acquisition Proposal constitutes a Superior Proposal, as described below.

   However, America Online or Time Warner may only take such action if and only to the extent that:

  . the special meeting of its stockholders to vote on the adoption of the merger agreement has not occurred;

  . its board of directors, after consultation with outside counsel, determines in good faith that the failure to effect a Change in Board Recommendation or to engage in discussions or negotiations with, or provide information to, the person, as the case may be, would be inconsistent with its fiduciary duties under applicable law;

  . before providing any information or data to any person in connection with an Acquisition Proposal by that person, its board of directors receives from that person an executed confidentiality agreement with customary provisions; except that if the confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in the confidentiality agreement between America Online and Time Warner, then the confidentiality agreement between America Online and Time Warner will be automatically amended to contain the less restrictive provisions or to omit the restrictive provisions, as the case may be; and

  . before providing any information or data to any person or entering into discussions or negotiations with any person, it promptly notifies the other party of:

    . inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, any of its representatives; and

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    .  the name of the person and the material terms and conditions of any inquiries, proposals or offers.

   In addition, the merger agreement does not prevent America Online or Time Warner from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to an Acquisition Proposal.

   "Change in Board Recommendation" means, with respect to any party to the merger agreement:

  . withdrawing, modifying or qualifying, or proposing to withdraw, modify or qualify, in any manner adverse to the other party to the merger agreement, the recommendation of that party's board of directors that its stockholders vote in favor of the adoption of the merger agreement; or

  . taking any action or making any statement in connection with the special meeting of the stockholders of that party that is inconsistent with the recommendation of that party's board of directors.

  However, an action or statement will not be a Change in Board
     Recommendation so long as:

    . the action or statement is taken or made pursuant to advice, in the case of America Online, from Simpson Thacher & Bartlett, and, in the case of Time Warner, from Cravath, Swaine & Moore, to the effect that the action or statement is required by applicable law;

    . if a Public Proposal, as described below, has been made and not rescinded, the action or statement does not relate to the Public Proposal other than any factual statement required by any regulatory authority, and the action or statement includes a rejection of the Public Proposal; and

    . the action or statement also includes a reaffirmation of the approval of the merger by that party's board of directors and the recommendation to that party's stockholders to adopt the merger agreement.

   "Public Proposal" means, with respect to America Online or Time Warner, an Acquisition Proposal that has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of America Online or Time Warner, as the case may be, at any time after January 10, 2000, the date of the merger agreement.

   The board of directors of America Online or Time Warner may only change their respective recommendations of the merger as provided in the "no solicitation" provision of the merger agreement.

   "Superior Proposal" means a bona fide written proposal made to America Online or Time Warner, as the case may be, which is for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving America Online or Time Warner; and

  . as a result of which the person making the proposal or its stockholders will own 40% or more of the combined voting power of the entity surviving or resulting from the transaction, or its ultimate parent entity; and

  . is on terms which the board of directors of America Online or Time Warner, as the case may be, in good faith concludes, following receipt of the advice of its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal:

    . would, if completed, result in a transaction that is more favorable to the stockholders of America Online or Time Warner, as the case may be, from a financial point of view, than the merger; and

    .  is reasonably capable of being completed.

   Each of America Online and Time Warner has agreed under the provisions of the merger agreement that:

  . it will promptly keep the other party informed of the status and terms of any proposals, offers, discussions or negotiations covered by the "no solicitation" provisions of the merger agreement;

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  .  it will, and its officers, directors and representatives will, immediately cease and terminate any activities, discussions or negotiations existing as of January 10, 2000, the date of the merger agreement, with any parties conducted before that date with respect to any Acquisition Proposal;

  . it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations of the "no solicitation" provisions of the merger agreement; and

  . it will not submit to the vote of its stockholders any Acquisition Proposal other than the merger between America Online and Time Warner.

   Nothing contained in the "no solicitation" provisions of the merger agreement will:

  . permit America Online or Time Warner to terminate the merger agreement, except as specifically provided in the merger agreement; or

  . affect any other obligation of America Online or Time Warner under the merger agreement.

   Termination. The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained:

  .  by mutual written consent of America Online and Time Warner;

  . by either America Online or Time Warner if the merger is not completed on or before May 31, 2001, except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to be completed by May 31, 2001;

  .  by either America Online or Time Warner if any governmental entity:

    . issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action becomes final and nonappealable; or

    . fails to issue an order, decree or ruling or to take any other action, and the denial of a request to issue an order, decree, ruling or take any other action becomes final and nonappealable,

   in each case which is necessary to fulfill the conditions to the completion of the merger relating to:

      . the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

      . the approval of the merger by the European Commission and Canadian governmental entities;

      .  the final approval of the Federal Communications Commission;

      . the receipt of all approvals and consents of, and the completion of filings with, or notices to, any state cable franchising authorities or any state public service commissions necessary for completion of the merger, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AOL Time Warner after the merger;

  except that this right to terminate the merger agreement will not be available to any party whose failure to comply with the provisions of the merger agreement relating to the use of reasonable best efforts to do all things necessary, proper or advisable under the merger agreement and applicable laws and regulations to complete the merger is the cause of the action or inaction;

  . by either America Online or Time Warner if the approval of either party's stockholders is not obtained because of the failure to obtain the required vote to adopt the merger agreement at a duly held meeting of America Online's or Time Warner's stockholders;


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  .  by either America Online or Time Warner if:

    . the board of directors of the other party fails to recommend that the stockholders of that party vote in favor of the adoption of the merger agreement or effects a Change of Recommendation, whether or not permitted by the terms of the merger agreement; or

    . the other party materially breaches its obligations under the merger agreement because of a failure to call a special meeting of its stockholders to vote on the adoption of the merger agreement or a failure to mail this joint proxy statement-prospectus to its stockholders; or

  . by either America Online or Time Warner if the other party breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement in such a way as to render the conditions to the completion of the merger relating to the accuracy of representations and warranties and the performance of or compliance with agreements and covenants contained in the merger agreement incapable of being satisfied on or before May 31, 2001.

   Effect of Termination. As set forth in more detail below, the merger agreement requires America Online and Time Warner to pay a termination fee to one another in specified circumstances in amounts, depending on the circumstances surrounding the termination, equal either to 2.75% or 1% of its fully diluted number of shares multiplied by the closing price of America Online's common stock on January 7, 2000, further multiplied, in the case of Time Warner, by 1.5.

   Time Warner Termination Fee. If either party terminates the merger agreement because:

    .  the approval of the stockholders of Time Warner is not obtained; or

    . the merger is not completed on or before May 31, 2001 and the special meeting of Time Warner's stockholders to vote on the adoption of the merger agreement has not occurred; and

  . an Acquisition Proposal with respect to Time Warner has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Time Warner at any time after January 10, 2000, the date of the merger agreement, and before the date of termination of the merger agreement; and

  . within 12 months of the termination of the merger agreement, Time Warner or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, an Acquisition Proposal involving 40% or more of the consolidated assets of Time Warner and its subsidiaries, taken as a whole, or 40% or more of the total voting power of Time Warner, or of the surviving parent entity in the transaction, or any of its significant subsidiaries; or

   if America Online terminates the merger agreement because:

    . the board of directors of Time Warner fails to recommend that the stockholders of Time Warner vote in favor of the adoption of the merger agreement or effects a Change of Recommendation; or

    . Time Warner materially breaches its obligations under the merger agreement because of its failure to call a special meeting of its stockholders to vote on the adoption of the merger agreement or its failure to mail this joint proxy statement-prospectus to its stockholders;

  then Time Warner must pay America Online an amount equal to 2.75% of the Time Warner Termination Amount, as described below, less any amounts previously paid or payable by Time Warner in connection with the termination of the merger agreement, as described in the next sentence. In addition, Time Warner must pay America Online an amount equal to 1% of the Time Warner Termination Amount if either party terminates the merger agreement because the approval of the stockholders of Time Warner is not obtained; except that this amount need not be paid if the termination fee has otherwise been paid in connection with the termination of the merger agreement as described in the previous sentence.


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"Time Warner Termination Amount" means an amount equal to the product of:

     (x) the number of shares of common stock of Time Warner outstanding as of January 10, 2000, the date of the merger agreement, assuming the exercise of all outstanding options, other than the option granted to America Online, and the conversion into Time Warner common stock of all securities of Time Warner convertible into Time Warner common stock; multiplied by

     (y) 1.5; multiplied by

     (z) the last sale price of common stock of America Online Common on the New York Stock Exchange on January 7, 2000.

   America Online Termination Fee. Similarly, if either party terminates the merger agreement because:

    .  the approval of the stockholders of America Online is not obtained;
       or

    . the merger is not completed on or before May 31, 2001 and the special meeting of America Online's stockholders to vote on the adoption of the merger agreement has not occurred; and

  . an Acquisition Proposal with respect to America Online has been publicly announced or communicated to the senior management, board of directors or stockholders of America Online at any time after January 10, 2000, the date of the merger agreement, and before the date of termination of the merger agreement; and

  . within 12 months of the termination of the merger agreement, America Online or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, an Acquisition Proposal involving 40% or more of the consolidated assets of America Online and its subsidiaries, taken as a whole, or 40% or more of the total voting power of America Online, or of the surviving parent entity in the transaction, or any of its significant subsidiaries; or

   if Time Warner terminates the merger agreement because:

    . the board of directors of America Online fails to recommend that the stockholders of America Online vote in favor of the adoption of the merger agreement or effects a Change of Recommendation; or

    . America Online materially breaches its obligations under the merger agreement because of its failure to call a special meeting of its stockholders to vote on the adoption of the merger agreement or its failure to mail this joint proxy statement-prospectus to its stockholders;

then America Online must pay Time Warner an amount equal to 2.75% of the America Online Termination Amount, as described below, less any amounts previously paid or payable by America Online in connection with the termination of the merger agreement, as described in the next sentence. In addition, America Online must pay Time Warner an amount equal to 1% of the America Online Termination Amount if either party terminates the merger agreement because the approval of the stockholders of America Online is not obtained; except that this amount need not be paid if the termination fee has otherwise been paid in connection with the termination of the merger agreement, as described in the previous sentence.

   "America Online Termination Amount" means an amount equal to the product of:

     (x) the number of shares of common stock of America Online outstanding as of January 10, 2000, the date of the merger agreement, assuming the exercise of all outstanding options, other than the option granted to Time Warner, and the conversion into America Online common stock of all securities of America Online convertible into America Online common stock; multiplied by

     (y) the last sale price of common stock of America Online Common on the New York Stock Exchange on January 7, 2000.


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   Conduct of Business Pending the Merger. Under the merger agreement, each of
America Online and Time Warner has agreed that, during the period before completion of the merger, except as expressly contemplated or permitted by the merger agreement and the stock option agreements, or to the extent that the other party consents in writing, it will carry on its respective business in the usual, regular and ordinary course in all material respects, substantially in the same manner as previously conducted, and will use its reasonable best efforts to preserve intact its present line of business and its relationships with third parties. Each of America Online and Time Warner has also agreed that it will not, and it will not permit any of its subsidiaries to, enter into any new material line of business or incur or commit any capital expenditures or any obligations or liabilities in connection with such capital expenditures, other than as previously disclosed to the other party or in the ordinary course of business consistent with past practice.

   In addition to these agreements regarding the conduct of business generally, each of America Online and Time Warner has agreed to some specific restrictions relating to the following:

  .  the declaration or payment of dividends;

  . the alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

  .  the repurchase or redemption of capital stock;

  . the issuance or sale of capital stock, any voting debt or other equity interests;

  .  the amendment of its certificate of incorporation or by-laws;

  .  the acquisition of assets or other entities;

  .  the disposition of assets;

  .  the extension of loans, advances, capital contributions or investments;

  .  the incurrence or the guarantee of debt;

  . the sale of debt securities, warrants or other rights to acquire debt securities;

  . the taking of actions that would prevent or impede the merger from qualifying as an exchange under Section 351 of the Internal Revenue Code and as a reorganization under Section 368 of the Internal Revenue Code;

  .  compensation of directors, executive officers and key employees;

  .  accounting policies and procedures;

  .  entrance into certain types of agreements including:

    . material agreements that restrict the ability of America Online or Time Warner or any of their subsidiaries or affiliates to distribute, promote, market or otherwise offer Internet and interactive services, programming or functionality on the cable systems owned by Time Warner or its subsidiaries or affiliates;

    . agreements that limit or restrict, or after completion of the merger, could limit or restrict America Online, Time Warner or any of their subsidiaries or affiliates, including AOL Time Warner, from engaging or competing in any line of business or in any geographic area, which limitation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AOL Time Warner and its subsidiaries, taken together, after the merger; and

  . actions that would result, or would reasonably be expected to result, in any of the conditions to the merger not being satisfied, or a material delay in the satisfaction of any of the conditions to the merger.

   Additional Agreements. Each of America Online and Time Warner has agreed to cooperate with each other and to use its reasonable best efforts to take all actions and do all things necessary, proper and advisable

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under the merger agreement and applicable laws to complete the merger as soon as practicable after January 10, 2000, which is the date of the merger agreement. Accordingly, each has agreed to use its reasonable best efforts to:

  . as promptly as practicable, prepare and file all applications, notices, petitions, filings, tax ruling requests and other documents, and to obtain all consents, waivers, licenses, orders registrations, approvals, permits, rulings, authorizations and clearances from any third party or any domestic or foreign governmental entity necessary to complete the merger; and

  . take all reasonable steps to obtain all necessary consents and required approvals, including those required under applicable antitrust laws.

   America Online's and Time Warner's cooperation may also include using its reasonable best efforts, including selling, holding separate or disposing of, or agreeing to sell, hold separate or otherwise dispose of their respective businesses in a specified manner, or permitting the sale, holding separate or other disposition of their assets in a specified manner, to contest and resist actions challenging the merger as illegal and laws or orders making the merger illegal or prohibiting or materially impairing or delaying the merger. Neither America Online nor Time Warner will be required to divest or hold separate any business or assets or take any other action if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AOL Time Warner or if the action is not conditional on the completion of the merger.

   The merger agreement also contains covenants relating to the cooperation between America Online and Time Warner in the preparation of this joint proxy statement-prospectus and additional agreements between them relating to, among other things, access to information, mutual notice of specified matters and public announcements.

   Amendment, Extension and Waiver. The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger by the stockholders of America Online and Time Warner has been obtained. After the approval has been obtained, no amendment may be made which by law or in accordance with the rules of the New York Stock Exchange requires further approval by the stockholders of America Online or Time Warner, as the case may be, without the further approval. All amendments to the merger agreement must be in writing signed by each party.

   At any time before the completion of the merger, the parties may, by action taken or authorized by their respective boards of directors, to the extent legally allowed:

  . extend the time for the performance of any of the obligations or other acts of the other parties;

  . waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  . waive compliance with any of the agreements or conditions contained in the merger agreement.

   All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

   Expenses. Whether or not the merger is completed, all expenses and fees incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses or fees, except:

  . if the merger are completed, the surviving corporation of each merger will pay any property or transfer taxes imposed in connection with the merger;

  . all expenses and fees incurred in connection with the filing, printing and mailing of this joint proxy statement-prospectus and the registration statement of which it is a part will be shared equally by Time Warner and America Online; and

  . expenses incurred by a party in successfully seeking a judgment requiring the other party to pay a termination fee will be paid by the party owing the termination fee.

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   Representations and Warranties. The merger agreement contains customary representations and warranties of America Online and Time Warner relating to, among other things:

  .  corporate organization and similar corporate matters;

  .  subsidiaries;

  .  capital structure;

  .  authorization and absence of conflicts;

  . documents filed with the SEC and financial statements included in those documents;

  . information supplied in connection with this joint proxy statement-prospectus and the registration statement of which it is a part;

  .  board approval and applicable state takeover laws;

  .  the stockholder vote required to adopt the merger agreement;

  .  litigation;

  .  compliance with applicable laws;

  .  absence of specified changes or events;

  .  intellectual property;

  .  brokers and finders;

  .  opinions of financial advisors;

  .  taxes;

  .  specified contracts;

  .  stockholder rights plans; and

  .  employee benefits.

AOL Time Warner Charter and By-laws

   Upon completion of the merger, the restated certificate of incorporation for AOL Time Warner will be in substantially the form set forth in Annex G to this joint proxy statement-prospectus and the restated by-laws of AOL Time Warner will be substantially in the form set forth in Annex H to this joint proxy statement-prospectus. For a summary of the material provisions of the restated certificate of incorporation and restated by-laws of AOL Time Warner, and the rights of stockholders of AOL Time Warner under the restated certificate of incorporation and restated by-laws, see the section entitled "Description of AOL Time Warner Capital Stock."

Stock Option Agreements

   The following summary of the stock option agreements is qualified in its entirety by reference to the complete text of the stock option agreements, which are incorporated by reference and attached as Annexes B and C to this joint proxy statement-prospectus. We urge you to read the full text of the stock option agreements.

   In connection with the execution and delivery of the merger agreement, America Online and Time Warner entered into:

  . the Time Warner stock option agreement, under which Time Warner granted to America Online an irrevocable option to purchase, in whole or in part, an aggregate of up to 233,263,204 shares of Time Warner common stock at a price of $110.63 per share; and

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

  . the America Online stock option agreement, under which America Online granted to Time Warner an irrevocable option to purchase, in whole or in part, an aggregate of up to 452,535,148 shares of America Online common stock at a price of $73.75 per share.

   Exercise of the Options. The option granted by Time Warner to America Online pursuant to the Time Warner stock option agreement may be exercised, in whole or in part, at any time, after the date on which America Online becomes unconditionally entitled to receive the larger of the two Time Warner termination fees pursuant to the merger agreement. Similarly, the option granted by America Online to Time Warner pursuant to the America Online stock option agreement may be exercised, in whole or in part, at any time, after the date on which Time Warner becomes unconditionally entitled to receive the larger of the two America Online termination fees pursuant to the merger agreement.

   The right to purchase shares of common stock under each of the Time Warner stock option agreement and the America Online stock option agreement will expire on the first to occur of:

  .  the completion of the merger;

  . written notice of termination of the Time Warner stock option agreement by America Online or written notice of termination of the America Online stock option agreement by Time Warner, as the case may be;

  . in the case of the Time Warner stock option agreement, 12 months after the date on which America Online becomes unconditionally entitled to receive the larger of the two Time Warner termination fees and, in the case of the America Online stock option agreement, 12 months after the date on which Time Warner becomes unconditionally entitled to receive the larger of the two America Online termination fees; or

  .  the date of termination of the merger agreement, unless:

    . in the case of the Time Warner stock option agreement, America Online has the right to receive the larger Time Warner termination fee either upon or following the termination of the merger agreement upon the occurrence of certain events, in which case the right to purchase shares of common stock under the Time Warner stock option agreement will not terminate until the later of:

      .  15 business days after the option becomes exercisable; and

      . the expiration of the period in which America Online has the right to receive the larger Time Warner termination fee; and

  . in the case of the America Online stock option agreement, Time Warner has the right to receive the larger America Online termination fee either upon or following the termination of the merger agreement upon the occurrence of certain events, in which case the right to right to purchase shares of common stock under the America Online stock option agreement will not terminate until the later of:

    .  15 business days after the option becomes exercisable; and

    . the expiration of the period in which Time Warner has the right to receive the larger America Online termination fee.

   Any purchase of shares of Time Warner common stock by America Online under the Time Warner stock option agreement and any purchase of shares of America Online common stock by Time Warner under the America Online stock option agreement will occur only if:

  . the purchase would not otherwise violate any applicable material law, statute, ordinance, rule or regulation, including the Hart-Scott-Rodino Antitrust Improvements Act and the Communications Act of 1934; and

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  .  no material judgment, order, writ, injunction, ruling or decree of any governmental entity is promulgated, enacted, entered into or enforced by any governmental entity which prohibits the delivery of the shares of common stock subject to the applicable stock option agreement.

   Each of America Online and Time Warner has agreed, in each stock option agreement, to use their reasonable best efforts to:

  . Promptly make and process all necessary filings and applications, obtain all consents, and approvals, and comply with all applicable laws; and

  . have any judgment, order, writ, injunction, ruling or decree of any governmental entity vacated or reversed.

   Adjustments Upon Changes in Capitalization and Substitute Option. The number and kind of securities subject to each stock option agreement and the exercise price will be adjusted for any change in the number of issued and outstanding shares of common stock of the issuer of the option in the event of any change in the corporate or capital structure of the issuer which would have the effect of diluting or otherwise diminishing the optionholder's rights under the stock option agreement. Accordingly, the optionholder will receive, upon exercise of the option, the number and kind of shares or other securities or property that the optionholder would have received if the option had been exercised immediately before the event or record date for the event, as applicable. In addition, if additional shares of common stock of the issuer of each option become outstanding after January 10, 2000, the date of each option agreement, the total number of shares of that issuer's common stock subject to the option shall be increased to 19.9% of all the issued and outstanding shares of that issuer's common stock.

   In the event that the issuer of either option enters into any agreement:

  . to consolidate with or merge into any person other than the optionholder or any of its subsidiaries, and the issuer of the option will not be the continuing or surviving corporation in the consolidation or merger;

  . to permit any person, other than the optionholder or any of its subsidiaries, to merge into the issuer of the option and the issuer of the option will be the continuing or surviving or acquiring corporation but, in connection with the merger,

  . the then outstanding shares of common stock of the issuer of the option will be changed into or exchanged for stock or other securities of any other person or cash or any other property; or

  . the outstanding shares of common stock of the issuer of the option will, after the merger, represent less than 50% of the outstanding voting securities of the merged or acquiring company;

  . to sell or otherwise transfer all or substantially all of its assets to any person, other than the optionholder and its subsidiaries,

then, in each case, the agreement governing the transaction must contain a provision that, unless exercised earlier by the optionholder, the option granted under the stock option agreement will, upon completion of the transaction and upon specified terms and conditions, be converted into, or exchanged for, an option with identical terms appropriately adjusted, to acquire the number and class of shares or other securities or property that the optionholder would have received under the stock option agreement if the option had been exercised immediately before the consolidation, merger, or sale, as applicable.

   Cash Payment in Respect of the Option. Under each of the stock option agreements, the optionholder has the right, at any time after the option has become exercisable, to elect to receive a cash payment in an amount equal to the product of:

   (x) the difference between:

      .  the higher of:

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      .  the highest price per share proposed to be paid by any other person in connection with any Acquisition Proposal; and

      . the highest closing price of the stock during the six-month period immediately preceding the date on which the optionholder gives notice of the election to receive cash; and

      .  the exercise price; multiplied by

   (y) the number of shares of the issuer's common stock designated by the optionholder.

   Profit Limitations. The Time Warner stock option agreement provides that in no event will America Online's total profit under the Time Warner stock option agreement, plus any termination fee paid by Time Warner under the merger agreement, exceed in the aggregate, an amount equal to 2.75% of the product of:

  . the number of shares of Time Warner's common stock outstanding as of January 10, 2000, the date of each stock option agreement (calculated as described above for termination fees under the merger agreement); multiplied by

  .  1.5; multiplied by

  . the last sale price of America Online's common stock on the New York Stock Exchange on January 7, 2000.

   Similarly, the America Online stock option agreement provides that in no event will Time Warner's total profit under the America Online stock option agreement, plus any termination fee paid by America Online under the merger agreement, exceed in the aggregate an amount equal to 2.75% of the product of:

  . the number of shares of America Online's common stock outstanding as of January 10, 2000, the date of each stock option agreement (calculated as described above for termination fees under the merger agreement); multiplied by

  . the last sale price of America Online's common stock on the New York Stock Exchange on January 7, 2000.

   If the total profit that would otherwise be received by the optionholder exceeds the maximum amount permissible, the optionholder must, in its sole discretion:

  .  reduce the number of shares subject to the stock option agreement;

  .  deliver to the issuer for cancellation shares previously purchased;

  .  reduce the amount to be paid by the optionholder;

  .  pay cash to the issuer of the option; or

  . take any combination of these actions, so that its total profit does not exceed the maximum amount.

   Registration Rights and Listing. Each of the stock option agreements provides that the optionholder has specified rights to require the issuer to register, under the Securities Act of 1933 and any applicable state law, all shares purchased by the optionholder pursuant to the stock option agreement. Each of the stock option agreements also provides that the optionholder has specified rights to require that the issuer list the shares purchased by the optionholder pursuant to the stock option agreement on the New York Stock Exchange or other national securities exchange or trading system on which shares of the issuer's common stock are listed for trading or quotation.

   Assignability. Neither of the stock option agreements, nor any of the rights, interests or obligations under them may be assigned by either of the parties without the prior written consent of the other party.

   Effect of Stock Option Agreements. The stock option agreements are intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. Consequently, the stock

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option agreements may discourage persons who might be interested in acquiring all or a significant interest in America Online or Time Warner before completion of the merger from considering or proposing an acquisition, even if those persons were prepared to offer higher consideration per share of Time Warner capital stock or America Online common stock than the consideration implicit in the merger or a higher price per share of Time Warner common stock or America Online common stock than the stock market price.

Voting Agreement

   The following summary of the voting agreement is qualified in its entirety by reference to the complete text of the voting agreement, which is incorporated by reference and attached as Annex D to this joint proxy statement-prospectus. We urge you to read the full text of the voting agreements.

   In connection with the execution and delivery of the merger agreement, America Online entered into a voting agreement with R.E. Turner, Vice Chairman of Time Warner, Turner Partners, L.P. and Turner Outdoor, Inc. under which these principal stockholders agreed to vote substantially all their shares of Time Warner common stock in favor of the adoption of the merger agreement. As
of the record date for the special meeting, these stockholders owned [   ]
shares of Time Warner common stock, representing approximately [ ]% of the outstanding shares of Time Warner common stock (and approximately % of the total voting power of the outstanding shares of Time Warner capital stock).

   The voting agreement prohibits, subject to limited exceptions, any stockholder from selling, transferring, pledging, encumbering, assigning or otherwise disposing of any shares of Time Warner capital stock, except to a person who agrees in writing to be bound by the terms of the voting agreement. The stockholders collectively may sell, transfer, pledge, encumber, assign or otherwise dispose of an aggregate of up to 5% of the shares of Time Warner common stock held of record by the stockholders collectively as of January 10, 2000, the date of the voting agreement, without complying with the restrictions on transfers contained in the voting agreement.

   The voting agreement terminates upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms.

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

   The following pro forma consolidated condensed financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of America Online and Time Warner. Because America Online and Time Warner have different fiscal years, and the combined company will adopt the calendar year-end of Time Warner, pro forma operating results are presented on two different bases: (1) a June 30 fiscal-year basis, which is consistent with America Online's historical fiscal year-end and (2) a December 31 calendar-year basis, which is consistent with both Time Warner's historical fiscal year-end and that of AOL Time Warner going forward. Management believes that it is meaningful to present pro forma financial information based on the calendar year-end of the combined company to facilitate an analysis of the pro forma effects of the merger.

   The following pro forma consolidated condensed balance sheet of AOL Time Warner at September 30, 1999 gives effect to the merger as if it occurred as of that date. On a June 30 fiscal-year basis, the pro forma consolidated condensed statements of operations of AOL Time Warner for the three months ended September 30, 1999 and the year ended June 30, 1999 give effect to the merger as if it occurred as of July 1, 1998. On a December 31 calendar-year basis, the pro forma consolidated condensed statements of operations of AOL Time Warner for the nine months ended September 30, 1999 and the year ended December 31, 1998 give effect to the merger as if it occurred as of January 1, 1998. In addition, the pro forma consolidated condensed statements of operations of AOL Time Warner for the years ended June 30, 1999 and December 31, 1998 also give effect to Time Warner's consolidation of the operating results of the entertainment group, which were formerly accounted for under the equity method of accounting, as described more fully in Time Warner's Current Report on Form 8-K dated August 3, 1999, which is incorporated in this joint proxy statement-prospectus by reference.

   The pro forma consolidated condensed financial statements have been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, of each of America Online, Time Warner and TWE. For America Online, those financial statements are included in America Online's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and its Annual Report on Form 10-K for the year ended June 30, 1999, which are incorporated in this joint proxy statement-prospectus by reference, and which have been adjusted for a 2-for-1 common stock split in November 1999 and the effects of certain business combinations accounted for as a pooling-of-interests. For Time Warner and TWE, those financial statements are included in Time Warner's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and Time Warner's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, which are incorporated in this joint proxy statement-prospectus by reference.

   The pro forma consolidated condensed financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations of AOL Time Warner that would have occurred had the merger been consummated as of the dates indicated. In addition, the pro forma consolidated condensed financial statements are not necessarily indicative of the future financial condition or operating results of AOL Time Warner.

The Merger

   The merger will be structured as a stock-for-stock exchange and is described under the "Merger--Structure of the Merger and Conversion of America Online and Time Warner Stock."

   As a result of the merger, we anticipate that the former stockholders of America Online will have a 55% interest in AOL Time Warner and that the former stockholders of Time Warner will have a 45% interest in AOL Time Warner, expressed on a fully diluted basis. The merger is expected to be accounted for by AOL Time Warner as an acquisition of Time Warner under the purchase method of accounting for business combinations.

   Under the purchase method of accounting, the estimated cost of approximately $146 billion to acquire Time Warner, including transaction costs, will be allocated to its underlying net assets in proportion to their respective fair values. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill. As more fully described in the notes to the pro forma consolidated condensed financial statements, a preliminary allocation of the excess of the purchase price, including transaction costs, over the book value of the net assets to be acquired has been made to goodwill and other intangible assets. The work needed to provide the basis for estimating these fair values has not been completed. As a result, the final allocation of the excess of purchase price over the book value of the net assets acquired could differ materially from the preliminary allocation.

   Pro forma adjustments for the merger include:

  . the issuance of approximately 1.9 billion shares of AOL Time Warner common stock and AOL Time Warner series LMCN-V common stock in exchange for all of the 1.3 billion outstanding shares of Time Warner common stock and series LMCN-V common stock;

  . the issuance of approximately 8.4 million shares of AOL Time Warner preferred stock in exchange for all of the 8.4 million outstanding shares of Time Warner preferred stock;

  . the issuance of options to purchase approximately 209 million shares of AOL Time Warner common stock in exchange for all of the outstanding options to purchase 139 million shares of Time Warner common stock; and

  . the incurrence of approximately $300 million of transaction costs by America Online and Time Warner, including legal, investment banking and registration fees.

   No pro forma adjustments are necessary to reflect the merger of America Online into a separate wholly owned subsidiary of AOL Time Warner because America Online's net assets will be recorded at their historical cost basis and the exchange ratio for America Online common stock is one to one. America Online agreed to acquire MapQuest.com, Inc. and Time Warner has agreed to form a global music joint venture with EMI Group. Because these transactions are not significant to the consolidated condensed balance sheet of AOL Time Warner or to pro forma net income of AOL Time Warner for any of the periods presented in this joint proxy statement-prospectus, they have not been reflected in these pro forma financial statements.

                              AOL TIME WARNER INC.

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                               September 30, 1999
                            (in millions, unaudited)

                                                                        AOL
                                             Time      Pro Forma    Time Warner
                                    AOL(a) Warner(b) Adjustments(c)  Pro Forma
                                    ------ --------- -------------- -----------
ASSETS
Cash and equivalents............... $1,330  $   645     $    --      $  1,975
Other current assets...............  1,078    7,955          --         9,033
                                    ------  -------     --------     --------
  Total current assets.............  2,408    8,600          --        11,008
Noncurrent inventories.............    --     3,942          --         3,942
Investments........................  2,760    1,702          --         4,462
Property, plant and equipment,
 net...............................    744    8,489          --         9,233
Goodwill and other intangibles,
 net...............................    422   24,042      175,465      199,929
Other assets.......................    168    1,657          --         1,825
                                    ------  -------     --------     --------
  Total assets..................... $6,502  $48,432     $175,465     $230,399
                                    ======  =======     ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities.......... $2,011  $ 8,576     $    300     $ 10,887
Long-term debt and other
 obligations(/1/)..................    346   19,617          --        19,963
Deferred income taxes..............      5    3,848       34,976       38,829
Other long-term liabilities........    291    4,430          --         4,721
Minority interests.................    --     3,175          --         3,175

Shareholders' Equity
Preferred stock....................    --         1          --             1
Series LMCN-V common stock.........    --         1          --             1
Common stock.......................     22       12            6           40
Paid-in capital....................  3,068   12,880      136,075      152,023
Accumulated earnings (deficit).....    335   (3,952)       3,952          335
Accumulated other comprehensive
 income............................    424     (156)         156          424
                                    ------  -------     --------     --------
  Total shareholders' equity.......  3,849    8,786      140,189      152,824
                                    ------  -------     --------     --------
  Total liabilities and
   shareholders' equity............ $6,502  $48,432     $175,465     $230,399
                                    ======  =======     ========     ========

--------
(/1/)For Time Warner, includes $1.230 billion of borrowings against future stock option proceeds and $575 million of mandatorily redeemable preferred securities of subsidiaries.

                            See accompanying notes.

                              AOL TIME WARNER INC.

          NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                  (unaudited)

(a) Reflects the historical financial position of America Online at September 30, 1999. America Online's historical common stock and paid-in capital as of September 30, 1999 have been restated to reflect the effect of a 2-for-1 common stock split that occurred in November 1999.

(b) Reflects the historical financial position of Time Warner at September 30, 1999.

(c) Pro forma adjustments to record the merger as of September 30, 1999 reflect:

  .  an increase in equity of $130.758 billion relating to the issuance of
     1.930 billion shares of AOL Time Warner common stock (including the issuance of 171.2 million shares relating to the conversion of 114.1 million outstanding shares of Time Warner's series LMCN-V common stock into an identical class of AOL Time Warner series LMCN-V common stock), $0.01 par value per share, in exchange for approximately 1.287 billion outstanding shares of Time Warner common stock, based on an exchange ratio of 1.5 to 1. The AOL Time Warner common stock to be issued was valued based on a price per share of $67.75, which is the average market price of the America Online common stock for a few days before and after the date the merger was announced;

  . an increase in equity of $3.557 billion relating to the issuance of approximately 8.404 million shares of AOL Time Warner preferred stock, $0.10 par value per share, in exchange for all outstanding shares of Time Warner preferred stock. The shares of AOL Time Warner preferred stock to be issued, which will each be convertible into 6.24792 shares of AOL Time Warner common stock, were valued based on their common equivalent value of $423.30 per share;

  . an increase in equity of $11.636 billion relating to the issuance of options to purchase 208.455 million shares of AOL Time Warner common stock in exchange for all of the 138.970 million outstanding options to purchase shares of Time Warner common stock, based on a value per common share of $55.82, calculated using the Black-Scholes option pricing model;

  . an increase in accrued expenses of approximately $300 million relating to the incurrence of transaction costs by America Online and Time Warner, including legal, investment banking and registration fees;

  . the elimination of approximately $15.377 billion of Time Warner's pre-existing goodwill;

  . the preliminary allocation of the excess of the $146.251 billion purchase price, including transaction costs, over the book value of the net assets acquired to (i) goodwill in the amount of $95.842 billion,
     (ii) other intangible assets in the amount of $95 billion and (iii) deferred income taxes in the amount of $38 billion. The final allocation of the purchase price will be determined after the completion of the merger and will be based on a comprehensive final evaluation of the fair value of Time Warner's tangible and identifiable intangible assets acquired and liabilities assumed at the time of the merger;

  . a reduction of $3.024 billion in deferred income tax liabilities and a corresponding increase in paid-in capital relating to the elimination of America Online's deferred tax valuation allowance against stock option-related tax benefits that will become realizable as a direct result of the merger; and

  . a decrease in stockholders' equity of $8.786 billion relating to the elimination of Time Warner's historical shareholders' equity.

                              AOL TIME WARNER INC.

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                     Three Months Ended September 30, 1999
               (in millions, except per share amounts, unaudited)

                                                                        AOL
                                             Time      Pro Forma    Time Warner
                                  AOL(d)  Warner (e) Adjustments(f)  Pro Forma
                                  ------  ---------- -------------- -----------
Revenues........................  $1,467    $6,723      $   --        $8,190
Cost of revenues(/1/)...........    (791)   (3,718)         --        (4,509)
Selling, general and
 administrative(/1/)............    (372)   (1,874)         --        (2,246)
Gain on sale or exchange of
 cable systems and investments..     --        477          --           477
Amortization of goodwill and
 other intangible assets........     (18)     (321)      (1,776)      (2,115)
                                  ------    ------      -------       ------
Business segment operating
 income (loss)..................     286     1,287       (1,776)        (203)
Interest and other, net.........      37      (490)         --          (453)
Minority interest...............     --        (59)         --           (59)
Corporate expenses..............     (21)      (40)         --           (61)
                                  ------    ------      -------       ------
Income (loss) before income
 taxes..........................     302       698       (1,776)        (776)
Income tax benefit (provision)..    (118)     (317)         380          (55)
                                  ------    ------      -------       ------
Income (loss) before
 extraordinary item.............     184       381       (1,396)        (831)
Preferred dividend
 requirements...................     --         (9)         --            (9)
                                  ------    ------      -------       ------
Income (loss) applicable to
 common shares before
 extraordinary item.............  $  184    $  372      $(1,396)      $ (840)
                                  ======    ======      =======       ======
Income (loss) per common share
 before extraordinary item:
  Basic.........................  $ 0.08    $ 0.29                    $(0.20)
                                  ======    ======                    ======
  Diluted.......................  $ 0.07    $ 0.28                    $(0.20)
                                  ======    ======                    ======
Average common shares:
  Basic.........................   2,221     1,289                     4,154
                                  ======    ======                    ======
  Diluted.......................   2,575     1,398                     4,154
                                  ======    ======                    ======
EBITDA (l)(m)...................  $  365    $1,928      $   --        $2,293
                                  ======    ======      =======       ======

--------
(/1/) Includes depreciation ex-
 pense of:......................  $   61    $  320      $   --        $  381
                                  ======    ======      =======       ======

                            See accompanying notes.

                              AOL TIME WARNER INC.

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                            Year Ended June 30, 1999
               (in millions, except per share amounts, unaudited)

                                                                        AOL
                                            Time       Pro Forma    Time Warner
                                  AOL(d)  Warner(g)  Adjustments(f)  Pro Forma
                                  ------  ---------  -------------- -----------
Revenues........................  $4,777  $ 26,482      $   --       $ 31,259
Cost of revenues(/1/)...........  (2,657)  (14,609)         --        (17,266)
Selling, general and
 administrative(/1/)............  (1,431)   (7,162)         --         (8,593)
Gain on sale or exchange of
 cable systems and investments..     --        795          --            795
Gain on early termination of
 video distribution agreement...     --        215          --            215
Amortization of goodwill and
 other intangible assets........     (65)   (1,291)      (7,101)       (8,457)
Merger, restructuring and other
 charges........................     (95)      --           --            (95)
                                  ------  --------      -------      --------

Business segment operating
 income (loss)..................     529     4,430       (7,101)       (2,142)
Interest and other, net.........     638    (2,117)         --         (1,479)
Minority interest...............     --       (418)         --           (418)
Corporate expenses..............     (71)     (164)         --           (235)
                                  ------  --------      -------      --------

Income (loss) before income
 taxes..........................   1,096     1,731       (7,101)       (4,274)
Income tax benefit (provision)..    (334)     (871)       1,520           315
                                  ------  --------      -------      --------

Net income (loss)...............     762       860       (5,581)       (3,959)
Preferred dividend
 requirements...................     --       (416)         --           (416)
                                  ------  --------      -------      --------

Net income (loss) applicable to
 common shares..................  $  762  $    444      $(5,581)     $ (4,375)
                                  ======  ========      =======      ========

Net income (loss) per common
 share:
  Basic.........................  $ 0.37  $   0.36                   $  (1.11)
                                  ======  ========                   ========
  Diluted.......................  $ 0.30  $   0.36                   $  (1.11)
                                  ======  ========                   ========
Average common shares:
  Basic.........................   2,081     1,231                      3,928
                                  ======  ========                   ========
  Diluted.......................   2,555     1,231                      3,928
                                  ======  ========                   ========

EBITDA (l)(m)...................  $  827  $  6,951      $   --       $  7,778
                                  ======  ========      =======      ========

--------
(/1/) Includes depreciation ex-
 pense of:......................  $  233  $  1,230      $   --       $  1,463
                                  ======  ========      =======      ========

                            See accompanying notes.

                              AOL TIME WARNER INC.

            NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED STATEMENTS
                           OF OPERATIONS (unaudited)

(d) Reflects the historical operating results of America Online for the three months ended September 30, 1999 and the year ended June 30, 1999. Outstanding share and per share information for America Online have been restated to reflect a 2-for-1 common stock split which occurred in November 1999. Finally, various reclassifications have been made to conform to AOL Time Warner's combined financial statement presentation.

(e) Reflects the historical operating results of Time Warner for the three months ended September 30, 1999, including various reclassifications that have been made to conform to AOL Time Warner's combined financial statements presentation.

(f) Pro forma adjustments to record the merger for the three months ended September 30, 1999 and the year ended June 30, 1999 reflect:

  . increases of $1.908 billion and $7.634 billion, respectively, in amortization of goodwill and other intangible assets relating to the amortization of the excess of the purchase price to acquire Time Warner over the book value of its net assets acquired, which has been allocated to goodwill and other intangible assets, and are each amortized on a straight-line basis over a twenty-five-year weighted-average period;

  . decreases of $132 million and $533 million, respectively, in amortization of goodwill and other intangible assets relating to the elimination of Time Warner's amortization of pre-existing goodwill;

  . increases of $380 million and $1.520 billion, respectively, in income tax benefits, provided at a 40% tax rate, on the aggregate pro forma reduction in pretax income before goodwill amortization; and

In addition, pro forma net income (loss) per common share has been adjusted to reflect the issuance of additional shares of AOL Time Warner common stock in the merger, based on Time Warner's historical weighted average shares outstanding for the periods presented and an exchange ratio of 1.5 to 1. Because the effect of stock options and other convertible securities would be antidilutive to AOL Time Warner, dilutive per share amounts on a pro forma basis are the same as basic per share amounts.

(g) Reflects the historical operating results of Time Warner for the year ended June 30, 1999, as adjusted to reflect Time Warner's consolidation for all periods prior to 1999. In order to conform Time Warner's fiscal year-end from a calendar year basis to America Online's June 30 year-end, Time Warner's historical operating results have been derived from the combination of Time Warner's quarterly historical operating results for the year ended June 30, 1999. In addition, as shown in the following reconciliation, Time Warner's historical operating results for this period have been adjusted to reflect Time Warner's consolidation of the entertainment group for the six-month period ended December 31, 1998. During this period, Time Warner accounted for the entertainment group under the equity method of accounting. A complete description of Time Warner's consolidation of the entertainment group, and the nature of the pro forma adjustments is in Time Warner's Current Report on Form 8-K dated August 3, 1999, which is incorporated by reference in this joint proxy statement-prospectus.

                              AOL TIME WARNER INC.

    NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS--
                                  (Continued)
                            (in millions, unaudited)

   A summary of how the Time Warner results of operations for the year ended June 30, 1999 were derived is presented below:

                                                                    Time
                             Time                                  Warner      Time
                            Warner   Entertainment   Intercompany    Pro      Warner      Time
                          Historical     Group       Eliminations   Forma   Historical Warner Pro
                            6 Mos.     Historical        and       6 Mos.     6 Mos.   Forma Year
                            Ended        6 Mos.     Consolidating   Ended     Ended      Ended
                           12/98(1)  Ended 12/98(1) Adjustments(2)  12/98   6/30/99(3) 6/30/99(4)
                          ---------- -------------- -------------- -------  ---------- ----------
Revenues................    $7,773       $6,491         $ (404)    $13,860   $12,622    $26,482
Business segment operat-
 ing income
 (loss)(a)(b)...........       942          899            (55)      1,786     2,644      4,430
Equity in pretax income
 of Entertainment
 Group..................        83          --             (83)        --        --         --
Interest and other,
 net....................      (614)        (618)            12      (1,220)     (897)    (2,117)
Minority interest.......       --          (118)            (1)       (119)     (299)      (418)
Income (loss) before in-
 come taxes.............       363          127           (127)        363     1,368      1,731
Income tax benefit (pro-
 vision)................      (234)         (60)            60        (234)     (637)      (871)
Net income (loss).......       129           67            (67)        129       731        860
Preferred dividend re-
 quirements.............      (380)         --             --         (380)      (36)      (416)
Net income (loss)
 applicable to common
 shares.................     $(251)      $   67           $(67)      $(251)  $   695    $   444
Basic and diluted income
 (loss) per common
 share..................    $(0.21)                                 $(0.21)  $  0.56    $  0.36
                            ======                                 =======   =======    =======
Average common shares:..     1,215                                   1,215     1,246      1,231
                            ======                                 =======   =======    =======
--------
(a) Includes deprecia-
  tion expense of:......    $  187       $  458          $ --      $   645   $   585    $ 1,230
                            ======       ======         ======     =======   =======    =======
(b) Includes amortiza-
  tion expense of:......    $  402       $  251           $ 11     $   664   $   627    $ 1,291
                            ======       ======         ======     =======   =======    =======

--------
(1) Reflects the historical and operating results of Time Warner and the entertainment group, as of and for the six months ended December 31, 1998. Various reclassifications have been made to conform to the new, consolidated presentation.
(2) Adjustments reflect the elimination of all significant intercompany accounts and transactions between Time Warner and the entertainment group and other consolidating adjustments necessary to prepare a consolidated set of financial statements.
(3) As filed in Time Warner's Current Report on Form 8-K, dated August 3, 1999.
(4) Per common share amounts for the six-month period and full year have been calculated separately. Accordingly, per share amounts for the six-month periods do not add to the annual amount because of differences in the average common shares outstanding during each period.

                              AOL TIME WARNER INC.
            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                      Nine Months Ended September 30, 1999
               (in millions, except per share amounts, unaudited)

                                                                       AOL-
                                            Time       Pro Forma    Time Warner
                                 AOL(h)   Warner(i)  Adjustments(j)  Pro Forma
                                 -------  ---------  -------------- -----------
Revenues.......................  $ 4,097  $ 19,345      $   --       $ 23,442
Cost of revenues(/1/)..........   (2,225)  (10,550)         --        (12,775)
Selling, general and adminis-
 trative(/1/)..................   (1,144)   (5,379)         --         (6,523)
Gain on sale or exchange of ca-
 ble systems and investments...      --      1,248          --          1,248
Gain on early termination of
 video distribution agreement..      --        215          --            215
Amortization of goodwill and
 other intangible assets.......      (51)     (948)      (5,327)       (6,326)
Merger, restructuring and other
 charges.......................      (93)      --           --            (93)
                                 -------  --------      -------      --------
Business segment operating in-
 come (loss)...................      584     3,931       (5,327)         (812)
Interest and other, net........      654    (1,387)         --           (733)
Minority interest..............      --       (358)         --           (358)
Corporate expenses.............      (61)     (120)         --           (181)
                                 -------  --------      -------      --------
Income (loss) before income
 taxes.........................    1,177     2,066       (5,327)       (2,084)
Income tax benefit (provi-
 sion).........................     (422)     (954)       1,140          (236)
                                 -------  --------      -------      --------
Income (loss) before extraordi-
 nary item.....................      755     1,112       (4,187)       (2,320)
Preferred dividend require-
 ments.........................      --        (45)         --            (45)
                                 -------  --------      -------      --------
Income (loss) applicable to
 common shares before
 extraordinary item............  $   755  $  1,067      $(4,187)      $(2,365)
                                 =======  ========      =======      ========
Income (loss) per common share
 before extraordinary item:
  Basic........................  $  0.35  $   0.85                   $  (0.58)
                                 =======  ========                   ========
  Diluted......................  $  0.29  $   0.82                   $  (0.58)
                                 =======  ========                   ========
Average common shares:
  Basic........................    2,165     1,261                      4,057
                                 =======  ========                   ========
  Diluted......................    2,580     1,400                      4,057
                                 =======  ========                   ========
EBITDA (l)(m)..................  $   822  $  5,784      $   --       $  6,606
                                 =======  ========      =======      ========

--------
(/1/) Includes depreciation ex-
 pense of:.....................  $   187  $    905      $   --       $  1,092
                                 =======  ========      =======      ========

                            See accompanying notes.

                              AOL TIME WARNER INC.

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                          Year Ended December 31, 1998
               (in millions, except per share amounts, unaudited)

                                                                       AOL-
                                             Time      Pro Forma    Time Warner
                                   AOL(h)  Warner(k) Adjustments(j)  Pro Forma
                                   ------  --------- -------------- -----------
Revenues.........................  $3,847   $26,244     $   --       $ 30,091
Cost of revenues(/1/)............  (2,254)  (14,820)        --        (17,074)
Selling, general and
 administrative(/1/).............  (1,227)   (7,070)        --         (8,297)
Gain on sale or exchange of cable
 systems and investments.........     --        108         --            108
Amortization of goodwill and
 other intangible assets.........     (48)   (1,330)     (7,102)       (8,480)
Merger, restructuring and other
 charges.........................    (147)      --          --           (147)
                                   ------   -------     -------      --------
Business segment operating income
 (loss)..........................     171     3,132      (7,102)       (3,799)
Interest and other, net..........      41    (2,122)        --         (2,081)
Minority interest................     --       (266)        --           (266)
Corporate expenses...............     (62)     (158)        --           (220)
                                   ------   -------     -------      --------
Income (loss) before income
 taxes...........................     150       586      (7,102)       (6,366)
Income tax benefit (provision)...     (30)     (418)      1,520         1,072
                                   ------   -------     -------      --------
Net income (loss)................     120       168      (5,582)       (5,294)
Preferred dividend requirements..     --       (540)        --           (540)
                                   ------   -------     -------      --------
Net income (loss) applicable to
 common shares...................  $  120   $  (372)    $(5,582)     $ (5,834)
                                   ======   =======     =======      ========
Income (loss) per common share:
  Basic..........................  $ 0.06   $ (0.31)                 $  (1.56)
                                   ======   =======                  ========
  Diluted........................  $ 0.05   $ (0.31)                 $  (1.56)
                                   ======   =======                  ========
Average common shares:
  Basic..........................   1,951     1,195                     3,744
                                   ======   =======                  ========
  Diluted........................   2,360     1,195                     3,744
                                   ======   =======                  ========
EBITDA (l)(m)....................  $  413   $ 5,767     $   --       $  6,180
                                   ======   =======     =======      ========

--------
(/1/) Includes depreciation ex-
 pense of:.......................  $  194   $ 1,305     $   --       $  1,499
                                   ======   =======     =======      ========

                            See accompanying notes.

                              AOL TIME WARNER INC.

    NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS--
                                  (Continued)
                                  (unaudited)

(h) Reflects the historical operating results of America Online for the nine months ended September 30, 1999 and the year ended December 31, 1998. In order to conform America Online's fiscal year end of June 30 to a calendar-year basis, these operating results have been derived from the combination of America Online's quarterly historical operating results for these periods. In addition, outstanding share and per share information for America Online has been restated to reflect a 2-for-1 common stock split which occurred in November 1999. Finally, various reclassifications have been made to conform to AOL Time Warner's combined financial statement presentation.

(i) Reflects the historical operating results of Time Warner for the nine months ended September 30, 1999, including various reclassifications that have been made to conform to AOL Time Warner's combined financial statement presentation.

(j) Pro forma adjustments to record the merger for the nine months ended September 30, 1999 and the year ended December 31, 1998 reflect:

  . increases of $5.725 billion and $7.634 billion, respectively, in amortization of goodwill and other intangible assets relating to the amortization of the excess of the purchase price to acquire Time Warner over the book value of its net assets acquired, which has been allocated to goodwill and other intangible assets and are each amortized on a straight-line basis over a twenty-five year weighted-average period;

  . decreases of $398 million and $532 million, respectively, in amortization of goodwill and other intangible assets relating to the elimination of Time Warner's amortization of pre-existing goodwill; and

  . increases of $1.140 billion and $1.520 billion, respectively, in income tax benefits, provided at a 40% tax rate, on the aggregate pro forma reduction in pretax income before goodwill amortization.

  In addition, pro forma net income (loss) per common share has been adjusted to reflect the issuance of additional shares of AOL Time Warner common stock in the merger, based on Time Warner's historical weighted average shares outstanding for the periods presented and an exchange ratio of 1.5 to 1. Because the effect of stock options and other convertible securities would be antidilutive to AOL Time Warner, dilutive per share amounts on a pro forma basis are the same as basic per share amounts.

(k) Reflects the pro forma operating results of Time Warner for the year ended December 31, 1998 giving effect to the consolidation of the entertainment group, which were formerly accounted for under the equity method of accounting, as described more fully in Time Warner's Current Report on Form 8-K dated August 3, 1999.

(l) Pro forma EBITDA for AOL Time Warner includes a number of significant and nonrecurring items. The aggregate effect of those items for each period, as well as the adjusted EBITDA excluding such amounts, is as follows:

                            Three Months              Nine Months
                                Ended     Year Ended     Ended      Year Ended
                            September 30,  June 30,  September 30, December 31,
                                1999         1999        1999          1999
                            ------------- ---------- ------------- ------------
   Increase (decrease) in
    pro forma EBITDA.......    $  477       $  890      $1,345        $ (39)
                               ======       ======      ======        ======
   Adjusted EBITDA.........    $1,816       $6,888      $5,261        $6,219
                               ======       ======      ======        ======

   See Selected Historical Financial Data elsewhere herein for further references.

(m) EBITDA consists of business segment operating income (loss) before depreciation and amortization. AOL Time Warner considers EBITDA an important indicator of the operational strength and performance of its businesses, including the ability to provide cash flows to service debt and fund capital expenditures. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of the performance of AOL Time Warner, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. This definition of EBITDA may not be comparable to similarly titled measures reported by other companies.

                  DESCRIPTION OF AOL TIME WARNER CAPITAL STOCK

   This section of the joint proxy statement-prospectus describes the material terms of the capital stock of AOL Time Warner under the restated certificate of incorporation and restated by-laws that will be in effect immediately after the merger is completed. This section also summarizes relevant provisions of the Delaware General Corporation Law, which we refer to as "Delaware law." The terms of the AOL Time Warner restated certificate of incorporation and by-laws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents. The AOL Time Warner restated certificate of incorporation is attached as Annex G to this joint proxy statement-prospectus, and the AOL Time Warner restated by-laws are attached as Annex H to this joint proxy statement-prospectus.

Authorized Capital Stock

   Total Shares. AOL Time Warner initially will have authority to issue a total of 27,550,000,000 shares of capital stock consisting of:

    .  25,000,000,000 shares of common stock, par value $0.01 per share;

    . 1,800,000,000 shares of series common stock, par value $0.01 per share; and

    .  750,000,000 shares of preferred stock, par value $0.10 per share.

   Common Stock. Following completion of the merger, we anticipate that approximately 4,115,782,406 shares of AOL Time Warner common stock will be outstanding.

   Series Common Stock. The AOL Time Warner series common stock will consist of two series, designated as AOL Time Warner series LMC common stock and AOL Time Warner series LMCN-V common stock, and the authorized number of shares of each series will be:

    .  210,000,000 shares of AOL Time Warner series LMC common stock; and

    .  210,000,000 shares of AOL Time Warner series LMCN-V common stock.

   Following completion of the merger, we anticipate that no shares of AOL Time Warner series LMC common stock will be outstanding and that 171,185,826 shares of AOL Time Warner series LMCN-V common stock will be outstanding.

   Preferred Stock. The preferred stock of AOL Time Warner will consist of four series, designated as AOL Time Warner series E convertible preferred stock, AOL Time Warner series F convertible preferred stock, AOL Time Warner series I convertible preferred stock and AOL Time Warner series J convertible preferred stock, and the authorized number of shares of each series will be:

    .  3,250,000 shares of AOL Time Warner series E preferred stock;

    .  20,000 shares of AOL Time Warner series F preferred stock;

    .  700,000 shares of AOL Time Warner series I preferred stock; and

    .  1,700,000 shares of AOL Time Warner series J preferred stock.

   Following completion of the merger, we anticipate that the approximate number of outstanding preferred shares in each series will be:

  .  3,127,612 shares of AOL Time Warner series E preferred stock;

  .  15,766 shares of AOL Time Warner series F preferred stock;

  .  700,000 shares of AOL Time Warner series I preferred stock; and

  .  1,608,708 shares of AOL Time Warner series J preferred stock.

   Listing. AOL Time Warner intends to apply to list its common stock on the New York Stock Exchange under the symbol "AOL." No other capital stock of AOL Time Warner will be listed.

   Preemptive Rights. The holders of AOL Time Warner common stock, AOL Time Warner series common stock and AOL Time Warner preferred stock will not have preemptive rights to purchase or subscribe for any stock or other securities of AOL Time Warner.

AOL Time Warner Common Stock

   Voting Rights. Each outstanding share of AOL Time Warner common stock will be entitled to one vote per share.

   Dividends. Holders of AOL Time Warner common stock will be entitled to receive dividends or other distributions when and if declared by the AOL Time Warner board of directors. The right of the AOL Time Warner board of directors to declare dividends, however, will be subject to the rights of the holders of any outstanding AOL Time Warner series common stock and AOL Time Warner preferred stock and the availability of sufficient funds under Delaware law to pay dividends. For a description of the dividend rights of the holders of AOL Time Warner series common stock, see "AOL Time Warner Series Common Stock-Series LMC Common Stock-Cash Dividends" and "AOL Time Warner Series Common Stock-Series LMCN-V Common Stock-Cash Dividends." For a description of the dividend rights of holders of AOL Time Warner preferred stock, see "AOL Time Warner Preferred Stock."

   Liquidation Rights. In the event of the liquidation of AOL Time Warner, subject to the rights, if any, of the holders of any outstanding shares of AOL Time Warner series common stock or AOL Time Warner preferred stock, the holders of AOL Time Warner common stock will be entitled to receive the assets of AOL Time Warner available for distribution to its stockholders ratably in proportion to the number of shares held by them. For a description of the liquidation rights of holders of AOL Time Warner series common stock, see "AOL Time Warner Series Common Stock-Series LMC Common Stock-Liquidation Rights" and "AOL Time Warner Series Common Stock-Series LMCN-V Common Stock-Liquidation Rights." For a description of the liquidation rights of holders of AOL Time Warner preferred stock, see "AOL Time Warner Preferred Stock."

   Regulatory Restrictions. Outstanding shares of AOL Time Warner common stock may be redeemed by action of the board of directors to the extent necessary to prevent the loss of any governmental license or franchise, the holding of which is conditioned upon stockholders possessing prescribed qualifications.

AOL Time Warner Series Common Stock

 Series LMC Common Stock

   LMC Formula Number. Shares of AOL Time Warner series LMC common stock will be attributed a "formula number" that will be used to calculate the dividend, voting, conversion and liquidation rights for each share of AOL Time Warner series LMC common stock. We refer to this formula number as the "LMC formula number." The LMC formula number will be initially set at 1.00, and it will be subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar corporate events affecting the AOL Time Warner common stock.

   Voting Rights. Each outstanding share of AOL Time Warner series LMC common stock will be entitled to a number of votes that is equal to the product of the number of votes per share that may be cast by holders of AOL Time Warner common stock multiplied by the LMC formula number in effect at the time of the vote.

   Holders of AOL Time Warner series LMC common stock will be entitled to vote on all matters on which holders of AOL Time Warner common stock will be entitled to vote. Holders of AOL Time Warner series LMC common stock will vote together as a single class with holders of AOL Time Warner common stock and any other class or series of AOL Time Warner capital stock that is entitled to vote with the AOL Time Warner common stock. A vote of at least two-thirds of the voting power of all shares of AOL Time Warner series LMC common stock that are outstanding will be necessary in order to amend, alter or repeal any of the provisions of the AOL Time Warner restated certificate of incorporation, including the certificate of designations relating to the AOL Time Warner series LMC common stock, to:

  . amend, alter or repeal any of the powers, preferences or rights of the AOL Time Warner series LMC common stock or series LMCN-V common stock; or

  . adversely affect the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of the AOL Time Warner series LMC common stock or series LMCN-V common stock.

   In addition, the affirmative vote of holders of shares of AOL Time Warner series LMC common stock representing 100% of the aggregate voting power of the outstanding shares of AOL Time Warner series LMC common stock is required to amend, alter or repeal the provisions of the certificate of designations that prohibit AOL Time Warner from, at its option, redeeming the shares of AOL Time Warner series LMC common stock.

   The vote of the holders of shares of AOL Time Warner series LMC common stock will not be required for AOL Time Warner to:

    .  create any indebtedness;

    . authorize or issue any class of capital stock that is senior to, or on a parity with, AOL Time Warner series LMC common stock with respect to the payment of dividends or any other distribution of assets;

    . approve any amendment to the AOL Time Warner restated certificate of incorporation that would increase or decrease the aggregate number of authorized shares of AOL Time Warner series common stock or AOL Time Warner common stock; or

    . authorize any increase or decrease in the number of shares constituting the AOL Time Warner series LMC common stock.

   Cash Dividends. Holders of AOL Time Warner series LMC common stock will be entitled to receive cash dividends when and if declared by the AOL Time Warner board of directors, but only to the extent that regularly scheduled cash dividends are declared and paid on AOL Time Warner common stock. When declared, cash dividends on each share of AOL Time Warner series LMC common stock will equal the product of:

    . the amount of the regularly scheduled cash dividend to be paid on one share of AOL Time Warner common stock; multiplied by

    .  the LMC formula number in effect on the dividend payment date.

   Distributions. If AOL Time Warner distributes to the holders of its common stock any assets or property, in each case not including a distribution upon the liquidation of AOL Time Warner, a regularly scheduled cash dividend or a common stock dividend that results in an adjustment of the LMC formula number, then AOL Time Warner must at the same time distribute the same assets or property pro rata to the holders of AOL Time Warner series LMC common stock in an amount equal to the amount that the holders of AOL Time Warner series LMC common stock would have been entitled to receive had they converted their shares of AOL Time Warner series LMC common stock into shares of AOL Time Warner common stock immediately prior to the record date for the distribution.

   Conversion Rights. Holders of AOL Time Warner series LMC common stock will have the right to convert each of their shares, at any time, into:

    . a number of shares of AOL Time Warner common stock equal to the LMC formula number; or

    .  one share of AOL Time Warner series LMCN-V common stock.

   Each holder of AOL Time Warner series LMC common stock may convert shares of AOL Time Warner series LMC common stock into shares of AOL Time Warner common stock or AOL Time Warner series LMCN-V common stock only to the extent that the ownership by the converting holder of shares of AOL Time Warner common stock or AOL Time Warner series LMCN-V common stock upon conversion would not violate the federal communications laws.

   Conversion Rate Adjustment. If AOL Time Warner consolidates or merges with another entity such that AOL Time Warner is not the surviving entity or the transaction results in a change in AOL Time Warner common stock, or if AOL Time Warner sells all or substantially all of its property and assets to another entity, each share of AOL Time Warner series LMC common stock will be convertible into the number of shares of capital stock or other property received by the holder of a number of shares of AOL Time Warner common stock into which the shares of AOL Time Warner series LMC common stock could have been converted immediately before the transaction.

   Liquidation Rights. In the event of the liquidation of AOL Time Warner, the holders of AOL Time Warner series LMC common stock will be entitled to receive, at the same time as any distribution to holders of AOL Time Warner common stock, an aggregate amount per share equal to the product of:

  . the aggregate amount to be distributed per share to holders of AOL Time Warner common stock; and

  .  the LMC formula number in effect on the date of the distribution.

   Transfer Restriction. Holders of AOL Time Warner series LMC common stock will be subject to a transfer restriction that prevents these holders, without obtaining prior consent from AOL Time Warner, from transferring their shares of AOL Time Warner series LMC common stock to any person other than a "permitted transferee." The term "permitted transferee" means:

  . Liberty Media Corporation, which is commonly referred to as "LMC," and any affiliate that is controlled by LMC; or

  . Tele-Communications Inc. and any affiliate that is controlled by Tele-Communications, so long as Tele-Communications is an affiliate of LMC.

In addition, the transfer restriction provides that any permitted transferee must agree to be subject to the transfer restriction for subsequent transfers.

   The transfer restriction applicable to AOL Time Warner series LMC common stock will not prevent any holder of AOL Time Warner series LMC common stock from:

    . entering into an arrangement providing for the transfer or sale of any AOL Time Warner common stock received immediately upon the conversion of shares of AOL Time Warner series LMC common stock; or

    . pledging shares of AOL Time Warner series LMC common stock, so long as the terms of the pledge provide that, in the event of a foreclosure on the shares of AOL Time Warner series LMC common stock, the foreclosing party will deliver the forfeited AOL Time Warner series LMC common stock to AOL Time Warner for conversion into AOL Time Warner common stock.

Series LMCN-V Common Stock

   LMCN-V Formula Number. Shares of AOL Time Warner series LMCN-V common stock will be attributed a formula number that will be used to calculate the dividend, voting, conversion and liquidation rights for each share of AOL Time Warner series LMCN-V common stock. We refer to this formula number as the "LMCN-V formula number." The LMCN-V formula number will be initially set at 1.00, and will be subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar corporate events affecting the AOL Time Warner common stock.

   Voting Rights. Holders of AOL Time Warner series LMCN-V common stock will be entitled to vote together as a single class with the holders of AOL Time Warner common stock and any other class or series of AOL Time Warner capital stock that is entitled to vote with the AOL Time Warner common stock in the election of directors of AOL Time Warner, and they will have the right to cast a number of votes per share that is equal to:

  . the product of the number of votes per share that may be cast by holders of AOL Time Warner common stock multiplied by the LMCN-V formula number in effect at the time of the vote; divided by

  .  100.

   A vote of at least two-thirds of the voting power of all shares of AOL Time Warner series LMCN-V common stock that are outstanding will be necessary in order to amend, alter or repeal any of the provisions of the AOL Time Warner restated certificate of incorporation, including the certificate of designations relating to the AOL Time Warner series LMCN-V common stock, to:

  . amend, alter or repeal any of the powers, preferences or rights of the AOL Time Warner series LMC common stock or series LMCN-V common stock; or

  . adversely affect the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of the AOL Time Warner series LMCN-V common stock or series LMC common stock.

In addition, the affirmative vote of holders of shares of AOL Time Warner series LMCN-V common stock representing 100% of the aggregate voting power of the shares of AOL Time Warner series LMCN-V common stock then outstanding is required to amend, alter or repeal the provisions of the certificate of designations that prohibit AOL Time Warner from, at its option, redeeming the shares of AOL Time Warner series LMCN-V common stock.

   The vote of the holders of shares of AOL Time Warner series LMCN-V common stock will not be required for AOL Time Warner to:

  .  create any indebtedness;

  . authorize or issue any class of capital stock that is senior to, or on a parity with, AOL Time Warner series LMCN-V common stock with respect to the payment of dividends or any other distribution of assets;

  . approve any amendment to the AOL Time Warner restated certificate of incorporation that would increase or decrease the aggregate number of authorized shares of AOL Time Warner series common stock or AOL Time Warner common stock; or

  . authorize any increase or decrease in the number of shares constituting the AOL Time Warner series LMCN-V common stock.

   Cash Dividends. Holders of AOL Time Warner series LMCN-V common stock will be entitled to receive cash dividends when and if declared by the AOL Time Warner board of directors, but only to the extent that regularly scheduled cash dividends are declared and paid on AOL Time Warner common stock. When declared, cash dividends on each share of AOL Time Warner series LMCN-V common stock will equal the product of:

  . the amount of the regularly scheduled cash dividend to be paid on one share of AOL Time Warner common stock; multiplied by

  .  the LMCN-V formula number in effect on the dividend payment date.

   Distributions. If AOL Time Warner distributes to the holders of its common stock any assets or property, in each case not including a distribution upon the liquidation of AOL Time Warner, a regularly scheduled cash dividend or a common stock dividend that results in an adjustment of the LMCN-V formula number, then AOL Time Warner must at the same time distribute the same assets or property pro rata to the holders of AOL Time Warner series LMCN-V common stock in an amount equal to the amount that the holders of AOL Time Warner series LMCN-V common stock would have been entitled to receive had they converted their shares of AOL Time Warner series LMCN-V common stock into shares of AOL Time Warner common stock immediately prior to the record date for the distribution.

   Conversion Rights. Holders of AOL Time Warner series LMCN-V common stock will have the right to convert each of their shares, at any time, into:

   . a number of shares of AOL Time Warner common stock equal to the LMCN-V formula number; or

   .  one share of AOL Time Warner series LMC common stock.

Each holder of AOL Time Warner series LMCN-V common stock may convert shares of AOL Time Warner series LMCN-V common stock into shares of AOL Time Warner common stock or AOL Time Warner series LMC common stock only to the extent that the converting holder's ownership of shares of AOL Time Warner common stock or AOL Time Warner series LMC common stock upon conversion would not violate the federal communications laws.

   Conversion Rate Adjustment. If AOL Time Warner consolidates or merges with another entity such that AOL Time Warner is not the surviving entity, or the transaction results in a change in AOL Time Warner common stock, or if AOL Time Warner sells all or substantially all of its property and assets to another entity, each share of AOL Time Warner series LMCN-V common stock will be convertible into the number of shares of capital stock or other property received by the holder of a number of shares of AOL Time Warner common stock into which the shares of AOL Time Warner series LMCN-V common stock could have been converted immediately before the transaction.

   Liquidation Rights. In the event of the liquidation of AOL Time Warner, the holders of AOL Time Warner series LMCN-V common stock will be entitled to receive at the same time as any distribution to holders of AOL Time Warner common stock, an aggregate amount per share equal to the product of:

   . the aggregate amount to be distributed per share to holders of AOL Time Warner common stock; and

   .  the LMCN-V formula number in effect on the date of the distribution.

   Transfer Restriction. Holders of AOL Time Warner series LMCN-V common stock will be subject to a transfer restriction that prevents these holders, without obtaining prior consent from AOL Time Warner, from transferring their shares of AOL Time Warner series LMCN-V common stock to any person other than a "permitted transferee." The term "permitted transferee" has the same meaning for holders of AOL Time Warner series LMCN-V common stock as for holders of AOL Time Warner series LMC common stock. See "AOL Time Warner Series LMC Common Stock-Transfer Restrictions."

AOL Time Warner Preferred Stock

 Series E Preferred Stock

   Cash Dividends. Prior to January 4, 2001, holders of AOL Time Warner series E preferred stock will be entitled to receive, when declared by the board of directors of AOL Time Warner out of funds legally available for payment, cash dividends payable quarterly in a per share amount equal to the greater of:

  .  $0.9375 (which is the equivalent of $3.75 per year); and

  . the product of the conversion rate in effect on the dividend payment date multiplied by the per share amount of regularly scheduled cash dividends paid on the AOL Time Warner common stock during the dividend period.

Dividends payable on or before January 4, 2001 will be cumulative and will accrue, whether or not there are funds of AOL Time Warner legally available for the payment of dividends and whether or not declared.

   After January 4, 2001, holders of AOL Time Warner series E preferred stock will be entitled to receive, when declared by the AOL Time Warner board of directors out of funds legally available for payment, cash dividends payable quarterly in an amount equal to the product of the conversion rate in effect at that time multiplied by the amount of regularly scheduled cash dividends paid on shares of AOL Time Warner common stock during the dividend period. Dividends payable after January 4, 2001 will be cumulative but will accrue only to the extent that regularly scheduled cash dividends are declared on the AOL Time Warner common stock.

   Holders of AOL Time Warner series E preferred stock will be entitled to receive full accumulated cash dividends for all quarterly dividend periods before any dividends are declared or paid on AOL Time Warner common stock or any other stock of AOL Time Warner that is junior to the AOL Time Warner series E preferred stock as to dividends.

   Distributions. If AOL Time Warner distributes to the holders of its common stock any assets or property, of AOL Time Warner, in each case not including a distribution upon the liquidation of AOL Time Warner, a regularly scheduled cash dividend or a common stock dividend that results in an adjustment of the conversion rate, then AOL Time Warner must at the same time distribute the same assets or pro rata to the holders of AOL Time Warner series E preferred stock in an amount equal to the amount that the holders of AOL Time Warner series E preferred stock would have been entitled to receive had they converted their shares of AOL Time Warner series E preferred stock into shares of AOL Time Warner common stock immediately prior to the record date for the distribution.

   Rank. The AOL Time Warner series E preferred stock will rank on parity as to dividends and upon liquidation with the shares of the AOL Time Warner series F preferred stock, AOL Time Warner series I preferred stock, AOL Time Warner series J preferred stock and any AOL Time Warner preferred stock that is designated as sharing ratably with the AOL Time Warner series E preferred stock as to dividends or upon liquidation. The AOL Time Warner series E preferred stock will have a preference as to dividends and upon liquidation over AOL Time Warner common stock, AOL Time Warner LMC common stock, AOL Time Warner LMCN-V common stock and any AOL Time Warner capital stock that is designated as junior to the AOL Time Warner series E preferred stock as to dividends or upon liquidation.

   Voting Rights; Ability to Appoint Directors. Each outstanding share of AOL Time Warner series E preferred stock initially will be entitled to six votes per share, subject to adjustment in the same manner as the conversion ratio.

   Holders of AOL Time Warner series E preferred stock will be entitled to vote on all matters on which holders of AOL Time Warner common stock will be entitled to vote. Holders of AOL Time Warner series E preferred stock will vote together as a single class with holders of AOL Time Warner common stock and any

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other class or series of AOL Time Warner capital stock that is entitled to vote with AOL Time Warner common stock. A vote of at least two-thirds of the voting power of all shares of AOL Time Warner series E preferred stock that are outstanding will be necessary in order to:

  . authorize any AOL Time Warner capital stock that will be senior to the AOL Time Warner series E preferred stock, or reclassify, by merger, consolidation or otherwise, any AOL Time Warner capital stock that is junior to, or on a parity with, the AOL Time Warner series E preferred stock, to be senior to the AOL Time Warner series E preferred stock with respect to the payment of dividends or any other distributions of assets;

  . merge or consolidate with any entity where the surviving corporation will have any newly authorized capital stock that is senior to the AOL Time Warner series E preferred stock with respect to the payment of dividends or any other distribution of assets; or

  . amend, alter or repeal any of the provisions of the AOL Time Warner restated certificate of incorporation, including the certificate of designations relating to the AOL Time Warner series E preferred stock, in such a way to adversely affect the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of the AOL Time Warner series E preferred stock.

The vote of the holders of shares of AOL Time Warner series E preferred stock will not be required for AOL Time Warner to:

  .  create any indebtedness;

  . authorize or issue any class of capital stock that is junior to, or on a parity with, AOL Time Warner series E preferred stock with respect to the payment of dividends or any other distribution of assets; or

  . under specified circumstances, authorize, designate or issue additional shares of AOL Time Warner series E preferred stock.

   In the event the dividends payable on shares of AOL Time Warner series E preferred stock have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable on the AOL Time Warner series E preferred stock for six quarterly periods, then the number of directors constituting the AOL Time Warner board of directors will increase by two and the holders of AOL Time Warner series E preferred stock, voting together as a class with any shares of stock on a parity with the AOL Time Warner series E preferred stock as to which dividends are similarly in arrears, will have the right to elect two directors to the AOL Time Warner board of directors. This right to elect two directors will continue until all dividends in arrears on the AOL Time Warner series E preferred stock have been paid and all dividends payable on the shares of AOL Time Warner series E preferred stock have been paid in full for four subsequent consecutive dividend periods.

   Conversion Rights. The AOL Time Warner series E preferred stock will be convertible at any time at the option of the holder into shares of AOL Time Warner common stock. Each share of AOL Time Warner series E preferred stock will be initially convertible into 6.24792 shares of AOL Time Warner common stock. In addition, upon conversion, each share of AOL Time Warner series E preferred stock will be entitled to receive a number of shares of AOL Time Warner common stock with a value equal to the amount of accrued and unpaid dividends to the most recent scheduled dividend payment date on the share tendered for conversion. AOL Time Warner may, at its option, pay cash or issue AOL Time Warner common stock for any accrued and unpaid dividends or fractional shares. The conversion price of the series E preferred stock will be the liquidation value divided by the conversion rate in effect at the time of the conversion.

   Conversion Rate Adjustments. The conversion rate will be subject to adjustment upon the occurrence of specified events, including:

  . the payment by AOL Time Warner of dividends with respect to AOL Time Warner common stock that are payable in shares of AOL Time Warner common stock; and

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  .  combinations, subdivisions and reclassifications of AOL Time Warner common stock.

   If the change of control event involves a qualifying change in the AOL Time Warner board of directors, then the conversion rate will be adjusted to reflect any decrease in the market value of AOL Time Warner common stock that preceded the change of control event. If the change of control event involves the acquisition by a person of 40% or more of the outstanding shares of AOL Time Warner common stock, then the conversion rate will adjusted in the same manner specified in the preceding sentence or, if greater, it will be adjusted so that holders of AOL Time Warner series E preferred stock will receive, upon conversion, that number of additional shares of AOL Time Warner common stock representing the premium paid, if any, to holders of AOL Time Warner common stock in connection with the change of control event.

   If AOL Time Warner consolidates or merges with another entity such that AOL Time Warner is not the surviving entity, or the transaction results in a change in AOL Time Warner common stock, or if AOL Time Warner sells all or substantially all of its property and assets to another person, each share of AOL Time Warner series E preferred stock will thereafter be convertible into the number of shares of capital stock or other property received by the holder of a number of shares of AOL Time Warner common stock into which the share of AOL Time Warner series E preferred stock could have been converted immediately before the transaction.

   Liquidation Rights. In the event of a liquidation of AOL Time Warner, holders of AOL Time Warner series E preferred stock will be entitled to receive, before any distribution of the assets is made to the holders of AOL Time Warner common stock, AOL Time Warner LMC common stock, AOL Time Warner LMCN-V common stock or any other stock ranking junior to the AOL Time Warner series E preferred stock upon liquidation, a $100 per share liquidation preference, plus accrued and unpaid dividends.

   Redemption or Exchange of Shares. AOL Time Warner will have the right, on or after January 4, 2001, to:

  . redeem all of the outstanding shares of AOL Time Warner series E preferred stock for a cash redemption price equal to the liquidation value, plus any accrued and unpaid dividends; or

  . exchange a number of shares of AOL Time Warner common stock for all of the outstanding shares of AOL Time Warner series E preferred stock at a rate equal to the conversion rate, plus either cash or AOL Time Warner common stock equal to the amount of accrued and unpaid dividends.

  On the date fixed for the redemption or exchange, AOL Time Warner may redeem the AOL Time Warner series E preferred stock, exchange the AOL Time Warner series E preferred stock or effectuate any combination of a redemption and exchange.

   If less than all of the outstanding shares of AOL Time Warner series E preferred stock are to be redeemed, the shares to be redeemed will be selected by lot or pro rata or by any other method as may be determined by the AOL Time Warner board of directors to be equitable.

 Series F Preferred Stock

   Cash Dividends. Holders of AOL Time Warner series F preferred stock will be entitled to receive cash dividends when and if declared by the AOL Time Warner board of directors out of funds legally available for payment, payable quarterly in a per share amount equal to the product of:

  .  the conversion rate in effect at that time; multiplied by

  . the amount of regularly scheduled dividends paid in cash on shares of AOL Time Warner common stock during the dividend period.

Dividends will be cumulative but will accrue only to the extent that regularly scheduled cash dividends are declared on the AOL Time Warner common stock.

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   Holders of AOL Time Warner series F preferred stock will be entitled to receive full accumulated cash dividends for all quarterly dividend periods before any dividends are paid or declared on AOL Time Warner common stock or any other stock of AOL Time Warner that is junior to the AOL Time Warner series F preferred stock as to dividends.

   Distributions. Holders of AOL Time Warner series F preferred stock will be entitled to the same distribution rights as holders of AOL Time Warner series E preferred stock. For a description of these rights, see "AOL Time Warner Preferred Stock--Series E Preferred Stock--Distributions."

   Rank. The AOL Time Warner series F preferred stock will rank on parity as to dividends and upon liquidation with the shares of the AOL Time Warner series E preferred stock, AOL Time Warner series I preferred stock, AOL Time Warner series J preferred stock and any AOL Time Warner preferred stock that is designated as sharing ratably with the AOL Time Warner series F preferred stock as to dividends or upon liquidation. The AOL Time Warner series F preferred stock will have a preference as to dividends and upon liquidation over AOL Time Warner common stock, AOL Time Warner series LMC common stock, AOL Time Warner LMCN-V common stock and any AOL Time Warner capital stock that is designated as junior to the AOL Time Warner series F preferred stock as to dividends or upon liquidation.

   Voting Rights; Ability to Appoint Directors. Holders of AOL Time Warner series F preferred stock will be entitled to the same voting rights and rights to appoint directors as holders of AOL Time Warner series E preferred stock. For a description of these rights, see "AOL Time Warner Preferred Stock--Series E Preferred Stock--Voting Rights; Ability to Appoint Directors."

   Conversion Rights. Holders of AOL Time Warner series F preferred stock will be entitled to the same conversion rights as holders of AOL Time Warner series E preferred stock. For a description of these rights, see "AOL Time Warner Preferred Stock--Series E Preferred Stock--Conversion Rights."

   Conversion Rate Adjustments. The conversion rate adjustments applicable to the AOL Time Warner series F preferred stock will be the same as those applicable to the conversion rate for the AOL Time Warner series E preferred stock. For a description of these adjustments, see "AOL Time Warner Preferred Stock--Series E Preferred Stock--Conversion Rate Adjustments."

   Liquidation Rights. Holders of AOL Time Warner series F preferred stock will be entitled to the same liquidation rights as holders of AOL Time Warner series E preferred stock. For a description of these rights, see "AOL Time Warner Preferred Stock--Series E Preferred Stock--Conversion Rights."

   Redemption or Exchange of Shares. AOL Time Warner will have the right to redeem all of the outstanding shares of AOL Time Warner series F preferred stock at any time on or after January 4, 2001. AOL Time Warner will have the right to exchange AOL Time Warner common stock for all of the outstanding shares of AOL Time Warner series F preferred stock any time. In addition, AOL Time Warner may engage in a combination of a redemption and an exchange at any time on or after January 4, 2001.

   The redemption price for each share of AOL Time Warner series F preferred stock called for redemption will be equal to the liquidation value, plus any accrued and unpaid dividends. The exchange rate for each share of AOL Time Warner series F preferred stock will equal the conversion rate, plus either cash or AOL Time Warner common stock equal to the amount of accrued and unpaid dividends.

   On the date fixed for the redemption or exchange, AOL Time Warner may redeem the AOL Time Warner series F preferred stock, exchange the AOL Time Warner series F preferred stock or effectuate any combination of a redemption and exchange.

   If less than all of the outstanding shares of AOL Time Warner series F preferred stock are to be redeemed, the shares to be redeemed will be selected by lot or pro rata or by any other method as may determined by the AOL Time Warner board of directors to be equitable.

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 Series I Preferred Stock

   Cash Dividends. Holders of AOL Time Warner series I preferred stock will be entitled to the same cash dividend rights as holders of AOL Time Warner series F preferred stock. For a description of these rights, see "AOL Time Warner Preferred Stock--Series F Preferred Stock--Dividends."

   Distributions. Holders of AOL Time Warner series I preferred stock will be entitled to the same rights with respect to distributions as holders of AOL Time Warner series E preferred stock. For a description of these rights, see "AOL Time Warner Preferred Stock--Series E Preferred Stock--Distributions."

   Rank. The AOL Time Warner series I preferred stock will rank on parity as to dividends and upon liquidation with the shares of the AOL Time Warner series E preferred stock, AOL Time Warner series F preferred stock, AOL Time Warner series J preferred stock and any AOL Time Warner preferred stock that is designated as sharing ratably with the AOL Time Warner series I preferred stock as to dividends or upon liquidation. The AOL Time Warner series I preferred stock will have a preference as to dividends and upon liquidation over AOL Time Warner common stock, AOL Time Warner series LMC common stock, AOL Time Warner series LMCN-V common stock and any AOL Time Warner capital stock that is designated as junior to the AOL Time Warner series I preferred stock as to dividends or upon liquidation.

   Voting Rights; Ability to Appoint Directors. Holders of AOL Time Warner series I preferred stock will be entitled to the same voting rights and rights to appoint directors as holders of AOL Time Warner series E preferred stock, with the exception that the vote of the holders of AOL Time Warner series I preferred stock will not be required for AOL Time Warner to authorize, designate or issue additional shares of AOL Time Warner series I preferred stock under any circumstances. For a description of these rights, see "AOL Time Warner Preferred Stock--Series E Preferred Stock--Voting Rights; Ability to Appoint Directors."

   Conversion Rights. The AOL Time Warner series I preferred stock will be convertible at any time at the option of the holder into shares of AOL Time Warner common stock. Each share of AOL Time Warner series I preferred stock will be initially convertible into 6.24792 shares of AOL Time Warner common stock plus a number of shares of AOL Time Warner common stock equal to the ratio of:

  . the accrued and unpaid dividends on the share of AOL Time Warner series I preferred stock, adjusted either to:

    . subtract a proportionate amount of any regular quarterly dividends paid in cash on shares of AOL Time Warner common during the most recent dividend period; or

    . add a proportionate amount of any regular quarterly dividends to be paid in cash on shares of AOL Time Warner common stock prior to the conversion date; divided by

  . the closing price of shares of AOL Time Warner common stock on the last trading day prior to the conversion date.

AOL Time Warner may, at its option, pay cash rather than issue shares of AOL Time Warner common stock for any accrued and unpaid dividends or fractional shares.

   Conversion Rate Adjustments. The conversion rate adjustments applicable to AOL Time Warner series I preferred stock will be substantially the same as those applicable to the conversion rate for the AOL Time Warner series E preferred stock. For a description of these adjustments, see "AOL Time Warner Preferred Stock--Series E Preferred Stock--Conversion Rate Adjustments."

   Liquidation Rights. Holders of AOL Time Warner series I preferred stock will be entitled to liquidation rights that are substantially the same as those of holders of AOL Time Warner series E preferred stock. For a description of these rights, see "AOL Time Warner Preferred Stock--Series E Preferred Stock-- Liquidation Rights."


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   Redemption or Exchange of Shares. AOL Time Warner will be entitled to redeem or exchange the AOL Time Warner series I preferred stock in the same manner and under the same circumstances as it may redeem or exchange the AOL Time Warner series E preferred stock, although AOL Time Warner will be entitled to redeem or exchange the AOL Time Warner series I preferred stock at any time. For a description of the redemption and exchange provisions relating to the AOL Time Warner series E preferred stock, see "AOL Time Warner Preferred Stock--Series E Preferred Stock--Redemption or Exchange of Shares."

   Holders of AOL Time Warner series I preferred stock will have the right to require AOL Time Warner to repurchase a pro rata portion of their shares in the event of a repurchase of shares of AOL Time Warner common stock.

 Series J Preferred Stock

   Cash Dividends. Prior to May 2, 2000, holders of AOL Time Warner series J preferred stock will be entitled to receive, when declared by the board of directors of AOL Time Warner out of funds legally available for payment, cash dividends payable quarterly in a per share amount equal to the greater of:

  .  $0.9375 (which is the equivalent of $3.75 per year); and

  . the product of the conversion rate in effect on the dividend payment date multiplied by the per share amount of regularly scheduled cash dividends paid on the AOL Time Warner common stock during the dividend period.

Dividends payable on or before May 2, 2000 will be cumulative and will accrue, whether or not there are funds of AOL Time Warner legally available for the payment of dividends and whether or not declared.

   After May 2, 2000, holders of AOL Time Warner series J preferred stock will be entitled to receive, when declared by the AOL Time Warner board of directors out of funds legally available for payment, cash dividends payable quarterly in an amount equal to the product of the conversion rate in effect at that time multiplied by the amount of regularly scheduled cash dividends paid on shares of AOL Time Warner common stock during the dividend period. Dividends payable after May 2, 2000 will be cumulative but will accrue only to the extent that regularly scheduled cash dividends are declared on the AOL Time Warner common stock.

   Holders of AOL Time Warner series J preferred stock will be entitled to receive full accumulated cash dividends for all quarterly dividend periods before any dividends are paid or declared on AOL Time Warner common stock or any other stock of AOL Time Warner that is junior to the AOL Time Warner series J preferred stock as to dividends.

   Distributions. Unlike holders of AOL Time Warner series E preferred stock, AOL Time Warner series F preferred stock and AOL Time Warner series I preferred stock, holders of AOL Time Warner series J preferred stock will not be entitled to receive a pro rata distribution in the event AOL Time Warner distributes to the holders of its common stock, any assets or property, other than a distribution upon the liquidation of AOL Time Warner, a regularly scheduled cash dividend or a common stock dividend that results in an adjustment of the conversion rate.

   Rank. The AOL Time Warner series J preferred stock will rank on parity as to dividends and upon liquidation with the shares of the AOL Time Warner series E preferred stock, AOL Time Warner series F preferred stock, AOL Time Warner series I preferred stock and any AOL Time Warner preferred stock that is designated as sharing ratably with the AOL Time Warner Series J preferred stock as to dividends or upon liquidation. The AOL Time Warner Series J preferred stock will have a preference as to dividends and upon liquidation over AOL Time Warner common stock, AOL Time Warner LMC common stock, AOL Time Warner LMCN-V common stock and any AOL Time Warner capital stock that is designated as junior to the AOL Time Warner Series J preferred stock as to dividends or upon liquidation.


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   Voting Rights; Ability to Appoint Directors. Holders of AOL Time Warner
series J preferred stock will generally be entitled to the same voting rights and rights to appoint directors as holders of AOL Time Warner series E preferred stock, except that the vote of at least two-thirds of the voting power of all shares of AOL Time Warner series J preferred stock that are outstanding will be necessary in order to:

  . authorize any AOL Time Warner capital stock that will be senior to the AOL Time Warner series J preferred stock, or reclassify any AOL Time Warner capital stock that is junior to, or on parity with, the AOL Time Warner series J preferred stock, to be senior to the AOL Time Warner series J preferred stock with respect to the payment of dividends or any other distribution of assets; or

  . amend, alter or repeal any of the provisions of the AOL Time Warner restated certificate of incorporation, including the certificate of designations relating to the AOL Time Warner series J preferred stock, in such a way as to materially and adversely affect the preferences and special rights, powers or privileges of the AOL Time Warner series J preferred stock.

   The vote of holders of AOL Time Warner series J common stock will not be required to authorize, designate or issue additional shares of AOL Time Warner series J preferred stock under any circumstances.

   Conversion Rights. The AOL Time Warner series J preferred stock will be convertible at any time at the option of the holder into shares of AOL Time Warner common stock. Each share of AOL Time Warner series J preferred stock will be initially convertible into 6.24792 shares of AOL Time Warner common stock. A holder of shares of AOL Time Warner series J preferred stock on the record date for a dividend will be entitled to receive the dividend even if the shares have been converted to shares of AOL Time Warner common stock.

   Conversion Rate Adjustments. The conversion rate will be subject to adjustment upon the occurrence of specified events, including:

  . the payment by AOL Time Warner of dividends with respect to AOL Time Warner common stock that are payable in shares of AOL Time Warner common stock;

  . combinations, subdivisions and reclassifications of AOL Time Warner common stock;

  . the issuance by AOL Time Warner of rights or warrants to all holders of AOL Time Warner common stock entitling them to subscribe for or purchase shares of AOL Time Warner common stock or a security convertible into shares of AOL Time Warner common stock at a price per share that is less than the common stock's market price;

  . the distribution by AOL Time Warner of assets or property, in each case not including a regularly scheduled cash dividend, a common stock dividend that results in an adjustment of the conversion rate, or a distribution of an equity security, if the holders of AOL Time Warner series J preferred stock would be entitled to receive a similar distribution upon conversion of the shares; and

  . a pro rata repurchase by AOL Time Warner of shares of AOL Time Warner common stock.

In the event of:

  . a consolidation or merger of AOL Time Warner with another entity such that AOL Time Warner is not the surviving entity, or a transaction that results in a change in the AOL Time Warner common stock, or if AOL Time Warner sells all or substantially all of its property and assets to another entity; or

  . a transaction in which the shares of AOL Time Warner common stock will cease to be registered under the Securities Exchange Act of 1934,

then the conversion rate will be adjusted so that holders of AOL Time Warner series J preferred stock will receive, upon conversion, for each share of AOL Time Warner series J preferred stock they hold, the kind and amount of shares of stock or other securities and property that would have been received by a holder of the

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number of shares of AOL Time Warner common stock into which the shares of AOL
Time Warner series J preferred stock they hold could have been converted immediately before the merger or consolidation.

   Liquidation Rights. Holders of AOL Time Warner Series J preferred stock will be entitled to the same liquidation rights as holders of AOL Time Warner series E preferred stock. For a description of these rights, see "AOL Time Warner Preferred Stock--Series E Preferred Stock-Liquidation Rights."

   Redemption or Exchange of Shares. On or after May 2, 2000 and so long as the closing price of shares of AOL Time Warner common stock has been, for a specified period of time, equal to or greater than 125% of the conversion price in effect at that time, AOL Time Warner will have the right to:

  . redeem shares of AOL Time Warner series J preferred stock for a cash redemption price per share equal to the liquidation value, plus any accrued and unpaid dividends;

  . exchange shares of AOL Time Warner series J preferred stock for shares of AOL Time Warner common stock having a current market price that is equal to the liquidation value plus an amount equal to the accrued and unpaid dividends; or

  .  a combination of redemption and exchange.

In addition, so long as all dividends with respect to shares of AOL Time Warner series J preferred stock accrued through the dividend payment date immediately prior to the date fixed for exchange have been declared and paid, AOL Time Warner will have the right to exchange shares of AOL Time Warner series J preferred stock for shares of AOL Time Warner common stock at a rate of exchange per $100 of liquidation value equal to the conversion rate in effect at the time of exchange.

   If less than all of the outstanding shares of AOL Time Warner series J preferred stock are to be redeemed or exchanged, the shares to be redeemed or exchanged will be selected by lot or pro rata or by any other method as may be determined by the AOL Time Warner board of directors to be equitable.

Transfer Agent

   The transfer agent and registrar for the AOL Time Warner common stock will
be [   ]. The transfer agent and registrar for the AOL Time Warner series LMCN-
V common stock and AOL Time Warner preferred stock will be an assistant secretary of AOL Time Warner.

Anti-Takeover Considerations

   Delaware law and the AOL Time Warner restated certificate of incorporation and restated by-laws will contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of AOL Time Warner. For a description of the provisions, see "Comparison of Rights of AOL Time Warner Stockholders, America Online Stockholders and Time Warner Stockholders-Number and Election of Directors," "Vacancies on the Board of Directors and Removal of Directors," "Amendments to the Restated Certificate of Incorporation," "Amendments to Restated By-laws" and "State Anti-Takeover Statutes."

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             COMPARISON OF RIGHTS OF AOL TIME WARNER STOCKHOLDERS,
            AMERICA ONLINE STOCKHOLDERS AND TIME WARNER STOCKHOLDERS

   AOL Time Warner, America Online and Time Warner are all organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of AOL Time Warner capital stock, America Online capital stock and Time Warner capital stock arise primarily from differences in their respective restated certificates of incorporation, restated by-laws and rights agreements. Upon completion of the merger, holders of America Online common stock and holders of Time Warner capital stock will become holders of AOL Time Warner capital stock and their rights will be governed by Delaware law, the AOL Time Warner restated certificate of incorporation and the AOL Time Warner restated by-laws.

   This section of the proxy statement-prospectus describes the material differences between the rights of America Online stockholders and Time Warner stockholders. This section also includes a brief description of the material rights that AOL Time Warner stockholders are expected to have following completion of the merger although in some cases the board of directors of AOL Time Warner retains the discretion to alter those rights without stockholder consent. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. All America Online stockholders and Time Warner stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the restated certificates of incorporation and restated by-laws of each of America Online, Time Warner and AOL Time Warner. Copies of the forms of restated certificate of incorporation and restated by-laws for AOL Time Warner are attached to this joint proxy statement-prospectus as Annexes G and H, respectively. Copies of the restated certificates of incorporation and restated by-laws of America Online and Time Warner will be sent to America Online stockholders and Time Warner stockholders, as applicable, upon request. See "Where You Can Find More Information."

Capitalization

   America Online. The authorized capital stock of America Online consists of:

  .  6,000,000,000 shares of America Online common stock; and

  . 5,000,000 shares of America Online preferred stock, of which 500,000 shares have been designated as America Online series A-1 preferred stock under the America Online stockholders rights plan.


   Time Warner. The authorized capital stock of Time Warner consists of:

  .  5,000,000,000 shares of Time Warner common stock;

  .  600,000,000 shares of Time Warner series common stock, of which:

    . 140,000,000 shares have been designated as Time Warner series LMC common stock; and

    . 140,000,000 shares have been designated as Time Warner series LMCN-V common stock;

    .  250,000,000 shares of Time Warner preferred stock, of which:

      . 8,000,000 shares have been designated as Time Warner series A preferred stock under the Time Warner rights plan;

      . 3,250,000 shares have been designated as Time Warner series E preferred stock;

      . 3,100,000 shares have been designated as Time Warner series F preferred stock;

      . 7,000,000 shares have been designated as Time Warner series I preferred stock; and

      . 3,350,000 shares have been designated as Time Warner series J preferred stock.


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   AOL Time Warner. For a description of the authorized capital stock of AOL
Time Warner, see "Description of AOL Time Warner Capital Stock--Common Stock," "--Series Common Stock" and "--Preferred Stock."

Voting Rights

   America Online. Each holder of America Online common stock has the right to cast one vote for each share of America Online common stock held of record on all matters submitted to a vote of stockholders of America Online, including the election of directors. Holders of America Online common stock have no cumulative voting rights.

   Time Warner. Holders of Time Warner common stock, Time Warner series LMC common stock, Time Warner series E preferred stock, Time Warner series F preferred stock, Time Warner series I preferred stock and Time Warner series J preferred stock vote together as one group on most matters, including the election of directors. Holders of Time Warner series LMCN-V common stock vote together as one group with holders of Time Warner common stock, Time Warner series LMC common stock, Time Warner series E preferred stock, Time Warner series F preferred stock, Time Warner series I preferred stock and Time Warner series J preferred stock only in elections of directors. In voting, holders of shares of Time Warner capital stock have a number of votes per share equal to:

  .  in the case of Time Warner common stock, one vote per share;

  . in the case of Time Warner series LMC common stock, a number of votes per share equal to the product of the number of votes per share that may be cast by holders of Time Warner common stock multiplied by the LMC formula number in effect at the time of the vote;

  . in the case of Time Warner series LMCN-V common stock, a number of votes per share equal to the product of the number of votes per share that may be cast by holders of Time Warner common stock multiplied by the LMCN-V formula number in effect at the time of the vote; divided by 100;

  . in the case of Time Warner series E preferred stock, four votes per share;

  . in the case of Time Warner series F preferred stock, four votes per share;

  . in the case of Time Warner series I preferred stock, four votes per share; and

  . in the case of Time Warner series J preferred stock, four votes per share.

   The LMC formula number for the Time Warner series LMC common stock is identical to the LMC formula number that will be attributed to the AOL Time Warner series LMC common stock. For a description of this LMC formula number, see "Description of AOL Time Warner Capital Stock--Series LMC Common Stock--LMC Formula Number." Similarly, the LMCN-V formula number for the Time Warner series LMCN-V common stock is identical to the LMCN-V formula number that will be attributed to the AOL Time Warner series LMCN-V common stock. For a description of this LMCN-V formula number, see "Description of AOL Time Warner Capital Stock--Series LMCN-V Common Stock--LMCN-V Formula Number."

   In addition, holders of shares of Time Warner series common stock and Time Warner preferred stock have class voting rights that are identical to the class voting rights that will be granted to the corresponding series of capital stock of AOL Time Warner. For a description of these rights, see "Voting Rights" for each of AOL Time Warner series LMC common stock, AOL Time Warner series LMCN-V common stock, AOL Time Warner series E preferred stock, AOL Time Warner series F preferred stock, AOL Time Warner series I preferred stock and AOL Time Warner series J preferred stock under "Description of AOL Time Warner Capital Stock."

   AOL Time Warner. Holders of AOL Time Warner common stock will have the right to cast one vote for each share of AOL Time Warner common stock they hold of record on all matters on which stockholders of AOL Time Warner are generally entitled to vote.

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   For a description of the voting rights that will be granted to holders of
AOL Time Warner series common stock and AOL Time Warner preferred stock, see "Voting Rights" for each of AOL Time Warner series LMC common stock, AOL Time Warner series LMCN-V common stock, AOL Time Warner series E preferred stock, AOL Time Warner series F preferred stock, AOL Time Warner series I preferred stock and AOL Time Warner series J preferred stock under "Description of AOL Time Warner Capital Stock."

Number and Election of Directors

   America Online. The board of directors of America Online has eleven members. The America Online restated by-laws provide that the America Online board of directors will consist of a number of directors to be fixed from time to time by the America Online board of directors, and the America Online restated certificate of incorporation provides that any change in the size of the board of directors requires the vote of a majority of the total number of authorized directors.

   The America Online restated certificate of incorporation and by-laws provide for the America Online board of directors to be divided into three classes, as nearly equal in size as possible, with one class being elected annually. Members of the America Online board of directors are elected to serve a term of three years, and until their successors are elected and qualified.

   The America Online restated by-laws provide for directors to be elected by a plurality of the votes cast by America Online stockholders entitled to vote in the election of directors at a meeting at which a quorum is present.

   Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the corporation's certificate of incorporation so provides. America Online's restated certificate of incorporation does not provide for cumulative voting.

   Time Warner. The board of directors of Time Warner has 13 members. It is anticipated that two members of the Time Warner board of directors will resign effective as of the annual meeting of Time Warner's stockholders for the year 2000, in accordance with Time Warner's retirement policy for directors.

   The Time Warner by-laws provide that the Time Warner board of directors will consist of a number of directors to be fixed from time to time pursuant to a resolution adopted by the Time Warner board of directors but will, in any event, not be less than three. The Time Warner restated certificate of incorporation provides that any change in the size of the board of directors requires the affirmative vote of members constituting at least a majority of the entire board of directors.

   Neither the Time Warner restated certificate of incorporation nor the Time Warner by-laws provides for a staggered board of directors.

   The Time Warner by-laws provide for directors to be elected by a plurality of the votes cast by Time Warner stockholders entitled to vote in the election of directors at a meeting at which a quorum is present.

   Time Warner's restated certificate of incorporation does not provide for cumulative voting.

   AOL Time Warner. The board of directors of AOL Time Warner initially will consist of 16 members, eight of whom will be designated by America Online and eight of whom will be designated by Time Warner. The AOL Time Warner restated by-laws will provide that the AOL Time Warner board of directors will consist of a number of directors to be fixed from time to time by the AOL Time Warner board of directors, however, any change in the size of the board of directors will require a vote of not less than 75% of the total number of authorized directors.

   Neither the AOL Time Warner restated certificate of incorporation nor the AOL Time Warner restated by-laws will provide for a staggered board of directors.

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   The AOL Time Warner restated by-laws will provide that directors are elected by a plurality of the votes cast by AOL Time Warner stockholders entitled to vote in the election of directors at a meeting at which a quorum is present.

   AOL Time Warner's restated certificate of incorporation will not provide for cumulative voting.

Vacancies on the Board of Directors and Removal of Directors

   America Online. Vacancies on the board of directors of America Online, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum. Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Chancery Court for the State of Delaware may, upon application of any stockholder or stockholders holding at least 10% of the total voting power of the capital stock of America Online, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

   America Online's restated certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of America Online capital stock entitled to vote generally in the election of directors, voting together as a single class.

   Time Warner. Vacancies on the board of directors of Time Warner may only be filled by the majority of the remaining directors in office, though less than a quorum. Newly created directorships resulting from an increase in the authorized number of directors may be filled by the Time Warner board of directors, or, if not so filled, by the Time Warner stockholders at the next annual meeting called for that purpose.

   Delaware law provides that a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors. These provisions of Delaware law regarding the removal of directors govern the removal of directors from the Time Warner board of directors.

   AOL Time Warner. The AOL Time Warner restated certificate of incorporation will provide that vacancies on the board of directors of AOL Time Warner may only be filled by the majority of the remaining directors in office, though less than a quorum. During the one year period following completion of the merger, any vacancy on the AOL Time Warner board of directors created by a designee of America Online or Time Warner will be filled with a new director selected by the majority of the remaining designees of America Online or Time Warner, as applicable, on the AOL Time Warner board of directors. Newly created directorships resulting from any increase in the authorized number of directors may be filled by the AOL Time Warner board of directors, or, if not so filled, by the AOL Time Warner stockholders at the next annual meeting called for that purpose.

   Delaware law provides that a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors. These provisions of Delaware law regarding the removal of directors will govern the removal directors from the AOL Time Warner board of directors.

Amendments to the Certificate of Incorporation

   General. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding

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stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation's certificate of incorporation.

   America Online. America Online's restated certificate of incorporation provides that the affirmative vote of the holders of 80% or more of the voting power of all of the then outstanding America Online capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to:

  . reduce or eliminate the number of authorized shares of America Online common stock or the number of authorized shares of America Online preferred stock; or

  . amend, repeal or adopt the provisions of America Online's restated certificate of incorporation relating to:

    .  undesignated preferred stock;

    . the board of directors, including the powers and authority expressly conferred upon the board of directors, the number of members, board classification, vacancies and removal;

    .  the manner in which stockholder action may be effected;

    . amendments to America Online's restated certificate of incorporation and restated by-laws;

    .  business combinations with interested stockholders of America
       Online;

    .  indemnification of officers and directors of America Online; and

    . the personal liability of directors of America Online or its stockholders for breaches of fiduciary duty.

   Time Warner. Time Warner's restated certificate of incorporation provides that the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of Time Warner voting stock, voting together as a single class, is required to amend, alter or repeal, or adopt a provision inconsistent with the provisions of Time Warner's restated certificate of incorporation relating to:

  . the board of directors, including the number of members, vacancies and removal;

  .  the manner in which stockholder action may be effected;

  . amendments to Time Warner's restated certificate of incorporation and by-laws;

  .  business combinations with interested stockholders of Time Warner;

  . the personal liability of directors of Time Warner for breaches of fiduciary duty; and

  . the redemption, by action of the board of directors, of outstanding shares of capital stock to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency to conduct any portion of Time Warner's business that is conditioned upon some or all of the holders of the capital stock possessing prescribed qualifications.

The Time Warner restated certificate of incorporation also requires the affirmative vote of a majority of the combined voting power of the then outstanding shares of Time Warner voting stock that are held by "disinterested stockholders" to amend, alter or repeal, or adopt any provision inconsistent with, the provisions of Time Warner's restated certificate of incorporation relating to business combinations with interested stockholders of Time Warner.

   AOL Time Warner. AOL Time Warner's restated certificate of incorporation will provide that the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of AOL Time Warner voting stock, voting together as a single class, is required to amend, alter or repeal, or adopt a provisions inconsistent with, the provisions of AOL Time Warner's restated certificate of incorporation relating to:

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  .  amendments to AOL Time Warner's restated certificate of incorporation and restated by-laws;

  . the personal liability of directors of Time Warner for breaches of fiduciary duty; and

  . the redemption, by action of the board of directors, of outstanding shares of capital stock to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency to conduct any portion of AOL Time Warner's business that is conditioned upon some or all of the holders of the capital stock possessing prescribed qualifications.

Amendments to By-laws

   General. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal by-laws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the by-laws, even though the board may also be delegated the power.

   America Online. America Online's restated certificate of incorporation authorizes the America Online board of directors to adopt, amend or repeal any provision of America Online's restated by-laws by the affirmative vote of a majority of the total number of authorized directors. America Online's restated certificate of incorporation further provides that provisions of America Online's restated by-laws may be adopted, amended or repealed by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

   Time Warner. The Time Warner restated certificate of incorporation authorizes the Time Warner board of directors to adopt, repeal, alter or amend the Time Warner by-laws by a majority vote of the total number of authorized directors.

   The Time Warner restated certificate of incorporation further provides that the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of Time Warner capital stock entitled to vote generally in the election of directors, voting together as a single class, is required for stockholders to adopt, amend, alter or repeal any provision of the Time Warner by-laws.

   AOL Time Warner. The AOL Time Warner restated certificate of incorporation will authorize the AOL Time Warner board of directors to adopt, repeal, alter or amend the AOL Time Warner restated by-laws by a majority vote of the total number of authorized directors of AOL Time Warner or such greater vote as is specified in the restated by-laws.

   The AOL Time Warner restated by-laws will provide that, until December 31, 2003, no bylaw that requires a 75% vote of the total number of authorized directors of AOL Time Warner for action to be taken may be amended, altered or repealed, nor may any other bylaw inconsistent therewith be adopted, without a 75% vote of the total number of authorized directors. Restated by-laws relating to board committees, the scope of authority of the chairman of the board of directors and the chief executive officer of AOL Time Warner and changes in the size of the board of directors will require a 75% vote of the total number of authorized directors.

   The AOL Time Warner restated certificate of incorporation will further provide that the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of AOL Time Warner voting stock, voting together as a single class, will be required for stockholders to adopt, amend, alter or repeal any provision of the AOL Time Warner restated by-laws.

Action by Written Consent

   General. Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a

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meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

   America Online. The America Online restated certificate of incorporation limits stockholders' ability to act by written consent by requiring any action by written consent to be unanimous.

   Time Warner. The Time Warner restated certificate of incorporation prohibits stockholder action by written consent.


   AOL Time Warner. The AOL Time Warner restated certificate of incorporation will prohibit stockholder action by written consent.

Ability to Call Special Meetings

   America Online. Special meetings of America Online stockholders may be called by America Online's board of directors, by affirmative vote of a majority of the total number of authorized directors at that time, regardless of any vacancies, or by the chief executive officer.

   Time Warner. Special meetings of Time Warner stockholders may be called by Time Warner's board of directors, by affirmative vote of a majority of the total number of authorized directors at that time, regardless of any vacancies, or by the chairman, the chief executive officer or the president.

   AOL Time Warner. The AOL Time Warner restated by-laws will provide that special meetings of AOL Time Warner stockholders may be called by AOL Time Warner's board of directors, by affirmative vote of a majority of the total number of authorized directors or by the chief executive officer.

Notice of Stockholder Action

   America Online. Under the America Online restated by-laws, in order for a stockholder to nominate candidates for election to America Online's board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to the Secretary of America Online before the annual or special meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholder meeting, timely written notice must be given to the Secretary of America Online before the annual or special meeting.

   Under America Online's restated by-laws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be received by the Secretary of America Online no less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year's annual meeting, notice will also be timely made if delivered with in 10 days of the date on which public announcement of the meeting was first made by America Online.

   In addition, if the number of directors to be elected is increased and no public announcement is made by America Online naming all of the nominees or specifying the size of the increased board of directors at least 70 days before the first anniversary of the preceding year's annual meeting, or, if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year's annual meeting, at least 70 days before the annual meeting, a stockholder's notice will be considered timely, with respect to the nominees for any new positions created by the increase, if it is delivered to the Secretary of America Online within 10 days of the date on which public announcement of the meeting was first made by America Online.

   A stockholder's notice to America Online must set forth all of the following:

  . all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes

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     to nominate for election or re-election as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

  . a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed; and

  . the stockholder's name and address as they appear on America Online's books and the class and number of shares of America Online which are beneficially owned by the stockholder.

   The chairman of any America Online stockholder meeting has the power to determine whether the nomination or proposal was made by the stockholder in accordance with the advance notice procedures set forth in America Online's restated by-laws. If the chairman determines that the nomination or proposal is not in compliance with America Online's advance notice procedures, the chairman may declare that the defective proposal or nomination will be disregarded.

   Time Warner. Under the Time Warner by-laws, at any annual meeting of stockholders, only such business will be conducted as is brought before the annual meeting by or at the direction of the chairman of the meeting, or by any stockholder who is a holder of record at the time of giving proper notice in accordance with the provisions of the Time Warner by-laws.

   For business to be properly brought before an annual meeting by a stockholder, including the nomination of candidates for election to Time Warner's board of directors, the stockholder must give written notice to the Secretary of Time Warner not less than 70 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. In the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the preceding meeting, then the stockholder must deliver written notice to the Secretary of Time Warner not earlier than the 120th day prior to the annual meeting nor later than the close of business on the later of the 70th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is made.

   A stockholder's notice to Time Warner must set forth all of the following:

  . a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting;

  . the stockholder's name and address, as they appear on Time Warner's books, and the class and number of shares of Time Warner stock which are beneficially owned by the stockholder;

  . any material interest of the stockholder in the business desired to be brought before the annual meeting; and

  . if the stockholder intends to solicit proxies in support of his or her proposal, a representation to that effect.

   The chairman of any annual meeting of Time Warner's stockholders may refuse to permit any business to be brought before the meeting that fails to comply with the advance notice procedures set forth in Time Warner's by-laws. If the chairman determines that the nomination or proposal is not in compliance with Time Warner's advance notice procedures, the chairman may declare that the defective proposal or nomination will be disregarded.

   In the case of special meetings of stockholders, only such business will be conducted as is brought pursuant to Time Warner's notice of meeting. Nominations for persons for election to the board of directors of Time Warner at a special meeting for which the election of directors is a stated purpose in the notice of the meeting may be made by any stockholder who complies with the notice and other requirements set forth in the Time Warner by-laws. If Time Warner calls a special meeting of stockholders to elect one or more directors, any stockholder may nominate a candidate if notice from the stockholder is delivered to, and received by, Time

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Warner not earlier than the 90th day prior to the special meeting nor later than the later of the close of business of the 60th day prior to the special meeting or the 10th day following the day on which public announcement of the meeting and of the nominees proposed by the Time Warner board of directors is first made.

   AOL Time Warner. The AOL Time Warner restated by-laws will provide that, at any annual meeting of stockholders, only such business will be conducted as is brought before the annual meeting by or at the direction of the chairman of the meeting, or by any stockholder who is a holder of record at the time of giving proper notice in accordance with the provisions of the AOL Time Warner restated by-laws.

   For business to be properly brought before an annual meeting by a stockholder, including the nomination of candidates for election to the AOL Time Warner board of directors, the stockholder must give written notice to AOL Time Warner not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. In the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the preceding meeting, then the stockholder must deliver written notice not earlier than the 120th day prior to the annual meeting nor later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is made.

   A stockholder's notice to AOL Time Warner must set forth all of the following:.

  . a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting;

  . the stockholder's name and address, as they appear on AOL Time Warner's books, and the class and number of shares of AOL Time Warner which are beneficially owned by the stockholder;

  . any material interest of the stockholder in the business desired to be brought before the annual meeting; and

  . if the stockholder intends to solicit proxies in support of his or her proposal, a representation to that effect.

   The chairman of any annual meeting of AOL Time Warner's stockholders may refuse to permit any business to be brought before the meeting that fails to comply with the advance notice procedures set forth in AOL Time Warner's restated by-laws. If the chairman determines that the nomination or proposal is not in compliance with AOL Time Warner's advance notice procedures, the chairman may declare that the defective proposal or nomination will be disregarded.

   In the case of special meetings of stockholders, only such business will be conducted as is brought pursuant to AOL Time Warner's notice of meeting. Nominations for persons for election to the board of directors of AOL Time Warner at a special meeting for which the election of directors is a stated purpose in the notice of the meeting may be made by any stockholder who complies with the notice and other requirements set forth in the AOL Time Warner restated by-laws. If AOL Time Warner calls a special meeting of stockholders to elect one or more directors, any stockholder may nominate a candidate if notice from the stockholder is delivered to, and received by, AOL Time Warner not earlier than the 90th day prior to the special meeting nor later than the later of the close of business of the 60th day prior to the special meeting or the 10th day following the day on which public announcement of the meeting and of the nominees proposed by the AOL Time Warner board of directors is first made.

Limitation of Personal Liability of Directors and Officers

   General. Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

  .  a breach of the duty of loyalty to the corporation or its stockholders;

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  .  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

  . any transaction from which the director derived an improper personal benefit.

   America Online. The America Online restated certificate of incorporation provides that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director of America Online will be liable to America Online or its stockholders for monetary damages for breach of fiduciary duty as a director.

   Time Warner. The Time Warner restated certificate of incorporation provides that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director of Time Warner will be liable to Time Warner or its stockholders for monetary damages for breach of fiduciary duty as a director.

   AOL Time Warner. The AOL Time Warner restated certificate of incorporation will provide that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director of AOL Time Warner will be liable to AOL Time Warner or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers

   General. Under Delaware law, a corporation may indemnify directors and officers:

  . for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

  . with respect to any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

   In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

   America Online. The America Online restated certificate of incorporation and restated by-laws provide that any person who was or is a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of America Online as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise will be indemnified against expenses, including attorney's fees, and held harmless by America Online to the fullest extent permitted by Delaware law. The indemnification rights conferred by America Online are not exclusive of any other right which persons seeking indemnification may be entitled under any statute, America Online's restated certificate of incorporation or restated by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, America Online is authorized to purchase and maintain insurance on behalf of its directors and officers.

   In addition, America Online may pay expenses incurred by its directors and officers in defending a civil or criminal action, suit or proceeding because they are directors or officers in advance of the final disposition of the action, suit or proceeding. The payment of expenses will be made only if America Online receives an undertaking by or on behalf of the director or officer receiving the payment to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by America Online, as authorized by America Online's restated certificate of incorporation and restated by-laws.

   Time Warner. The Time Warner by-laws provide for indemnification, to the fullest extent permitted by Delaware law, of any person who is or was a director or officer of Time Warner and who is or was involved in

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any manner, or who is threatened to be made involved in any manner, in any pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of Time Warner, or is or was serving at the request of Time Warner as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against all expenses actually and reasonably incurred, although no indemnification is available to a director or officer with respect to a proceeding that was commenced by the director or officer unless the proceeding was commenced after a "change of control." The Time Warner by-laws define "change of control" as the occurrence of:

  . a merger or consolidation of Time Warner in which Time Warner is not the surviving or continuing corporation or pursuant to which shares of Time Warner common stock are converted into cash, securities or other property, other than a merger of Time Warner in which the holders of Time Warner common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving or continuing corporation;

  . any sale, lease, exchange or other transfer of all or substantially all of the assets of Time Warner, or the liquidation or dissolution of Time Warner;

  . any person becomes an "interested stockholder" without the prior consent of the Time Warner board of directors; or

  . during any period of two consecutive years, individuals who at the beginning of the two-year period constituted a majority of the Time Warner board of directors have ceased for any reason to constitute a majority of the Time Warner board of directors unless the election or nomination of each of the new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the two-year period.

   In addition, the Time Warner by-laws provide that all reasonable expenses incurred by or on behalf of a director or officer in connection with any investigation, claim, action, suit or proceeding will be advanced to the director or officer by Time Warner upon the request of the director or officer which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

   AOL Time Warner. The AOL Time Warner restated by-laws will provide for indemnification, to the fullest extent permitted by Delaware law, of any person who is or was a director or officer of AOL Time Warner and who is or was involved in any manner, or who is threatened to be made involved in any manner, in any pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of AOL Time Warner, or is or was serving at the request of AOL Time Warner as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against all expenses actually and reasonably incurred, although no indemnification is available to a director or officer with respect to a proceeding that was commenced by the director or officer unless the proceeding was commenced after a "change of control." The AOL Time Warner restated by-laws will define "change of control" as the occurrence of:

  . a merger or consolidation of AOL Time Warner in which AOL Time Warner is not the surviving or continuing corporation or pursuant to which shares of AOL Time Warner common stock are converted into cash, securities or other property, other than a merger of AOL Time Warner in which the holders of AOL Time Warner common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving or continuing corporation;

  . any sale, lease, exchange or other transfer of all or substantially all of the assets of AOL Time Warner, or the liquidation or dissolution of AOL Time Warner; or


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  .  during any period of two consecutive years, individuals who at the beginning of the two-year period constituted a majority of the AOL Time Warner board of directors have ceased for any reason to constitute a majority of the AOL Time Warner board of directors unless the election or nomination of each of the new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the two-year period.

   In addition, the AOL Time Warner restated by-laws will provide that all reasonable expenses incurred by or on behalf of a director or officer in connection with any investigation, claim, action, suit or proceeding will be advanced to the director or officer by AOL Time Warner upon the request of the director or officer which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

Stockholders Rights Plans

   America Online. In 1998, America Online adopted a stockholder rights plan pursuant to a rights agreement with BankBoston, N.A., as rights agent. Set forth below is a summary of the material provisions of the rights agreement. The summary does not include a complete description of all of the terms of the rights agreement. All America Online stockholders and Time Warner stockholders are urged to read carefully the relevant provisions of America Online's rights plan, copies of which will be sent to America Online stockholders upon request. See "Where you can find more information."

   Exercisability of Rights. Under the America Online rights agreement, one right, referred to as an America Online right, attaches to each share of America Online common stock outstanding and, when exercisable, entitles the registered holder to purchase from America Online one quarter of one one-thousandth of a share of America Online series A-1 preferred stock at an initial purchase price of $900, subject to antidilution adjustments in the event of a stock split, stock dividend or similar transaction with respect to America Online series A-1 preferred stock.

   The America Online rights will not become exercisable until the earlier of:

  . ten days following a public announcement that a person has become the beneficial owner of 15% or more of the AOL common stock then outstanding;

  . ten days following the public disclosure of facts indicating that a person has become the beneficial owner of 15% or more of the America Online common stock then outstanding; and

  . ten business days, or such later date as may be determined by the board of directors of America Online, following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person becoming the beneficial owner of 15% or more of the America Online common stock then outstanding.

   In connection with the merger, the America Online rights agreement was amended to provide that the America Online rights will not become exercisable solely by reason of the merger agreement, the stock option agreements and the related transactions.

   "Flip In" Feature. In the event a person becomes the beneficial owner of 15% or more of the America Online common stock outstanding, each holder of an America Online right, except for that person, will have the right to acquire, upon exercise of the America Online right, instead of one quarter of one-thousandth of a share of America Online series A-1 preferred stock, shares of America Online common stock having a value equal to twice the exercise price of the America Online right. For example, if we assume that the initial purchase price of $900 is in effect on the date that the flip-in feature of the America Online rights is exercised, any holder of an America Online right, except for the person that has become the beneficial owner of 15% or

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more of the America Online common stock then outstanding, may exercise his or her America Online right by paying to America Online $900 in order to receive from America Online shares of America Online common stock having a value equal to $1,800.

   "Exchange" Feature. At any time after a person becomes the beneficial owner of 15% or more, but less than 50%, of the America Online common stock then outstanding, the board of directors of America Online may, at its option, exchange all or some of the America Online rights, except for those held by such person, for America Online common stock at an exchange ratio of one share of America Online common stock for each America Online right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible America Online rights holders would not have to pay a purchase price before receiving shares of America Online common stock.

   "Flip Over" Feature. In the event that, after a person acquires 15% or more of the America Online common stock then outstanding:

  .  America Online merges into another entity;

  .  an acquiring entity merges into America Online; or

  .  America Online sells more than 50% of its assets or earning power,

then each holder of an America Online right, except for a person that is the beneficial owner of 15% or more of the America Online common stock then outstanding, will have the right to receive, upon exercise of the America Online right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to twice the exercise price of the America Online right.

   Redemption of Rights. At any time prior to the earlier to occur of:

  . public disclosure that a person has become the beneficial owner of 15% or more of the America Online common stock then outstanding; and

  .  May 12, 2008,

the board of directors of America Online may redeem all of the America Online rights at a redemption price of $0.001 per right, subject to adjustment. The right to exercise the America Online rights, as described under "Rights Plan-Exercisability of Rights," will terminate upon redemption, and at that time, the holders of the America Online rights will have the right to receive only the redemption price for each America Online right they hold.

   Amendment of Rights. At any time before a person or group becomes the beneficial owner of 15% or more of the America Online common stock then outstanding, the terms of the existing America Online rights agreement may be amended by the board of directors of America Online without the approval of the holders of the rights. However, after the date any person acquires at least 15% of America Online's outstanding common stock, the rights agreement may not be amended in any manner that would adversely affect the interests of the holders of the America Online rights, excluding the interests of the acquiror.

   Termination of Rights. If not previously exercised, the America Online rights will expire on May 12, 2008, unless America Online earlier redeems or exchanges the America Online rights or extends the expiration date.

   Anti-Takeover Effects. The America Online rights have anti-takeover effects. Once the America Online rights have become exercisable, in most cases the America Online rights will cause substantial dilution to a person that attempts to acquire or merge with America Online. Accordingly, the existence of the America Online rights may deter potential acquirors from making a takeover proposal or a tender offer. The America Online rights should not interfere with any merger or other business combination approved by the board of directors of America Online since America Online may redeem the America Online rights as and since a

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transaction approved by the America Online board of directors would not cause the America Online rights to become exercisable.

   Series A-1 Preferred Stock. In connection with the creation of the America Online rights, the board of directors of America Online authorized the issuance of 500,000 shares of America Online preferred stock designated as America Online series A-1 junior participating preferred stock.

   America Online designed the dividend, liquidation, voting and redemption features of the America Online series A-1 preferred stock so that the value of one quarter of one-thousandth of a share of America Online series A-1 preferred stock approximates the value of one share of America Online common stock. Shares of America Online series A-1 preferred stock may only be purchased after the America Online rights have become exercisable.

   The rights of the America Online series A-1 preferred stock as to dividends, liquidation and voting, and in the event of mergers or consolidations, are protected by customary antidilution provisions.

   Time Warner. In 1996, Time Warner adopted a stockholder rights plan pursuant to a rights agreement with ChaseMellon Shareholder Services L.L.C., as rights agent. Set forth below is a summary of the material provisions of the rights agreement. The summary does not include a complete description of all of the terms of the rights agreement. All Time Warner stockholders and America Online stockholders are urged to read carefully the relevant provisions of Time Warner's rights plan, copies of which will be sent to Time Warner stockholders upon request. See "Where you can find more information."

   Exercisability of Rights. Under the Time Warner rights agreement, one right, referred to as a Time Warner right, attaches to each share of Time Warner common stock outstanding and, when exercisable, entitles the registered holder to purchase from Time Warner one two-thousandth of a share of Time Warner series A preferred stock at an initial purchase price of $75, subject to customary antidilution adjustments.

   The Time Warner rights will not become exercisable until the earlier of:

  . such time as Time Warner learns that a person has become the beneficial owner of 15% or more of the outstanding Time Warner common stock; and

  . the close of business on the date following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of 15% or more of the outstanding Time Warner common stock.

In connection with the merger, the Time Warner rights agreement was amended to provide that the Time Warner rights will not become exercisable solely by reason of the merger agreement, the stock option agreement and the related transactions.

   "Flip In" Feature. In the event a person becomes the beneficial owner of 15% or more of the outstanding Time Warner common stock, each holder of a Time Warner right, except for such person, will have the right to acquire, upon exercise of the Time Warner right, instead of one two-thousandth of a share of Time Warner series A preferred stock, shares of Time Warner common stock having a value equal to twice the exercise price of the Time Warner right. For example, if we assume that the initial purchase price of $75 is in effect on the date that the flip-in feature of the Time Warner right is exercised, any holder of a Time Warner right, except for the person that has become the beneficial owner of 15% or more of the outstanding Time Warner common stock, can exercise his or her Time Warner right by paying to Time Warner $75 in order to receive from Time Warner shares of Time Warner common stock having a value equal to $150.

   "Exchange" Feature. At any time after a person becomes the beneficial owner of 15% or more of the outstanding Time Warner common stock, the board of directors of Time Warner may, at its option, exchange all or some of the Time Warner rights, except for those held by such person or group, for Time Warner common

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stock at an exchange ratio of one share of Time Warner common stock per Time
Warner right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible Time Warner rights holders would not have to pay a purchase price before receiving shares of Time Warner common stock.

   "Flip Over" Feature. In the event that, after a corporate entity acquires 15% or more of Time Warner common stock then outstanding:

  .  Time Warner consolidates with or merges into the acquiring entity;

  .  the acquiring entity merges into Time Warner; or

  .  Time Warner sells more than 50% of its assets or earning power,

then each holder of a Time Warner right, except for a person that is the beneficial owner of 15% or more of the Time Warner common stock then outstanding, will have the right to receive, upon exercise of the Time Warner right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to twice the exercise price of the Time Warner right.

   Redemption of Rights. At any time prior to the earlier to occur of:

  . a person becoming the beneficial owner of securities representing 15% or more of the outstanding Time Warner common stock; and

  .  January 20, 2004,

the board of directors of Time Warner may redeem all of the Time Warner rights at a redemption price of $0.005 per right, subject to adjustment. The right to exercise the Time Warner right will terminate upon redemption, and at such time, the holders of the Time Warner rights will have the right to receive only the redemption price for each Time Warner right held.

   Amendment of Rights. At any time before a person becomes the beneficial owner of 15% or more of the outstanding Time Warner common stock, the terms of the existing Time Warner rights agreement may be amended by the Time Warner board of directors without the approval of the holders of the rights. After the date any person acquires at least 15% of Time Warner's common stock, however, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the Time Warner rights, excluding the interests of the acquiror.

   Termination of Rights. If not previously exercised, the Time Warner rights will expire on January 20, 2004, unless Time Warner earlier redeems or exchanges the Time Warner rights or shortens or extends the final expiration date.

   Anti-Takeover Effects. The Time Warner rights have anti-takeover effects. Once the Time Warner rights have become exercisable, the Time Warner rights will cause substantial dilution to a person or group that attempts to acquire or merge with Time Warner in most cases. Accordingly, the existence of the Time Warner rights may deter potential acquirors from making a takeover proposal or a tender offer. The Time Warner rights should not interfere with any merger or other business combination approved by the Time Warner board of directors since Time Warner may redeem the Time Warner rights as described above and since a transaction approved by the Time Warner board of directors would not cause the Time Warner rights to become exercisable.

   Series A Preferred Stock. In connection with the creation of the Time Warner rights, the board of directors of Time Warner authorized the issuance of 8,000,000 shares of Time Warner preferred stock as Time Warner series A participating cumulative preferred stock.

   The Time Warner series A preferred is attributed a formula number, referred to as the "series A formula number," which is currently set at 2,000, is subject to customary antidilution protections.

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   Time Warner has designed the dividend, liquidation, voting and redemption features of the Time Warner series A preferred stock so that the value of one two-thousandths of a share of Time Warner series A preferred stock approximates the value of one share of Time Warner common stock. Shares of Time Warner series A preferred stock may only be purchased after the Time Warner rights have become exercisable.

   AOL Time Warner. AOL Time Warner does not intend to have a stockholder rights plan.

State Anti-Takeover Statutes

   General. Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who became an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation's voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

  . prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

  . at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

   A business combination generally includes:

  . mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

  . specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

  . other transactions resulting in a disproportionate financial benefit to an interested stockholder.

   The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the restated certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

   America Online. America Online has not adopted any provision in its restated certificate of incorporation to "opt-out" of Section 203 and therefore, Section 203 applies to America Online.

   Time Warner. Because Time Warner has not adopted any provision in its restated certificate of incorporation to "opt-out" of the Delaware business combination statute, the statute is applicable to business combinations involving Time Warner.

   AOL Time Warner. Because the AOL Time Warner restated certificate of incorporation will not include any provision to "opt-out" of the Delaware business combination statute, the statute will apply to business combinations involving AOL Time Warner.

Fair Price Provisions

   America Online. America Online's certificate of incorporation contains a "fair price" provision which states that certain "business combinations" with any "interested stockholder" may not be completed without

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an affirmative vote of the holders of at least 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of America Online, voting together as a single class, in addition to any other vote required by America Online's certificate of incorporation or Delaware law.

   This fair price provision does not apply if the business combination will have been approved either by a majority of the directors of America Online who are not affiliated with the interested stockholder, of which there must be at least two, or if certain price and procedural requirements, set forth in detail in America Online's certificate of incorporation, are met.

   The business combinations to which America Online's fair price provision applies include:

  . any merger or consolidation of America Online or any subsidiary with any interested stockholder or any other corporation, whether or not itself an interested stockholder, which is, or after the merger or consolidation, would be, an affiliate of an interested stockholder who was an interested stockholder before the transaction;

  . any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with any interested stockholder or any affiliate of any interested stockholder, of any assets of America Online or any subsidiary having an aggregate fair market value, as determined in accordance with America Online's certificate of incorporation, equaling or exceeding 10% or more of the assets of America Online;

  . the issuance or transfer by America Online or any subsidiary, in one transaction or a series of transactions, of any securities of America Online or any subsidiary, to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 10% of the combined fair market value of the outstanding shares of voting stock of America Online, except for any issuance or transfer pursuant to an employee benefit plan of America Online or any subsidiary;

  . the adoption of any plan or proposal for the liquidation or dissolution of America Online proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder; and

  . any reclassification of securities, including any reverse stock split, or recapitalization of America Online, or any merger or consolidation of America Online with any of its subsidiaries or any other transaction which has the effect, directly or indirectly, of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of America Online or any subsidiary which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

   America Online's fair price provision defines an "interested stockholder" as any person, other than America Online or any America Online holding company or subsidiary, who or which:

  . is the beneficial owner, directly or indirectly, of more than 15% of the voting power of the outstanding voting stock of America Online;

  . is an affiliate of America Online and at any time within the two-year period immediately before the date in question was the beneficial owner, directly or indirectly, of 15% or more of the voting power of the outstanding voting stock of America Online; and

  . is an assignee of or has otherwise succeeded to any shares of voting stock of America Online which were, at any time within the two-year period immediately before the date in question, beneficially owned by any interested stockholder, if the assignment or succession did not occur as part of an initial public offering.

   The "fair price" provision may deter a purchaser from using two-tiered pricing and similar unfair or discriminatory tactics in an attempt to acquire America Online. The provision could also have the effect of

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discouraging a third party from making a tender or exchange offer for America
Online, even though an offer by a third party might be beneficial to America Online and its stockholders.

   Time Warner. Time Warner's restated certificate of incorporation contains a "fair price" provision which states that certain "business combinations" (including mergers, sales of all or substantially all the assets, the adoption of a plan of liquidation or similar extraordinary corporate transactions) with any "interested stockholder" may not be completed without:

  . the affirmative vote of the holders of at least 80% of the votes entitled to be cast by holders of shares of stock of Time Warner; and

  . the affirmative vote of the holders of a majority of the votes entitled to be cast by holders of shares of stock of Time Warner not affiliated with the interested stockholder; or

  . the affirmative vote of the holders of all of the shares of Time Warner stock outstanding at the time of approval.

   This fair price provision does not apply if:

  . the business combination will have been approved by a majority of the directors of Time Warner who are not affiliated with the interested stockholder, and the interested stockholder became an interested stockholder in a manner approved by the board of directors of Time Warner;

  . in the case of certain mergers or consolidations of Time Warner or reclassification of securities of Time Warner, the business combination will have been approved by a majority of the directors of Time Warner who are not affiliated with the interested stockholder, the business combination does not result in an increase of more than 10% in the amount of equity securities of any class or series of Time Warner or any subsidiary of Time Warner beneficially owned by an interested stockholder at the time of the approval and the business combination is not consummated within two years of the consummation of any other business combination in which the proportionate share of equity securities of any class or series of Time Warner or any subsidiary of Time Warner beneficially owned by the interested stockholder was increased;

  . in the case of certain sales of assets by Time Warner or issuances or transfers of securities by Time Warner, the business combination will have been approved by a majority of the directors of Time Warner not affiliated with the interested stockholder; or

  . certain minimum price, form of consideration and procedural requirements are met.

   Time Warner's fair price provision defines an "interested stockholder" as any person who or which:

  . is the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the then outstanding shares of Time Warner voting stock;

  . is an affiliate of Time Warner and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the then outstanding shares of Time Warner voting stock; or

  . is an assignee or has otherwise succeeded to the beneficial ownership of any shares of Time Warner voting stock which at any time within the two-year period immediately prior to the date in question beneficially owned by an interested stockholder, if the assignment or succession did not occur as part of an initial public offering.

   AOL Time Warner. The restated certificate of incorporation of AOL Time Warner will not contain a provision similar to the fair price provision that is contained in America Online's or Time Warner's certificates of incorporation.

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                         MANAGEMENT OF AOL TIME WARNER
                                AFTER THE MERGER

Board of Directors of AOL Time Warner

   Members of the AOL Time Warner Board of Directors. Upon completion of the merger, the board of directors of AOL Time Warner will be comprised of sixteen individuals, eight of whom will be designated by America Online and eight of whom will be designated by Time Warner.

   A majority of the members of the board of directors of AOL Time Warner must be determined by the board of directors of AOL Time Warner to be eligible to be classified as independent directors. Four of America Online's designees must be independent and five of Time Warner's designees must be independent. In its determination of a director's eligibility to be classified as an independent director, the AOL Time Warner board of directors will consider, among such other factors as it may in any case deem relevant, that the director:

  . has not been employed by AOL Time Warner as an executive officer within the past three years;

  . is not a paid adviser or consultant to AOL Time Warner and derives no material financial benefit from any entity as a result of advice or consultancy provided to AOL Time Warner by that entity;

  . is not an executive officer, director or significant stockholder of a significant customer or supplier of AOL Time Warner;

  .  has no personal services contract with AOL Time Warner;

  . is not an executive officer or director of a tax-exempt entity receiving a significant part of its annual contributions from AOL Time Warner;

  . is not a member of the immediate family of any director who is not considered an independent director; and

  . is free of any other relationship that would interfere with the exercise of independent judgment by the director.

   The affirmative vote of 75% of the members of the board of directors of AOL Time Warner will be required to change the size of the AOL Time Warner board of directors.

   To date, America Online and Time Warner have designated the following individuals to be directors of AOL Time Warner upon completion of the merger:

   Name                                                       Age Designee of:
   ----                                                       --- ------------
   Stephen M. Case, Chairman.................................  41 America Online
   R. E. Turner, Vice Chairman...............................  61 Time Warner
   Gerald M. Levin...........................................  60 Time Warner
   Robert W. Pittman.........................................  46 America Online
   Richard D. Parsons........................................  51 Time Warner

Six of the remaining directors are expected to be designated by America Online from its existing board of directors. Five of the remaining directors are expected to be designated by Time Warner from its existing board of directors.

   Stephen M. Case. Mr. Case, a co-founder of America Online, has been Chairman of the Board of Directors of America Online since October, 1995, Chief Executive Officer since April 1993 and a Director since September 1992. Mr. Case also served as Executive Vice President of America Online from September 1987 to January 1991 and Vice President, Marketing, from 1985 to September 1987. Mr. Case is a director of the New York Stock Exchange.

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   R.E. Turner. Mr. Turner has served as the Vice Chairman of Time Warner since
October 1996. Prior to that, Mr. Turner served as the Chairman of the Board and President of Turner Broadcasting System from 1970.

   Gerald M. Levin. Mr. Levin has served as Chief Executive Officer and Chairman of the Board of Time Warner since January 1993, having served in other executive positions at Time Warner prior to that. Mr. Levin has served as a director of Time Warner since 1988 having previously served as a director of Time Warner from 1983 until January 1987. Mr. Levin is also a member of the Board of Representatives of Time Warner Entertainment Company, L.P. and a director of the New York Stock Exchange.

   Robert W. Pittman. Mr. Pittman has served as President and Chief Operating Officer of America Online since February 1998 and as a director since 1995. He was President and Chief Executive Officer of AOL Networks, a division of America Online, from November 1996 until February 1998. He held the positions of Managing Partner and Chief Executive Officer of Century 21 Real Estate Corp. from October 1995 to October 1996. Mr. Pittman had previously been President and Chief Executive Officer of Time Warner Enterprises, a division of Time Warner Entertainment Company, LP from 1990 to September 1995, and Chairman and Chief Executive Officer of Six Flags Entertainment Corporation from December 1991 to September 1995. Mr. Pittman founded MTV in 1981, and became President of MTV Networks in 1985. He is also a director of Cendant Corporation.

   Richard D. Parsons. Mr. Parsons has served as President of Time Warner since February 1, 1995. Prior to that, Mr. Parsons served as the Chairman and Chief Executive Officer of The Dime Savings Bank of New York, FSB from January 1991. He has served as a director of Time Warner since 1991 and prior to that, served as a director of American Television and Communications Corporation, then an 82%-owned subsidiary of Time Warner, from 1989 until 1991. Mr Parsons is currently also a director of Citigroup Inc., Estee Lauder Companies Inc., and Philip Morris Companies Inc. and a member of the Board of Representatives of Time Warner Entertainment Company, L.P.

Committees of the AOL Time Warner Board of Directors

   Upon completion of the merger, the board of directors of AOL Time Warner initially will have four committees:

  . a nominating and governance committee, the chairperson of which will initially be designated by Time Warner;

  . an audit and finance committee, the chairperson of which will initially be designated by Time Warner;

  . a compensation committee, the chairperson of which will initially be designated by America Online; and

  . a values and human development committee, the chairperson of which will initially be designated by America Online.

During the one year period following the completion of the merger, any replacement chairperson of the nominating and governance or audit and finance committees will be designated by the chief executive officer of AOL Time Warner and any replacement chairperson of the compensation or values and human development committees will be designated by the chairman of the board of AOL Time Warner. Also during the one year period following the completion of the merger, each committee of the AOL Time Warner board of directors will be comprised of two directors designated by America Online and two directors designated by Time Warner.

   The affirmative vote of 75% of the members of the board of directors of AOL Time Warner will be required to modify the powers and authority of any committee of the AOL Time Warner board of directors. In addition, the AOL Time Warner board of directors may remove a director from a committee, change the size of any committee or terminate any committee or change the chair of a committee only with the affirmative vote of not less than 75% of the members of the AOL Time Warner board of directors.

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

Compensation of Directors

   In accordance with existing practice of America Online and Time Warner, it is expected that directors of AOL Time Warner who are also full-time employees of AOL Time Warner will receive no additional compensation for their services as directors. Each non-employee director of AOL Time Warner will receive compensation for service on the AOL Time Warner board of directors as determined by the board of directors of AOL Time Warner upon the recommendation of the nominating and governance committee.

Executive Officers of AOL Time Warner

   The principal executive officers of AOL Time Warner upon completion of the merger will be as follows:

   Name                 Age Title
   ----                 --- -----
   Stephen M. Case....   41 Chairman of the Board
   Gerald M. Levin....   60 Chief Executive Officer
   R.E. Turner........   61 Vice Chairman
   Robert W. Pittman..   46 Co-Chief Operating Officer
   Richard D.
    Parsons...........   51 Co-Chief Operating Officer
   J. Michael Kelly...   43 Executive Vice President and Chief Financial Officer

   Additional officers will be elected by the AOL Time Warner board immediately prior to or after completion of the merger. Until December 31, 2003, the affirmative vote of 75% of the members of the board of directors of AOL Time Warner will be required to remove the chairman of the board or chief executive officer of AOL Time Warner or to change their roles, duties, authority or reporting line.

Compensation of Executive Officers

   AOL Time Warner has not yet paid any compensation to its chairman of the board, chief executive officer, co-chief operating officers or executive vice president and chief financial officer, or any other person expected to become an executive officer of AOL Time Warner. The form and amount of the compensation to be paid to each of AOL Time Warner's executive officers in any future period will be determined by the compensation committee of the AOL Time Warner board of directors.

   For information concerning the compensation paid to, and the employment agreements with, the chief executive officer and the other four most highly compensated executive officers of America Online for the 1998 fiscal year, see America Online's proxy statement used in connection with its 1999 annual meeting of stockholders, the relevant portions of which are incorporated by reference into America Online's annual report on Form 10-K for the fiscal year ended June 30, 1999. For information concerning the compensation paid to, and the employment agreements with, the chief executive officer and the other four most highly compensated executive officers of Time Warner for the 1999 fiscal year, see Time Warner's proxy statement used in connection with its 2000 annual meeting of stockholders, the relevant portions of which are incorporated by reference into Time Warner's annual report on Form 10-K for the fiscal year ended December 31, 1999.

Integration Committee

   A four-person integration committee, composed of Mr. Pittman, President and Chief Operating Officer of America Online; Mr. Parsons, President of Time Warner; Kenneth J. Novack, Vice Chairman of America Online; and Richard J. Bressler, Chairman and Chief Executive Officer of Time Warner Digital Media, has been formed to work toward a smooth and rapid combination of the two companies. The committee will make its recommendations to Mr. Case, Chairman and Chief Executive Officer of America Online and Mr. Levin, Chairman and Chief Executive Officer of Time Warner.


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

         BUSINESS RELATIONSHIPS BETWEEN AMERICA ONLINE AND TIME WARNER

   For several years prior to the announcement of the merger, America Online and Time Warner have worked together on a number of content and commerce relationships. These relationships have included:

  . agreements between America Online and Warner Bros. for provision of television programming content, cross-promotions and for collaboration on the movie "You've Got Mail";

  . agreements between America Online and the Time Inc. magazines, Time, Entertainment Weekly, Money and Teen People for availability of magazine content and related features on the AOL service;

  . agreements between America Online and New Line Cinema for promotion and advertising relating to recently released motion pictures;

  . an agreement between America Online and Warner Bros. and New Line Cinema for participation in America Online's shop@AOL; and

  .   advertising agreements between MovieFone and Warner Bros. and New Line
      Cinema.

   At the time of the announcement of the merger, America Online and Time Warner also announced the entry into a new interactive services and marketing agreement providing for various joint marketing, commerce, content and promotional arrangements. The new arrangements range from content deals such as the inclusion of InStyle on the AOL service and the inclusion of CNN.com and Entertaindom.com on various America Online services, to cross-promotions such as the distribution of disks for the AOL service in Warner Bros. retail stores, to promotions of Time Warner magazines on the AOL service. Other examples of the new arrangements include access by AOL members to promotional music clips from Time Warner music companies and participation in online-offline cross-promotion of Time Warner movies by AOL MovieFone and Time Warner.

                                 LEGAL MATTERS

   The validity of the shares of AOL Time Warner stock offered by this joint proxy statement-prospectus will be passed upon for AOL Time Warner by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Kenneth J. Novack, Vice Chairman of America Online, also serves as Of Counsel to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and owns an aggregate of 1,259 shares of America Online common stock and options to purchase 2,683,000 shares of America Online common stock. Attorneys of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and members of their families and trusts for their own benefit own an aggregate of approximately 5,600 shares of America Online common stock.

   Cravath, Swaine & Moore, counsel for Time Warner, and Simpson Thacher & Bartlett, counsel for America Online, will pass upon certain Federal income tax consequences of the merger for Time Warner and America Online, respectively.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of America Online, Inc. included in its Annual Report on Form 10-K for the year ended June 30, 1999, as set forth in their report, which is incorporated in this joint proxy statement-prospectus and elsewhere in the registration statement. These consolidated financial statements are incorporated by reference in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedules of Time Warner Inc. and Time Warner Entertainment Company, L.P. included in Time Warner's Annual Report on Form 10-K for the year ended December 31, 1998 as amended by Form 10-K/A dated June 28, 1999, as set forth in their reports, which are incorporated in this joint proxy statement-prospectus and elsewhere in the registration statement. These consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young's reports, given on their authority as experts in accounting and auditing.

                                 OTHER MATTERS

   Neither America Online nor Time Warner presently intends to bring any matters other than those described in this document before its special meeting. Further, neither America Online nor Time Warner has any knowledge of any other matters that may be introduced by other persons. If any other matters do properly come before either company's special meeting or any adjournment or postponement of either company's special meeting, the persons named in the enclosed proxy forms of America Online or Time Warner, as applicable, will vote the proxies in keeping with their judgment on such matters.

                      WHERE YOU CAN FIND MORE INFORMATION

   This joint proxy statement-prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement-prospectus.

   All documents filed by America Online or Time Warner pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement-prospectus and before the date of each company's special meeting are incorporated by reference into and are deemed to be a part of this joint proxy statement-prospectus from the date of filing of those documents.

   You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information.

   The following documents, which have been filed by America Online with the Securities and Exchange Commission (SEC file number 001-12143), are incorporated by reference into this joint proxy statement-prospectus:

   America Online's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (filing date August 13, 1999)

   America Online's Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 1999 (filing date November 2, 1999)

   America Online's Proxy Statement on Schedule 14A (filing date September 24,
1999)

   America Online's Current Report on Form 8-K dated December 1, 1999 (filing date of December 2, 1999)

   America Online's Current Report on Form 8-K dated December 21, 1999 (filing date of January 3, 2000)

   America Online's Current Report on Form 8-K dated January 10, 2000 (filing date of January 14, 2000)

   America Online's Current Report on Form 8-K dated January 19, 2000 (filing date of January 20, 2000)

   The following documents, which were filed by Time Warner with the Securities and Exchange Commission (SEC file number 001-12259), are incorporated by reference into this joint proxy statement-prospectus:

   Time Warner's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (filing date March 26, 1999, as amended June 29, 1999)

   Time Warner's Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 1999 (filing date May 12, 1999)

   Time Warner's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1999 (filing date August 16, 1999)

   Time Warner's Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 1999 (filing date November 15, 1999)

   Time Warner's Current Report on Form 8-K dated July 12, 1999 (filing date of July 15, 1999)

   Time Warner's Current Report on Form 8-K dated August 3, 1999 (filing date of September 17, 1999)

   Time Warner's Current Report on Form 8-K dated January 10, 2000 (filing date of January 14, 2000)

   Time Warner's Current Report on Form 8-K dated January 23, 2000 (filing date of January 28, 2000)

   Time Warner's Current Report on Form 8-K dated February 2, 2000 (filing date of February 10, 2000)

   Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement-prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement-prospectus to the extent that a statement contained in this joint proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement- prospectus.

   The documents incorporated by reference into this joint proxy statement-prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement-prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this joint proxy statement-prospectus are not themselves specifically incorporated by reference in this joint proxy statement-prospectus, then the exhibits will not
be provided. Any request for documents should be made by [    ], 2000 to ensure
timely delivery of the documents.

   Requests for documents relating to America Online should be directed to:

   America Online, Inc., 22000 AOL Way Dulles, Virginia 20166-9323. Attention:
Investor Relations, telephone: (703) 265-2741. e-mail: AOL IR@aol.com
   Requests for documents relating to Time Warner should be directed to:

   Time Warner Inc., 75 Rockefeller Plaza, New York, New York 10019. Attention:
Shareholder Relations, telephone (212) 484-6971. e-mail: investrequest@twi.com.

   We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

   Judiciary Plaza          Citicorp Center           Seven World Trade Center
   Room 1024                500 West Madison Street   13th Floor New York,
   450 Fifth Street, N.W.   Suite 1400                New York 10048
   Washington, D.C. 20549   Chicago, Illinois 60661

   Reports, proxy statements and other information concerning America Online and Time Warner may be inspected at:

                          The New York Stock Exchange
                                20 Broad Street
                            New York, New York 10005

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at l-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

   AOL Time Warner has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to AOL Time Warner's stock to be issued in the merger. This joint proxy statement-prospectus constitutes the prospectus of AOL Time Warner filed as part of the registration statement. This joint proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

   If you have any questions about the merger, please call either America Online Investor Relations at (703) 265-2741 or Time Warner Investor Relations at (212) 484-6971.

   This joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement-prospectus nor any distribution of securities pursuant to this joint proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement-prospectus by reference or in our affairs since the date of this joint proxy statement-prospectus. The information contained in this joint proxy statement-prospectus with respect to America Online was provided by America Online and the information contained in this joint proxy statement-prospectus with respect to Time Warner was provided by Time Warner.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This joint proxy statement-prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement-prospectus referring to America Online, Time Warner and AOL Time Warner, and they may also be made a part of this joint proxy statement-prospectus by reference to other documents filed with the Securities and Exchange Commission by America Online and Time Warner, which is known as "incorporation by reference." These statements may include statements regarding the period following completion of the merger.

   Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger of America Online and Time Warner, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of America Online and Time Warner, the factors relating to the merger discussed under Risk Factors, among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include: relative value of AOL Time Warner stock and America Online's and Time Warner's stocks, the market's difficulty in valuing our new business model, the failure to realize the anticipated benefits of the merger, conflicts of interest of directors recommending the merger and adverse regulatory conditions. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this joint proxy statement-prospectus or the date of the document incorporated by reference in this joint proxy statement-prospectus. None of America Online, Time Warner or AOL Time Warner is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

   For additional information that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that America Online and Time Warner have filed with the Securities and Exchange Commission.

   All subsequent forward-looking statements attributable to America Online, Time Warner or AOL Time Warner or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                                    ANNEX I

                        DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ((S)) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one (1) or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ((S)) 251 (other than a merger effected pursuant to ((S)) 251(g) of this title), ((S)) 252, ((S)) 254, ((S)) 257, ((S)) 258, ((S)) 263 or
((S)) 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ((S)) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ((S))((S)) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ((S)) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to ((S)) 228 or ((S)) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

   Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

   Article VII of the Registrant's By-laws requires indemnification to the fullest extent permitted under Delaware law or any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise.

   The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and Article VII of the By-laws of the Registrant.

Item 21. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filled herewith or incorporated herein by reference:

 Exhibit No. Description
 ----------- -----------
    *2.1     Agreement and Plan of Merger, dated as of January 10, 2000, by and between America Online, Inc. and Time Warner Inc., including the
              Voting Agreement and the Stock Option Agreements.

 Exhibit No. Description
 ----------- -----------
     3.1     Certificate of Incorporation of the Registrant.


    *3.2     Form of Restated Certificate of Incorporation of the Registrant
              (included as Annex G to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).


    *3.3     Certificate of Designation of Series LMC Common Stock of the
              Registrant.


    *3.4     Certificate of Designation of Series LMCN-V Common Stock of the
              Registrant.


    *3.5     Certificate of Designation of Series E Preferred Stock of the
              Registrant.


    *3.6     Certificate of Designation of Series F Preferred Stock of the
              Registrant.


    *3.7     Certificate of Designation of Series I Preferred Stock of the
              Registrant.


    *3.8     Certificate of Designation of Series J Preferred Stock of the
              Registrant.


     3.9     By-laws of the Registrant.


    *3.10    Form of Restated By-laws of the Registrant (included as Annex H to the joint proxy statement-prospectus forming part of this
              Registration Statement and incorporated herein by reference).


    *5.1     Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
              regarding legality of securities being registered.


    *8.1     Opinion of Simpson Thacher & Bartlett regarding certain U.S.
              income tax aspects of the merger.


    *8.2     Opinion of Cravath, Swaine & Moore regarding certain U.S. income tax aspects of the merger.


   *23.1     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
              (included as part of its opinion filed as Exhibit 5.1 and
              incorporated herein by reference).


    23.2     Consents of Ernst & Young LLP.


   *23.3     Consent of Cravath, Swaine & Moore (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by
              reference).


   *23.4     Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by
              reference).


    23.5     Consent of Salomon Smith Barney Inc.


    23.6     Consent of Morgan Stanley & Co. Incorporated.


    24.1     Powers of Attorney (included on the signature page of this Form S-
              4 and incorporated herein by reference).


   *99.1     Opinion of Salomon Smith Barney Inc. (included as Annex E to the joint proxy statement-prospectus forming a part of this
              Registration Statement and incorporated herein by reference).


   *99.2     Opinion of Morgan Stanley & Co. Incorporated (included as Annex F to the joint proxy statement-prospectus forming a part of this
              Registration Statement and incorporated herein by reference).


   *99.3     Form of Proxy of America Online, Inc.


   *99.4     Form of Proxy of Time Warner Inc.


    99.5     Consent of Stephen M. Case to be named a director


    99.6     Consent of R.E. Turner to be named a director.


    99.7     Consent of Gerald M. Levin to be named a director.


    99.8     Consent of Robert W. Pittman to be named a director.


    99.9     Consent of Richard D. Parsons to be named a director.

--------
*  To be filed by amendment.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

     (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request; and

     (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

   Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 11, 2000.

                                          AOL Time Warner Inc.

                                                    /s/ J. Michael Kelly
                                          By: _________________________________
                                             Name:J. Michael Kelly
                                             Title:Executive Vice President
                                             and
                                             Chief Financial Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints J. Michael Kelly, Paul T. Cappuccio, Christopher
P. Bogart and Richard J. Bressler and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Gerald M. Levin           Chief Executive Officer     February 11, 2000
______________________________________  (principal executive
           Gerald M. Levin              officer)

         /s/ J. Michael Kelly          Chief Financial Officer,    February 11, 2000
______________________________________  Executive Vice President
           J. Michael Kelly             (principal financial and
                                        accounting officer) and
                                        Director

      /s/ Christopher P. Bogart        Vice President and          February 11, 2000
______________________________________  Director
        Christopher P. Bogart

       /s/ Richard J. Bressler         Director                    February 11, 2000
______________________________________
         Richard J. Bressler

        /s/ Paul T. Cappuccio          Vice President and          February 11, 2000
______________________________________  Director
          Paul T. Cappuccio

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
    *2.1     Agreement and Plan of Merger, dated as of January 10, 2000, by and between America Online, Inc. and Time Warner Inc., including the
              Voting Agreement and the Stock Option Agreements.


     3.1     Certificate of Incorporation of the Registrant.


    *3.2     Form of Restated Certificate of Incorporation of the Registrant
              (included as Annex G to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).

    *3.3     Certificate of Designation of Series LMC Common Stock of the
              Registrant.


    *3.4     Certificate of Designation of Series LMCN-V Common Stock of the
              Registrant.


    *3.5     Certificate of Designation of Series E Preferred Stock of the
              Registrant.


    *3.6     Certificate of Designation of Series F Preferred Stock of the
              Registrant.


    *3.7     Certificate of Designation of Series I Preferred Stock of the
              Registrant.


    *3.8     Certificate of Designation of Series J Preferred Stock of the
              Registrant.


     3.9     By-laws of the Registrant.


    *3.10    Form of Restated By-laws of the Registrant (included as Annex H to the joint proxy statement-prospectus forming a part of this
              Registration Statement and incorporated herein by reference).

    *5.1     Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
              regarding legality of securities being registered.


    *8.1     Opinion of Simpson Thacher & Bartlett regarding certain U.S.
              income tax aspects of the merger.


    *8.2     Opinion of Cravath, Swaine & Moore regarding certain U.S. income tax aspects of the merger.


   *23.1     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
              (included as part of its opinions filed as Exhibit 5.1 and incorporated herein by reference).


    23.2     Consents of Ernst & Young LLP.


   *23.3     Consent of Cravath, Swaine & Moore (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by
              reference).


   *23.4     Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by
              reference).


    23.5     Consent of Salomon Smith Barney Inc.


    23.6     Consent of Morgan Stanley & Co. Incorporated.


    24.1     Powers of Attorney (included on the signature page of this Form S-
              4 and incorporated herein by reference).


   *99.1     Opinion of Salomon Smith Barney Inc. (included as Annex E to the joint proxy statement-prospectus forming a part of this
              Registration Statement and incorporated herein by reference).


   *99.2     Opinion of Morgan Stanley & Co. Incorporated (included as Annex F to the joint proxy statement-prospectus forming a part of this
              Registration Statement and incorporated herein by reference).


   *99.3     Form of Proxy of America Online, Inc.


   *99.4     Form of Proxy of Time Warner Inc.


    99.5     Consent of Stephen M. Case to be named a director.


    99.6     Consent of R.E. Turner to be named a director.


    99.7     Consent of Gerald M. Levin to be named a director.


    99.8     Consent of Robert W. Pittman to be named a director.


    99.9     Consent of Richard D. Parsons to be named a director.

--------

* To be filed by amendment.